      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2001


                                                      REGISTRATION NO. 333-60456

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           JONES APPAREL GROUP, INC.

             (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                      6179                    06-0935166
 (State or other jurisdiction        (Primary Standard         (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                             250 RITTENHOUSE CIRCLE
                          BRISTOL, PENNSYLVANIA 19007
                                 (215) 785-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              IRA M. DANSKY, ESQ.
                           JONES APPAREL GROUP, INC.
                                 1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 536-9526

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             ALLEN FINKELSON, ESQ.                                   BRADLEY P. COST, ESQ.
             SCOTT A. BARSHAY, ESQ.                                          Torys
            Cravath, Swaine & Moore                                     237 Park Avenue
                Worldwide Plaza                                     New York, New York 10017
               825 Eighth Avenue                                         (212) 880-6000
            New York, New York 10019
                 (212) 474-1000

                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
               UPON COMPLETION OF THE MERGER REFERRED TO HEREIN.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED(1)             REGISTERED              UNIT                 PRICE          REGISTRATION FEE
Common Stock, par value $0.01 per share.....     4,409,814(2)              N/A            $175,297,900(3)        $43,825(4)


(1) This Registration Statement relates to securities of the registrant issuable to holders of common stock, par value $0.01 per share ("McNaughton common stock"), of McNaughton Apparel Group Inc., a Delaware corporation ("McNaughton"), pursuant to the proposed merger of McNaughton with and into MCN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the registrant.
(2) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 15,637,636, the aggregate number of shares of McNaughton common stock outstanding on May 2, 2001 (other than shares owned by McNaughton, MCN Acquisition Corp. or the registrant) or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed and (b) an assumed exchange ratio of
    0.2820 shares of the registrant's common stock for each share of McNaughton common stock.

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon (a) the market value of shares of McNaughton common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act, determined as the product of (i) $21.71, the average of the high and low prices per share of McNaughton common stock on May 2, 2001, as reported on The Nasdaq Stock Market, and (ii) 15,637,636, the aggregate number of shares of McNaughton common stock outstanding as of May 2, 2001 or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed, less (b) the cash to be paid by the registrant in connection with the exchange of such aggregate number of shares of McNaughton common stock.


(4) Previously paid.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [McNaughton LOGO]


                                                                    May 18, 2001


Dear Stockholder:


    You are cordially invited to attend the special meeting of stockholders of McNaughton Apparel Group Inc. to be held on Tuesday, June 19, 2001, at
9:00 a.m., local time, at McNaughton's offices at 1407 Broadway, 26th Floor, New York, New York.


    At the special meeting, we will ask you to consider and vote on the proposed merger of McNaughton with a subsidiary of Jones Apparel Group, Inc. In the merger, you will be entitled to receive $10.50 in cash and 0.2820 shares of Jones common stock per share of McNaughton common stock if the average of the closing prices of Jones common stock for the five consecutive trading days ending with the second trading day prior to, and excluding, the closing date is greater than or equal to $29.78 and less than or equal to $44.68. However, if the five-day average price is greater than $44.68, for each share of McNaughton common stock you will be entitled to receive $10.50 in cash and a fraction of a share of Jones common stock with a value equal to $12.60 based on the five-day average price, and if the five-day average price is less than $29.78, for each share of McNaughton common stock you will be entitled to receive $10.50 in cash and a fraction of a share of Jones common stock with a value equal to $8.40 based on the five-day average price.


    Jones common stock is listed on the New York Stock Exchange under the trading symbol "JNY" and on May 16, 2001, its closing price was $46.50 per share. If this closing price was the five-day average price referred to above, after completion of the merger you would have been entitled to receive $10.50 in cash and 0.2710 shares of Jones common stock, which together would have a total consideration value of $23.10 per share of McNaughton common stock. You will be entitled to receive cash for any fractional share of Jones common stock that you would otherwise be entitled to receive in the merger. You will not incur federal income tax as a result of the merger, except on cash received as part of the merger consideration and on any cash received for fractional shares or because of the exercise of appraisal rights.


    In order to complete the merger, the stockholders of McNaughton must adopt the merger agreement. The McNaughton board of directors has unanimously approved the merger agreement and recommends that you vote for the adoption of the merger agreement. Information about the proposed merger is contained in this proxy statement/prospectus. WE URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 12.

    Your vote is important, regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card, or you may attend the special meeting of stockholders. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

    I strongly support the proposed merger and join our board of directors in enthusiastically recommending that you vote for the adoption of the merger agreement.

                                               Sincerely,

                                               /s/ Peter Boneparth
                                               Peter Boneparth
                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Jones common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


    This proxy statement/prospectus is dated May 18, 2001, and is first being mailed to stockholders on or about May 21, 2001.

                         MCNAUGHTON APPAREL GROUP INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON JUNE 19, 2001


                            ------------------------

To the Stockholders of MCNAUGHTON APPAREL GROUP INC.:


    We will hold a special meeting of the stockholders of McNaughton Apparel Group Inc. on Tuesday, June 19, 2001, at 9:00 a.m., local time, at McNaughton's offices at 1407 Broadway, 26th Floor, New York, New York for the following purpose:


    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 13, 2001, among Jones Apparel Group, Inc., a direct wholly owned subsidiary of Jones and McNaughton Apparel
       Group Inc. In the merger, McNaughton will become a wholly owned subsidiary of Jones, and all outstanding shares of McNaughton common stock, other than any shares held by parties to the merger agreement or stockholders who perfect their statutory appraisal rights under Delaware law, will be converted into the right to receive an amount of cash and a number of shares of Jones common stock based on an exchange ratio to be calculated based on the average closing prices of Jones common stock shortly prior to the completion of the merger.

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


    These items of business are described in the attached proxy statement/prospectus. Only holders of record of shares of McNaughton common stock at the close of business on May 15, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.


    Your vote is very important, regardless of the number of shares you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the adoption of the merger agreement.

    Please do not send any stock certificates at this time.

    McNaughton stockholders who do not vote in favor of adoption of the merger agreement have the right to demand appraisal of their shares of McNaughton common stock and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A copy of the provision of Delaware law that grants appraisal rights and specifies the required procedures for demanding appraisal is attached to this proxy statement/prospectus as Annex C.

                                          By Order of the Board of Directors,
                                          Amanda J. Bokman
                                          SECRETARY


New York, New York
May 18, 2001

                             ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about Jones and McNaughton from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

        JONES APPAREL GROUP, INC.                MCNAUGHTON APPAREL GROUP INC.
          250 Rittenhouse Drive                       463 Seventh Avenue
            Bristol, PA 19007                         New York, NY 10018
      Attention: Investor Relations              Attention: Investor Relations
        Telephone: (215) 785-4000                  Telephone: (212) 947-2960


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY TUESDAY, JUNE 12, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.



    See "Where You Can Find More Information" on page 67.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      2
  The Companies.............................................      2
  General...................................................      2
  The Special Meeting.......................................      5
  The Merger Agreement......................................      5
  Stock Price and Dividend Information......................      8
  Comparative Per Share Information.........................      9
  Selected Historical Consolidated Financial Data of
    Jones...................................................     10
  Selected Historical Consolidated Financial Data of
    McNaughton..............................................     11
RISK FACTORS................................................     12
THE SPECIAL MEETING.........................................     16
  Proxy Statement/Prospectus................................     16
  Date, Time and Place......................................     16
  Purpose of Special Meeting................................     16
  Record Date; Stock Entitled to Vote; Quorum...............     16
  Vote Required.............................................     16
  Voting by McNaughton Directors and Executive Officers.....     16
  Voting of Proxies.........................................     17
  Revocation of Proxies.....................................     17
  Solicitation of Proxies...................................     17
THE MERGER..................................................     18
  Background of the Merger..................................     18
  Reasons for the Merger....................................     20
  Recommendation of the McNaughton Board of Directors.......     21
  Opinion of Merrill Lynch, Pierce, Fenner & Smith
    Incorporated............................................     22
  Interests of Certain Persons in the Merger................     30
  Accounting Treatment......................................     33
  Form of the Merger........................................     33
  Merger Consideration......................................     33
  Conversion of Shares; Procedures for Exchange of
    Certificates; Fractional Shares.........................     33
  Effective Time of the Merger..............................     34
  Stock Exchange Listing of Jones Common Stock..............     34
  Delisting and Deregistration of McNaughton Common Stock...     35
  Material United States Federal Income Tax Consequences of
    the Merger..............................................     35
  Regulatory Matters........................................     37
  Employee Benefits Matters.................................     37
  Treatment of McNaughton Stock Options.....................     38
  Resale of Jones Common Stock..............................     39
  Tender Offer for McNaughton Senior Notes..................     39
  Appraisal Rights..........................................     40
THE MERGER AGREEMENT........................................     43
COMPARATIVE STOCK PRICES AND DIVIDENDS......................     52
DESCRIPTION OF JONES CAPITAL STOCK..........................     53
  Total Shares..............................................     53
  Common Stock..............................................     53
  Preferred Stock...........................................     53

                                                                PAGE
                                                              --------
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF JONES AND
  MCNAUGHTON................................................     54
  Capitalization............................................     54
  Voting Rights.............................................     54
  Number and Election of Directors..........................     54
  Vacancies on the Board of Directors and Removal of
    Directors...............................................     55
  Approval of Mergers and Other Significant Transactions....     55
  Appraisal Rights..........................................     57
  Amendments to Articles/Certificate of Incorporation.......     57
  Amendments to By-Laws.....................................     58
  Stockholder Action by Written Consent.....................     58
  Special Stockholder Meetings..............................     59
  Fiduciary Duties of Directors.............................     59
  Limitation of Personal Liability of Directors.............     60
  Indemnification of Directors and Officers.................     60
  Dividends.................................................     61
  Anti-Takeover Provisions..................................     62
  Stockholder Rights Plan...................................     63
  Rights of Inspection......................................     65
  Liquidation Rights........................................     65
  Case Law and Court Systems................................     65
LEGAL MATTERS...............................................     66
EXPERTS.....................................................     66
STOCKHOLDER PROPOSALS.......................................     66
OTHER MATTERS...............................................     67
WHERE YOU CAN FIND MORE INFORMATION.........................     67
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     69

Annexes
  Annex A--Agreement and Plan of Merger.....................    A-1
  Annex B--Opinion of Merrill Lynch, Pierce, Fenner & Smith
    Incorporated............................................    B-1
  Annex C-- Section 262 of the General Corporation Law of
  the State of Delaware
           (Appraisal Rights)...............................    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN TO MCNAUGHTON AS A RESULT OF THE MERGER?

A: If the merger is completed, McNaughton will become a wholly owned subsidiary of Jones.

Q: WHAT STOCKHOLDER APPROVAL IS NEEDED?

A: The affirmative vote of the holders of a majority of the outstanding shares of McNaughton common stock is required to adopt the merger agreement. No vote of Jones stockholders is required in connection with the merger.

Q: WHEN DO MCNAUGHTON AND JONES EXPECT THE MERGER TO BE COMPLETED?


A: McNaughton and Jones are working to complete the merger as quickly as possible. The companies expect to complete the merger by the end of June 2001.


Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: WHAT IF I DO NOT VOTE?

A. - If you fail to respond, it will have the same effect as a vote against the adoption of the merger agreement.

    - If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement.

    - If you respond and abstain from voting, your proxy will have the same effect as a vote against the adoption of the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of McNaughton at 463 Seventh Avenue, New York, NY 10018, before the special meeting. If your shares are held in an account at a brokerage firm or a bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person. However, merely attending the special meeting, without voting in person, will not revoke any proxy previously delivered by you.

Q: IF MY MCNAUGHTON SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
    BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your McNaughton shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

    MACKENZIE PARTNERS, INC.
    156 Fifth Avenue
    New York, NY 10010
    Telephone: (800) 322-2885

    or

    MCNAUGHTON APPAREL GROUP INC.
    Attention: Investor Relations
    463 Seventh Avenue
    New York, NY 10018
    Telephone: (212) 947-2960

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU, INCLUDING IN PARTICULAR THE COPY OF THE MERGER AGREEMENT AND THE OPINION OF MERRILL LYNCH THAT ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEXES A AND B, RESPECTIVELY. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT JONES AND MCNAUGHTON INTO THIS PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 67.


                                 THE COMPANIES

MCNAUGHTON APPAREL GROUP INC.
463 Seventh Avenue
New York, NY 10018
(212) 947-2960

    McNaughton designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. McNaughton's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. McNaughton markets its products under its nationally known labels, including NORTON MCNAUGHTON-REGISTERED TRADEMARK-, NORTON STUDIO-REGISTERED TRADEMARK-, ERIKA-REGISTERED TRADEMARK-,
ENERGIE-REGISTERED TRADEMARK-, CURRANTS-REGISTERED TRADEMARK- and JAMIE SCOTT-REGISTERED TRADEMARK-.

JONES APPAREL GROUP, INC.
250 Rittenhouse Circle
Keystone Park
Bristol, PA 19007
(215) 785-4000

    Jones is a leading designer and marketer of branded apparel, footwear and accessories. Jones' nationally recognized brands include: JONES NEW YORK-REGISTERED TRADEMARK-; LAUREN BY RALPH LAUREN-REGISTERED TRADEMARK-, RALPH BY RALPH LAUREN-REGISTERED TRADEMARK- and POLO JEANS
COMPANY-REGISTERED TRADEMARK-, which are licensed from Polo Ralph Lauren Corporation; EVAN-PICONE-REGISTERED TRADEMARK-; RENA
ROWAN-REGISTERED TRADEMARK-; TODD OLDHAM-REGISTERED TRADEMARK-; NINE WEST-REGISTERED TRADEMARK-; EASY SPIRIT-REGISTERED TRADEMARK-; ENZO ANGIOLINI-REGISTERED TRADEMARK-; BANDOLINO-REGISTERED TRADEMARK-; NAPIER-REGISTERED TRADEMARK-; and JUDITH JACK-REGISTERED TRADEMARK-. Jones also markets costume jewelry under the TOMMY HILFIGER-REGISTERED TRADEMARK- brand licensed from Tommy Hilfiger Corporation and the GIVENCHY-REGISTERED TRADEMARK-brand licensed from Givenchy Corporation. Celebrating more than 30 years of service, Jones has built a reputation for excellence in product quality and value, and in operational execution.

                                    GENERAL

WHAT MCNAUGHTON STOCKHOLDERS WILL BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER (PAGE 33)

    Pursuant to the merger, for each share of McNaughton common stock that they own, McNaughton stockholders will be entitled to receive $10.50 in cash and a fraction of a share of Jones common stock, based on an exchange ratio. The exchange ratio is based on the average of the closing prices of Jones common stock on the New York Stock Exchange for the five consecutive trading days ending with the second trading day prior to, and excluding, the closing date and will be calculated as follows:

    - if the five-day average price of Jones common stock as calculated above is greater than or equal to $29.78 and less than or equal to $44.68, the exchange ratio will equal 0.2820,

    - if the five-day average price is greater than $44.68, the exchange ratio will equal $12.60 divided by the five-day average price, and

    - if the five-day average price is less than $29.78, the exchange ratio will equal $8.40 divided by the five-day average price.

    This means that the value of the portion of the merger consideration consisting of shares of Jones common stock (based on the five-day average price) will never be less than $8.40 or greater than $12.60, and, therefore, the total merger consideration will never be less than $18.90 or greater than $23.10. McNaughton stockholders will be entitled to receive cash for any fractional shares of Jones common stock which they would otherwise be entitled to receive pursuant to the merger.

    On May 16, 2001, Jones common stock closed at $46.50 per share on the New York Stock Exchange. If this were the five-day average price of Jones common stock described above, then, because the five-day average price is greater than $44.68, the exchange ratio would be equal to 0.2710, and McNaughton stockholders would be entitled to receive 0.2710 of a share of Jones common stock plus $10.50 in cash in exchange for each share of McNaughton common stock. Based on the five-day average price of Jones common stock, this would result in McNaughton stockholders receiving a total value of $23.10 for each share of McNaughton common stock.


    Set forth below is a table showing a range of prices of Jones common stock and, for each price, the corresponding exchange ratio and total value of the merger consideration for each share of McNaughton common stock (based on the applicable five-day average price of Jones common stock). The total value of the merger consideration for each share of McNaughton common stock is the sum of the values of the stock portion and cash portion of the merger consideration.

                                                                   TOTAL VALUE OF
                                     VALUE OF                          MERGER
       AVERAGE                         STOCK       VALUE OF CASH   CONSIDERATION
    CLOSING PRICE                   PORTION OF      PORTION OF     FOR EACH SHARE
      OF JONES          EXCHANGE      MERGER          MERGER       OF MCNAUGHTON
    COMMON STOCK         RATIO     CONSIDERATION   CONSIDERATION    COMMON STOCK
---------------------   --------   -------------   -------------   --------------
       $50.00            0.2520        $12.60          $10.50          $23.10
        49.00            0.2571         12.60           10.50           23.10
        48.00            0.2625         12.60           10.50           23.10
        47.00            0.2681         12.60           10.50           23.10
        46.00            0.2739         12.60           10.50           23.10
        45.00            0.2800         12.60           10.50           23.10
---------------------------------------------------------------------------------
        44.68            0.2820         12.60           10.50           23.10
---------------------------------------------------------------------------------
        44.00            0.2820         12.41           10.50           22.91
        43.00            0.2820         12.13           10.50           22.63
        42.00            0.2820         11.84           10.50           22.34
        41.00            0.2820         11.56           10.50           22.06
        40.00            0.2820         11.28           10.50           21.78
        39.00            0.2820         11.00           10.50           21.50
        38.00            0.2820         10.72           10.50           21.22
---------------------------------------------------------------------------------
        37.23            0.2820         10.50           10.50           21.00
---------------------------------------------------------------------------------
        37.00            0.2820         10.43           10.50           20.93
        36.00            0.2820         10.15           10.50           20.65
        35.00            0.2820          9.87           10.50           20.37
        34.00            0.2820          9.59           10.50           20.09
        33.00            0.2820          9.31           10.50           19.81
        32.00            0.2820          9.02           10.50           19.52
        31.00            0.2820          8.74           10.50           19.24
        30.00            0.2820          8.46           10.50           18.96
---------------------------------------------------------------------------------
        29.78            0.2820          8.40           10.50           18.90
---------------------------------------------------------------------------------
        29.00            0.2897          8.40           10.50           18.90
        28.00            0.3000          8.40           10.50           18.90
        27.00            0.3111          8.40           10.50           18.90
        26.00            0.3231          8.40           10.50           18.90
        25.00            0.3360          8.40           10.50           18.90
        24.00            0.3500          8.40           10.50           18.90

    The market value of Jones common stock on the day the merger is completed may be different than the five-day average price of Jones common stock used in determining the exchange ratio. As a result, the market value on the closing date of the shares of Jones common stock that you receive pursuant to the merger may be more or less than the value indicated on the table above.

OWNERSHIP OF JONES FOLLOWING THE MERGER


    Based on the number of outstanding shares of McNaughton common stock on the record date and the closing price of Jones common stock on May 16, 2001, McNaughton stockholders will be entitled to receive approximately 2,709,737 shares of Jones common stock pursuant to the merger. Based on that number and on the number of outstanding shares of Jones common stock on May 16, 2001, McNaughton stockholders will be entitled to own approximately 2.2% of the outstanding shares of Jones common stock following the merger.


APPRAISAL RIGHTS (PAGE 40)

    McNaughton stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of McNaughton common stock as determined by the Delaware Chancery Court. The fair value of shares of McNaughton common stock as determined by the Delaware Chancery Court may be more or less than or the same as the value of the merger consideration to be paid to McNaughton stockholders who do not exercise appraisal rights. To exercise appraisal rights, McNaughton stockholders must not vote in favor of adoption of the merger agreement and must precisely follow specific procedures, or the appraisal rights may be lost. These procedures are described in this proxy statement/prospectus, and the relevant provision of Delaware law is attached as Annex C.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 35)

    The merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, so that holders of McNaughton common stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except to the extent of any cash received as part of the merger consideration and any cash received instead of fractional shares of Jones common stock or because of the exercise of appraisal rights. The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for United States federal income tax purposes. Under certain circumstances, the Jones common stock portion of the merger consideration may be increased and the cash portion of the merger consideration may be decreased in order to enable such legal opinions to be delivered and the merger to qualify as a reorganization for federal income tax purposes.

    TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS (PAGE 21)

    The McNaughton board of directors has declared that the merger and the merger agreement are advisable and in the best interests of McNaughton stockholders and unanimously voted to approve the merger agreement and unanimously recommends that the stockholders vote "FOR" the adoption of the merger agreement.

FAIRNESS OPINION OF FINANCIAL ADVISOR (PAGE 22)

    In deciding to approve the merger, the McNaughton board of directors considered the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated April 13, 2001, that the merger consideration to be received by McNaughton stockholders other than Jones and its affiliates pursuant to the merger is fair from a financial point of view to those stockholders. The full text of the Merrill Lynch opinion is attached as Annex B to this proxy statement/prospectus. YOU ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 30)
    In considering the recommendation of the McNaughton board of directors in favor of adoption of the merger agreement, McNaughton stockholders should be aware that several McNaughton directors and executive officers have interests in the merger that are different from, or in addition to, the interests of McNaughton stockholders generally. The McNaughton board of directors was aware of and considered these interests when it considered and approved the merger agreement. These interests include:

    - the continuance of directors' and officers' liability insurance, rights of indemnification and advancement of expenses, in each case, for the benefit of current and former McNaughton directors and executive officers,

    - the payment of $60,000 to each non-employee director of McNaughton in recognition of their services to McNaughton, including in connection with the proposed merger, and

    - the accelerated vesting of all stock options of McNaughton, including stock options held by McNaughton directors and executive officers.

    In addition, Jones has entered into an employment agreement dated as of April 13, 2001 with Peter Boneparth, who is currently Chairman, Chief Executive Officer and President of McNaughton. The employment agreement provides that Jones will employ Mr. Boneparth as Chief Executive Officer and President of McNaughton for three years following the merger. The merger agreement and employment agreement further provide that the Jones board of directors will take all action necessary to elect Mr. Boneparth as a member of the Jones board of directors effective after the merger.

    Finally, Amanda J. Bokman, McNaughton's Chief Financial Officer, will receive $400,000 upon closing of the merger in lieu of the bonus otherwise payable to Ms. Bokman for McNaughton's 2001 fiscal year and $300,000 under specified circumstances following the closing of the merger.

MATERIAL DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF COMMON STOCK OF JONES AND MCNAUGHTON (PAGE 54)


    McNaughton stockholders, whose rights are currently governed by McNaughton's amended certificate of incorporation, amended by-laws and Delaware law, will, upon completion of the merger, become stockholders of Jones, and their rights will be governed by Jones' amended and restated articles of incorporation, amended by-laws and Pennsylvania law.

                         THE SPECIAL MEETING (PAGE 16)


    We will hold a special meeting of McNaughton stockholders on Tuesday, June 19, 2001, at 9:00 a.m., local time, at McNaughton's offices at 1407 Broadway, 26th Floor, New York, New York. At the special meeting, stockholders will be asked to adopt the merger agreement.


RECORD DATE; VOTING POWER (PAGE 16)


    McNaughton stockholders are entitled to vote at the special meeting if they owned shares of McNaughton common stock as of the close of business on May 15, 2001, the record date.



    On the record date, there were 9,999,030 shares of McNaughton common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of McNaughton common stock that they owned on the record date.


VOTE REQUIRED (PAGE 16)

    The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of McNaughton common stock outstanding on the record date.

VOTING BY MCNAUGHTON DIRECTORS AND EXECUTIVE OFFICERS (PAGE 16)


    On the record date, directors and executive officers of McNaughton owned and were entitled to vote 711,000 shares of McNaughton common stock, or approximately 7.1% of the shares of McNaughton common stock outstanding on the record date. The directors and executive officers of McNaughton have indicated that they intend to vote the McNaughton common stock owned by them in favor of the adoption of the merger agreement.



                         THE MERGER AGREEMENT (PAGE 43)


    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT BECAUSE IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER.


CONDITIONS TO THE MERGER (PAGE 43)


    Jones and McNaughton will complete the merger only if specified conditions are satisfied or waived, including the following:

    - the merger agreement must be adopted by McNaughton stockholders,

    - the shares of Jones common stock to be issued to McNaughton stockholders and optionholders as a result of the merger must be approved for listing on the New York Stock Exchange,

    - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any similar law must expire or terminate,

    - no temporary restraining order, injunction or other court order or decree or legal restraint or prohibition preventing completion of the merger may be in effect,

    - the absence of any stop order or proceeding seeking a stop order with respect to the registration statement on Form S-4 of which this proxy statement/ prospectus forms a part,

    - the representations and warranties in the merger agreement which are qualified as to materiality, including that there not have been a material adverse effect on McNaughton or Jones, must be true and correct, and those which are not so qualified must be true and correct in all material respects,

    - the obligations of each party in the merger agreement must be performed in all material respects, and

    - each party must receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization.

    In addition, Jones will complete the merger only if the following additional conditions are satisfied or waived:

    - Jones must receive from each affiliate of McNaughton an executed agreement relating to sales of Jones common stock received pursuant to the merger substantially in the form of Exhibit A to the merger agreement,

    - there must not be pending any suit, action or proceeding by any governmental entity seeking to restrain or prohibit the completion of the merger, or to materially limit the ownership, operation or control by Jones of McNaughton,

    - there must not be pending any suit, action or proceeding brought by any third party other than a governmental entity against McNaughton or any of its subsidiaries that could reasonably be expected to succeed, except for suits, actions or proceedings that could not reasonably be expected to have a material adverse effect on McNaughton, and

    - Jones must receive evidence that all consents and approvals of governmental entities required in connection with the merger agreement have been obtained, except those the failure of which to be obtained could not reasonably be expected to restrain or prohibit the completion of the merger or materially limit the ownership, operation or control by Jones of McNaughton in specified material respects.


TERMINATION OF THE MERGER AGREEMENT (PAGE 46)


    The merger agreement may be terminated at any time prior to completion of the merger, even if the merger agreement has been adopted by McNaughton stockholders:

    - by mutual written consent of Jones and McNaughton,

    - by either Jones or McNaughton, if the merger has not been completed by November 30, 2001,

    - by either Jones or McNaughton, if there exists a final and nonappealable restraining order, injunction or other court order or decree or other legal restraint or prohibition preventing completion of the merger,

    - by either Jones or McNaughton, if McNaughton stockholders do not adopt the merger agreement at a duly held stockholders meeting,

    - by either Jones or McNaughton, if the other party has breached any of its representations, warranties or covenants contained in the merger agreement, which breach would result in a failure of a condition to the merger to be satisfied and cannot or has not been cured within ten business days of notice,

    - by Jones, if the McNaughton board of directors or any committee of the McNaughton board of directors:

        - withdraws, or modifies in a manner adverse to Jones, or proposes publicly to withdraw or so modify, its recommendation of the merger agreement or the merger,

        - determines, or proposes publicly to determine, that the merger agreement or the merger is no longer advisable,

        - recommends, or proposes publicly to recommend, that McNaughton stockholders reject the merger agreement or the merger,

        - recommends, or proposes publicly to recommend, an alternative takeover proposal, or

        - fails to confirm its recommendation and declaration of advisability of the merger agreement and the merger within 15 business days after a request by Jones to do so is made following an alternative takeover proposal by a third party, or

    - by McNaughton at any time prior to obtaining McNaughton stockholder approval:

        - in response to an unsolicited bona fide binding written offer by a third party to acquire more than 50% of McNaughton common stock or all or substantially all the assets of McNaughton and its subsidiaries for consideration that the McNaughton board of directors determines in its good faith judgment, after consultation with a financial advisor, to have a higher value than the consideration to be received by McNaughton stockholders in connection with the merger, taking into account any changes to the terms of the merger agreement offered by Jones, and

        - provided that McNaughton may not so terminate until:

            - after the fourth business day after McNaughton notified Jones that it has received an unsolicited bona fide binding offer having a higher value as described above, and

            - McNaughton has paid to Jones the termination fee described below.


TERMINATION FEE (PAGE 46)


    The merger agreement provides that McNaughton will pay Jones a termination fee of $10 million if:

    - Jones or McNaughton terminates the merger agreement under any of the circumstances described in the last two bullet points above under "--Termination of the Merger Agreement" or

    - the merger agreement is terminated by Jones or McNaughton if:

        - the termination was due to:

            - McNaughton stockholders failing to adopt the merger agreement, or

            - the merger failing to be completed by November 30, 2001,

        - prior to such termination, a third party made a proposal to acquire assets or businesses that constitute 20% or more of the total revenue, operating income, EBITDA or assets of McNaughton and its subsidiaries, taken as a whole, or 20% or more of the McNaughton common stock or capital stock or other equity or voting interests in subsidiaries of McNaughton holding those assets or businesses, and

        - within 12 months of the termination of the merger agreement, McNaughton consummates or enters into an agreement with a third party providing for the acquisition of assets or businesses that constitute 35% or more of the total revenue, operating income, EBITDA or assets of McNaughton and its subsidiaries, taken as a whole, or 35% or more of the McNaughton common stock or capital stock or other equity or voting interests in subsidiaries of McNaughton holding those assets or businesses.


REGULATORY MATTERS (PAGE 37)



    United States antitrust laws prohibit Jones and McNaughton from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and a required waiting period has ended. Jones and McNaughton each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on May 14, 2001 and have requested an early termination of the required waiting period. If early termination of the required waiting period is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will expire at 11:59 p.m. on June 13, 2001.

EXPENSES (PAGE 47)


    Each of Jones and McNaughton will bear all expenses it incurs in connection with the merger, except that Jones and McNaughton will share equally the expenses of filing with the Securities and Exchange Commission the registration statement of which this proxy statement/ prospectus is a part and the printing and mailing of this proxy statement/prospectus.


                 STOCK PRICE AND DIVIDEND INFORMATION (PAGE 52)


    Shares of Jones common stock are listed on the New York Stock Exchange. Shares of McNaughton common stock are listed on The Nasdaq Stock Market. The following table presents:
    - the ten-day average sale price or last reported sale price, as applicable, of one share of Jones common stock, as reported on the New York Stock Exchange Composite Transaction Tape,

    - the ten-day average sale price or last reported sale price, as applicable, of one share of McNaughton common stock, as reported on The Nasdaq Stock Market, and

    - the value of the consideration to be paid for one share of McNaughton common stock on an equivalent per share basis,


in each case on April 12, 2001, the last full trading day before the execution of the merger agreement, and on May 16, 2001, the last practicable day for which such information could be calculated before the date of this proxy statement/prospectus, and assuming that the merger had been completed on these dates. The equivalent per share data for McNaughton common stock has been determined by multiplying the ten-day average sale price or last reported sale price, as applicable, of one share of Jones common stock on each of these dates by the applicable exchange ratio for the stock portion of the merger consideration and adding $10.50, the cash portion of the merger consideration, to that product.



                                                       EQUIVALENT PRICE
                                JONES     MCNAUGHTON      PER SHARE
                                COMMON      COMMON      OF MCNAUGHTON
DATE                            STOCK       STOCK        COMMON STOCK
----                           --------   ----------   ----------------
Average sale price for the
ten trading days up to and
including April 12, 2001.....   $37.23      $16.23          $21.00

April 12, 2001...............    35.95       17.40           20.64

May 16, 2001.................    46.50       22.10           23.10


    Jones has never paid cash dividends to its stockholders and does not anticipate paying cash dividends in the foreseeable future. McNaughton has not paid cash dividends to its stockholders since its initial public offering in March 1994.

                       COMPARATIVE PER SHARE INFORMATION

    The following table shows per share data regarding the earnings and book value of Jones and McNaughton. All per share data of Jones has been restated to account for Jones' two-for-one stock splits in 1998 and 1996. Jones completed its acquisitions of Sun Apparel, Inc. on October 2, 1998, Nine West Group Inc. on June 15, 1999 and Victoria + Co Ltd. on July 31, 2000, respectively. The results of operations of Sun, Nine West and Victoria are included in Jones' operating results from the applicable dates of acquisition. Jones' fiscal year ends on December 31 and McNaughton's fiscal year ends on October 31, if that is a Saturday, or otherwise on the first Saturday following October 31.


    THE FOLLOWING UNAUDITED COMPARATIVE PER SHARE DATA IS DERIVED FROM THE HISTORICAL AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF JONES AND MCNAUGHTON. YOU SHOULD READ THE INFORMATION IN THIS SECTION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES OF JONES AND MCNAUGHTON THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 67.


                                                                      AT OR FOR THE
                                        AT OR FOR THE YEAR ENDED   FISCAL QUARTER ENDED
                                           DECEMBER 31, 2000          APRIL 7, 2001
                                        ------------------------   --------------------
                                                                       (UNAUDITED)
JONES--HISTORICAL
  Basic earnings per share............           $ 2.54                   $ 0.80
  Diluted earnings per share..........             2.48                     0.75
  Book value per share................            12.30                    12.93

                                                                      AT OR FOR THE
                                        AT OR FOR THE YEAR ENDED   THIRTEEN WEEKS ENDED
                                            NOVEMBER 4, 2000         FEBRUARY 3, 2001
                                        ------------------------   --------------------
                                                                       (UNAUDITED)
MCNAUGHTON--HISTORICAL
  Basic earnings per share before
    extraordinary item................           $ 3.39                   $ 0.10
  Diluted earnings per share before
    extraordinary item................             3.05                     0.09
  Book value per share................            10.81                    10.83

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JONES


    The following selected historical financial data of Jones for each of the five years in the period ended December 31, 2000 is derived from audited consolidated financial statements of Jones incorporated by reference in this proxy statement/prospectus. The financial data of Jones for and as of the fiscal quarter ended April 7, 2001 and April 2, 2000 has been derived from the unaudited financial statements of Jones incorporated by reference in this proxy statement/prospectus. In the opinion of Jones' management, all normal and recurring adjustments and accruals considered necessary for a fair presentation of such information for the unaudited interim periods have been included. The operating results for the fiscal quarter ended April 7, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001. All per share data has been restated to account for Jones' two-for-one stock splits in 1998 and 1996. Jones completed its acquisitions of Sun Apparel, Inc. on October 2, 1998, Nine West Group Inc. on June 15, 1999 and Victoria + Co Ltd. on July 31, 2000, respectively. The results of operations of Sun, Nine West and Victoria are included in Jones' operating results from the applicable dates of acquisition.



    YOU SHOULD READ THE INFORMATION IN THIS SECTION IN CONJUNCTION WITH JONES' HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 67.



                                                                                                            AT OR FOR THE
                                                                                                        FISCAL QUARTER ENDED
                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,           -------------------------
                                               ----------------------------------------------------    APRIL 7,      APRIL 2,
                                                 2000       1999       1998       1997       1996        2001          2000
                                               --------   --------   --------   --------   --------   -----------   -----------
                                                                                                      (UNAUDITED)   (UNAUDITED)
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues...................................   $4,143     $3,151     $1,685     $1,388     $1,034      $1,071        $1,082
  Operating income...........................      605        378        262        197        130         180           144
  Net income.................................   $  302     $  188     $  155     $  122     $   81      $   96        $   71
                                                ======     ======     ======     ======     ======      ======        ======
  Earnings per share--basic..................   $ 2.54     $ 1.65     $ 1.52     $ 1.17     $ 0.77      $ 0.80        $ 0.59
  Earnings per share--diluted................     2.48       1.60       1.47       1.13       0.75        0.75          0.58
  Dividends declared per common share........       --         --         --         --         --          --            --

BALANCE SHEET DATA:
  Working capital............................   $  295     $  469     $  458     $  331     $  294      $  802        $  391
  Total assets...............................    2,979      2,792      1,189        581        488       3,238         3,016
  Total debt (including capital lease
    obligations).............................    1,076      1,101        421         32         15       1,219         1,366
  Stockholders' equity.......................    1,477      1,241        594        436        377       1,550         1,196

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MCNAUGHTON

    The following selected historical financial data of McNaughton for and as of the end of each of the fiscal years in the five fiscal year period ended November 4, 2000 is derived from audited historical consolidated financial statements of McNaughton incorporated by reference in this proxy statement/ prospectus. The financial data for McNaughton for and as of the end of the thirteen weeks ended February 3, 2001 and February 5, 2000 has been derived from the unaudited financial statements of McNaughton incorporated by reference in this proxy statement/prospectus. In the opinion of McNaughton's management, all normal and recurring adjustments and accruals considered necessary for a fair presentation of such information for the unaudited interim periods have been included. The operating results for the thirteen weeks ended February 3, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending November 3, 2001.


    YOU SHOULD READ THE INFORMATION IN THIS SECTION IN CONJUNCTION WITH MCNAUGHTON'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 67.


                                                   AT OR FOR THE FISCAL YEAR ENDED(1)
                                ------------------------------------------------------------------------
                                NOVEMBER 4,    NOVEMBER 6,    OCTOBER 31,    NOVEMBER 1,    NOVEMBER 2,
                                    2000           1999           1998           1997           1996
                                ------------   ------------   ------------   ------------   ------------

                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:

  Net sales...................    $506,289       $407,812       $344,604       $218,782       $220,823
  Income (loss) from
    operations................      65,421         34,615         13,566         (5,773)(3)      4,781
  Income (loss) before
    extraordinary item........      26,881          8,531            448         (4,705)(3)      1,524
  Net income (loss)...........      26,881          8,531           (713)(2)     (4,705)(3)      1,524
  Basic earnings per share:
    Income (loss) before
      extraordinary item......    $   3.39       $   1.15       $   0.06       $  (0.63)(3)   $   0.20
                                  ========       ========       ========       ========       ========

    Net income (loss).........    $   3.39       $   1.15       $  (0.10)(2)   $  (0.63)(3)   $   0.20
                                  ========       ========       ========       ========       ========
  Diluted earnings per share:
    Income (loss) before
      extraordinary item......    $   3.05       $   1.11       $   0.06       $  (0.63)(3)   $   0.20
                                  ========       ========       ========       ========       ========

    Net income (loss).........    $   3.05       $   1.11       $  (0.10)(2)   $  (0.63)(3)   $   0.20
                                  ========       ========       ========       ========       ========

BALANCE SHEET DATA:

  Working capital.............    $ 33,193       $ 93,607       $103,984       $ 39,312       $ 40,057
  Total assets................     431,312        228,098        201,589        118,762         61,109
  Long-term debt, excluding
    current portion...........     194,000        125,000        125,000         12,000             --
  Stockholders' equity........     105,479         50,067         41,470         42,163         48,286

                                       AT OR FOR THE
                                   THIRTEEN WEEKS ENDED
                                ---------------------------
                                FEBRUARY 3,    FEBRUARY 5,
                                    2001           2000
                                ------------   ------------
                                (UNAUDITED)    (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Net sales...................    $103,326       $ 87,718
  Income (loss) from
    operations................       9,930          7,722
  Income (loss) before
    extraordinary item........         941          2,117
  Net income (loss)...........         393(4)       2,117
  Basic earnings per share:
    Income (loss) before
      extraordinary item......    $   0.10       $   0.29
                                  ========       ========
    Net income (loss).........    $   0.04(4)    $   0.29
                                  ========       ========
  Diluted earnings per share:
    Income (loss) before
      extraordinary item......    $   0.09       $   0.27
                                  ========       ========
    Net income (loss).........    $   0.04(4)    $   0.27
                                  ========       ========
BALANCE SHEET DATA:
  Working capital.............    $ 34,309       $ 96,359
  Total assets................     434,463        217,641
  Long-term debt, excluding
    current portion...........     194,000        125,000
  Stockholders' equity........     106,597         51,412

------------------------------

(1) McNaughton operates on a 52 or 53-week fiscal year. McNaughton's fiscal year ends on October 31, if such date falls on a Saturday, or the first Saturday following October 31. Data for the fiscal year ended November 1, 1997 reflects the acquisition of Miss Erika, Inc. on September 30, 1997. Data for the fiscal year ended October 31, 1998 reflects the acquisition of Jeri-Jo Knitwear, Inc. on June 18, 1998. Data for all fiscal years shown include the results of operations for 52 weeks, except the fiscal year ended
    November 6, 1999, which was a 53-week fiscal year.

(2) Reflects net loss after extraordinary item of approximately $1.2 million, or $0.16 per share. As a result of the repayment of long-term indebtedness in June 1998, McNaughton wrote off the remaining unamortized balance of deferred financing costs of approximately $2.0 million.

(3) Loss from operations for fiscal year 1997 includes special charges of approximately $9.4 million. On an after-tax basis, such special charges aggregated $5.5 million, or $0.73 per share.

(4) Reflects net income after extraordinary item of approximately $548,000, or $0.06 and $0.05 per share on a basic and diluted basis, respectively. As the result of the repayment of long-term indebtedness in November 2000, McNaughton wrote off the remaining unamortized balance of deferred financing costs of approximately $913,000.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED BELOW IN DECIDING WHETHER TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    THE VALUE OF THE STOCK PORTION OF THE MERGER CONSIDERATION YOU ARE BEING OFFERED WILL VARY BASED ON CHANGES IN THE PRICE OF JONES COMMON STOCK. Upon completion of the merger, each share of McNaughton common stock will be converted into the right to receive $10.50 in cash and a fraction of a share of Jones common stock based on an exchange ratio. If the average of the closing sale prices of Jones common stock on the New York Stock Exchange for the five consecutive trading days ending with the second trading day prior to, and excluding, the closing date is greater than or equal to $29.78 and less than or equal to $44.68, then the exchange ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of Jones common stock. Any change in the price of Jones common stock will affect the value McNaughton stockholders will be entitled to receive pursuant to the merger. Furthermore, the value of the shares of Jones common stock being offered is fixed at $12.60 to the extent the five-day average price of Jones common stock is greater than $44.68 and is fixed at $8.40 to the extent the five-day average price of Jones common stock is less than $29.78. This means that McNaughton stockholders are protected from the decline of the five-day average price of Jones common stock below $29.78 but will not benefit from any increase of the five-day average price of Jones common stock above $44.68.

    THE PRICE OF JONES COMMON STOCK AT THE CLOSING OF THE MERGER MAY VARY FROM ITS PRICES ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND ON THE DATE OF THE SPECIAL MEETING AND FROM THE FIVE-DAY AVERAGE PRICE REFERRED TO ABOVE. The price of Jones common stock may vary as a result of changes in the business, operations or prospects of Jones, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the price of Jones common stock on or before the date of the special meeting may not be indicative of its prices during the period between the special meeting and the date the merger is completed. In addition, the price of Jones common stock at the closing of the merger may vary from the five-day average price on which the exchange ratio will be based. As a result, the market value on the closing date of the shares of Jones common stock that you receive pursuant to the merger may be more or less than the value based on the five-day average. We urge McNaughton stockholders to obtain current market prices for Jones common stock.

    THE SUCCESSFUL INTEGRATION OF JONES AND MCNAUGHTON FOLLOWING THE MERGER WILL PRESENT SIGNIFICANT CHALLENGES. Jones and McNaughton believe that the merger presents opportunities to achieve cost savings, including those in connection with distribution, sourcing, marketing and overhead reductions. The failure to integrate McNaughton and Jones successfully, and to manage the challenges presented by the integration process successfully, may prevent Jones and McNaughton from achieving these anticipated cost savings.

    THE PRICE OF JONES COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF MCNAUGHTON COMMON STOCK. Upon completion of the merger, holders of McNaughton common stock will become holders of Jones common stock. Jones' business differs from that of McNaughton, and Jones' results of operations, as well as the price of Jones common stock, may be affected by factors different from those affecting McNaughton's results of operations and the price of McNaughton common stock. For a discussion of Jones' and McNaughton's businesses and certain factors to consider in connection with such businesses, we refer you to the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Jones and McNaughton have filed with the Securities and Exchange Commission. See "Where You Can Find More Information".

    APPAREL, FOOTWEAR AND ACCESSORIES COMPANIES, LIKE JONES, FACE COMPETITION ON MANY FRONTS INCLUDING THE FOLLOWING:

    - establishing and maintaining favorable brand recognition,

    - developing products that appeal to consumers,

    - pricing products appropriately,

    - providing strong marketing support, and

    - obtaining access to retail outlets and sufficient floor space.

    There is intense competition in the sectors of the apparel industry in which Jones participates. Jones competes with many other manufacturers, some of which are larger and have greater resources. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on Jones.

    FASHION TRENDS ARE CONSTANTLY CHANGING. Customer tastes and fashion trends can change rapidly. Jones may not be able to anticipate, gauge or respond to such changes in a timely manner. If Jones misjudges the market for its products or product groups, it may be faced with a significant amount of unsold finished goods inventory, which could have a material adverse effect on Jones.

    THE APPAREL, FOOTWEAR AND ACCESSORIES INDUSTRIES ARE HIGHLY CYCLICAL. Negative economic trends, over which Jones has no control, that depress the level of consumer spending could have a material adverse effect on Jones. Purchases of apparel, footwear and related goods often decline during recessionary periods when disposable income is low. In such an environment, Jones may increase the number of promotional sales, which could further adversely affect its profitability.

    THE CONCENTRATION OF JONES' CUSTOMERS COULD ADVERSELY AFFECT ITS BUSINESS. Jones' ten largest customers, principally department stores, accounted for approximately 56% of sales in 2000. While no single customer accounted for more than 10% of Jones' net sales, certain of its customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of Jones' 2000 sales:

JONES' CUSTOMER                                               2000
---------------                                               ----
Federated Department Stores, Inc............................   14%

May Department Stores Company...............................   14%

Remainder of ten largest customers..........................   28%

    Jones believes that purchasing decisions are generally made independently by individual department stores within a commonly controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to Jones of such concentration increases. The loss of any of Jones' largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies listed above, could have a material adverse effect on Jones. Jones does not have long-term contracts with any of its customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with Jones at any time or, under certain circumstances, cancel or delay orders.

    SIGNIFICANT PORTIONS OF JONES' SALES AND PROFITS DEPEND ON CERTAIN OF ITS LICENSE AGREEMENTS WITH POLO RALPH LAUREN CORPORATION. The termination or non-renewal of Jones' exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on Jones. Jones' Lauren by Ralph Lauren and Polo Jeans Company businesses represent significant portions of its sales and profits. Jones sell products bearing those trademarks, as well as the Ralph by Ralph Lauren trademark, under exclusive licenses from affiliates of Polo Ralph Lauren Corporation.

    The Lauren by Ralph Lauren license expires on December 31, 2006. There is no presently existing right or obligation to renew the Lauren by Ralph Lauren license after December 31, 2006.

    The Polo Jeans Company license expires on December 31, 2005 and may be renewed by Jones in five-year increments for up to 25 additional years, if certain minimum sales levels in certain years are met. Polo Jeans Company sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season. In addition, renewal of the Polo Jeans Company license after 2010 requires a one-time payment by Jones of $25 million or, at its option, a transfer of a 20% interest in its Polo Jeans Company business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase Jones' Polo Jeans Company business at the end of 2010 for a purchase price, payable in cash, equal to 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans Company license through December 31, 2030.

    In addition to the provisions described above, the licenses contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

    THE EXTENT OF JONES' FOREIGN OPERATIONS AND MANUFACTURING MAY ADVERSELY AFFECT JONES' DOMESTIC BUSINESS. In 2000, approximately 73% of Jones' apparel products were manufactured outside North America, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Nearly all of Nine West's products were manufactured outside of North America in 2000 as well. The following may adversely affect foreign operations:

    - political instability in countries where contractors and suppliers are located,

    - imposition of regulations and quotas relating to imports,

    - imposition of duties, taxes and other charges on imports,

    - significant fluctuation of the value of the dollar against foreign currencies, and

    - restrictions on the transfer of funds to or from foreign countries.

    As a result of Jones' substantial foreign operations, its domestic business is subject to the following risks:

    - quotas imposed by bilateral textile agreements between the United States and certain foreign countries,

    - reduced manufacturing flexibility because of geographic distance between Jones and its foreign manufacturers, increasing the risk that Jones may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product, and

    - violations by foreign contractors of labor and wage standards and resulting adverse publicity.

    FLUCTUATIONS IN THE PRICE, AVAILABILITY AND QUALITY OF RAW MATERIALS COULD CAUSE DELAY AND INCREASE COSTS. Fluctuations in the price, availability and quality of the fabrics or other raw materials used by Jones in its manufactured apparel and in the price of leather used to manufacture its footwear and accessories could have a material adverse effect on Jones' cost of sales or its ability to meet its customers' demands. Jones mainly uses cotton twill, wool, denim, and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in Jones' apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. Jones generally enters into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect Jones' costs and could affect its earnings. During the past few years, there have been increases in the price of leather, which generally were reflected in the selling price of Jones' footwear and accessories products. In the future, Jones may not be able to pass all or a portion of such higher raw materials prices on to its customers.

    JONES' RELIANCE ON INDEPENDENT MANUFACTURERS COULD CAUSE DELAY AND DAMAGE CUSTOMER RELATIONSHIPS. Jones relies upon independent third parties for the manufacture of most of its products. A manufacturer's failure to ship products to Jones in a timely manner or to meet the required quality standards could cause Jones to miss the delivery date requirements of its customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on Jones' business. Jones does not have long-term written agreements with any of its third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with Jones at any time.

    JONES DEPENDS ON KEY PERSONNEL TO MANAGE ITS BUSINESS. Jones' success depends upon the personal efforts and abilities of its senior executive officers, including Sidney Kimmel, its Chairman, Jackwyn Nemerov, its President, and Irwin Samelman, its Executive Vice President, Marketing, as well as the senior executive officers of its operating subsidiaries, including, after the merger, Peter Boneparth. If any of these individuals become unable or unwilling to continue in their present positions, Jones' business and financial results could be materially adversely affected.

    JONES' STOCK PRICE HAS BEEN VOLATILE AND JONES EXPECTS THAT IT WILL CONTINUE TO BE VOLATILE. Jones' stock price has historically been volatile, and Jones expects that it will continue to be volatile. Jones' financial results are difficult to predict and could fluctuate significantly.

                              THE SPECIAL MEETING

PROXY STATEMENT/PROSPECTUS

    This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the McNaughton board of directors in connection with the proposed merger.


    This proxy statement/prospectus is first being furnished to McNaughton stockholders on or about May 21, 2001.


DATE, TIME AND PLACE


    We will hold the special meeting on Tuesday, June 19, 2001, at 9:00 a.m., local time, at McNaughton's offices at 1407 Broadway, 26th Floor, New York, New York.


PURPOSE OF SPECIAL MEETING

    At the special meeting, we will ask holders of McNaughton common stock to vote upon a proposal to adopt the merger agreement and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. The McNaughton board of directors has unanimously determined that the merger agreement and the merger are advisable, and that it is in the best interests of McNaughton stockholders that McNaughton completes the merger. The McNaughton board of directors has unanimously approved the merger agreement and unanimously recommends that McNaughton stockholders vote "FOR" the adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


    Only holders of record of McNaughton common stock at the close of business on May 15, 2001, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 9,999,030 shares of McNaughton common stock were issued and outstanding and held by approximately 136 holders of record. A quorum will be present at the special meeting if a majority of the shares of McNaughton common stock issued and outstanding and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. If a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of McNaughton common stock on the record date are entitled to one vote per share on the proposal to adopt the merger agreement.


VOTE REQUIRED

    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of McNaughton common stock outstanding on the record date. Because the required vote of McNaughton stockholders is based upon the number of outstanding shares of McNaughton common stock, rather than upon the number of shares actually voted, the failure by the holder of any outstanding shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against adoption of the merger agreement.

VOTING BY MCNAUGHTON DIRECTORS AND EXECUTIVE OFFICERS


    At the close of business on the record date, directors and executive officers of McNaughton owned and were entitled to vote 711,000 shares of McNaughton common stock, which represented approximately 7.1% of the shares of McNaughton common stock outstanding on that date. Each McNaughton director and executive officer has indicated his or her present intention to vote, or cause to be voted, the McNaughton common stock owned by him or her for the adoption of the merger agreement.

VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement.

    Shares of McNaughton common stock represented at the special meeting but not voting, including proxies which vote to abstain, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. These non-voted shares will have the same effect as votes against adoption of the merger agreement.

    Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Brokers who hold shares of McNaughton common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the same effect as votes against adoption of the merger agreement.

    The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies in favor of the proposal to adopt the merger agreement. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

REVOCATION OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with McNaughton a duly executed revocation of proxy, by submitting to McNaughton a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself revoke a proxy. If a stockholder chooses either of the first two methods, the notice of revocation or new proxy, as the case may be, must be submitted to McNaughton at 463 Seventh Avenue, New York, New York 10018, Attention: Secretary.

SOLICITATION OF PROXIES

    McNaughton will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of McNaughton and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by these persons, and McNaughton will reimburse them for their reasonable out-of-pocket expenses.

    MacKenzie Partners, Inc. will assist in the solicitation of proxies by McNaughton. McNaughton will pay MacKenzie Partners a fee of approximately $6,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify MacKenzie Partners against any losses arising out of MacKenzie Partners' proxy soliciting services on behalf of McNaughton.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU SHORTLY AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

    THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

BACKGROUND OF THE MERGER

    In late October 2000, representatives of Jones requested a meeting with representatives of McNaughton to discuss a potential transaction between McNaughton and Jones. On November 9, 2000, Sidney Kimmel, the Chairman of the Jones board of directors, and Wesley R. Card, the Chief Financial Officer of Jones, met with Peter Boneparth, the Chairman of the McNaughton board of directors, and discussed the possible strategic fit between the two companies, the possible terms of a potential transaction and other related matters. Following the meeting, Mr. Card called Mr. Boneparth and informed him that Jones had retained Morgan Stanley as its financial advisor and that Jones would like to pursue further discussions with McNaughton, and Jones and McNaughton entered into a confidentiality agreement. Subsequently, McNaughton provided various financial information to Jones.

    During October and November 2000, the management of McNaughton from time to time informally updated the members of the McNaughton board of directors as to the discussions with Jones. During the same period, the management of Jones informed the Jones board of directors of the discussions with McNaughton.

    On November 13, 2000, Mr. Card, Mr. Boneparth and representatives of Morgan Stanley met for a preliminary financial and business due diligence review of McNaughton. On November 16, 2000, Mr. Boneparth met with Jackwyn Nemerov, President of Jones, Irwin Samelman, Executive Vice President of Marketing of Jones, Mr. Card and a representative from Morgan Stanley to discuss various operational, marketing and financial aspects of a possible business combination involving Jones and McNaughton. Following the meeting, the parties agreed that in light of other pressing business needs of the parties, including the need to focus on the holiday shopping season, no further discussions concerning a possible business combination would occur until the beginning of 2001.

    No further discussions occurred between McNaughton and Jones until mid-February 2001, at which time Mr. Card arranged a meeting among himself and Mr. Kimmel, on the one hand, and Mr. Boneparth, on the other hand, to discuss various matters relating to a possible business combination involving Jones and McNaughton. During the course of the next two weeks, representatives of Jones conducted a confidential due diligence review of customers and certain financial information concerning McNaughton and its subsidiaries.

    In early March 2001, representatives of Jones proposed that Jones and McNaughton proceed with further discussions concerning the terms and conditions of a possible business combination, and, on March 6, 2001, provided
Mr. Boneparth with a preliminary draft of a term sheet outlining various proposed terms and conditions of an acquisition of McNaughton by Jones. The term sheet set forth a proposal involving the acquisition of McNaughton by Jones for a purchase price of $20.00 per share of McNaughton common stock, to be paid one-half in cash and one-half in Jones common stock. The term sheet also included proposals regarding the treatment of McNaughton stock options, restrictions on transfers of Jones common stock by certain affiliates of McNaughton, the renegotiation of certain debt obligations, and the requirement that employment agreements with key employees (including Mr. Boneparth) and voting agreements with significant McNaughton stockholders be negotiated as part of any business combination.

    During February and March 2001, Mr. Boneparth met with the Chief Executive Officer of another nationally recognized women's apparel company on two separate occasions at the invitation of that Chief Executive Officer. They discussed various aspects of the women's apparel industry, including the possible strategic fit between their two companies. No terms of any possible transaction were discussed, and, at the second meeting, Mr. Boneparth invited further discussion should the other Chief Executive Officer have an interest. No further discussions between the two companies concerning a possible transaction occurred following the second meeting.

    On March 8, 2001, the McNaughton board of directors met to discuss the term sheet and related matters. The McNaughton board of directors authorized management to proceed with discussions with Jones and to engage Merrill Lynch as financial advisor to McNaughton. On March 13, 2001, McNaughton and Merrill Lynch entered into an engagement letter for that purpose.

    From mid-March to early April 2001, McNaughton provided Jones with additional due diligence materials, which were reviewed by Jones' representatives.

    From late March to early April 2001, representatives of Jones and McNaughton also met on a number of occasions to discuss the financial and other terms of a possible transaction. In early April, during the course of these discussions, Jones agreed to increase its per share purchase price from $20.00 to $21.00, and the parties discussed other aspects of the structure of the merger consideration and other terms of a possible transaction. Also during this period, Jones indicated that only Mr. Boneparth would be required to enter into an employment agreement and agree to restrictions on transfers of Jones common stock, and that it would not require any McNaughton stockholders to enter into voting agreements or require McNaughton to renegotiate certain debt obligations. In addition, during this period, Jones authorized its outside legal counsel for the transaction, Cravath, Swaine & Moore, to begin preparation of a draft merger agreement.

    On April 3, 2001, Mr. Boneparth, Amanda J. Bokman, Chief Financial Officer of McNaughton, and Merrill Lynch met with representatives of Jones and Morgan Stanley to discuss the results of operations, financial condition, management and prospects of Jones. During that week, representatives of Jones toured McNaughton's warehouse and distribution facilities in South Carolina and New Jersey, and representatives of Jones' and McNaughton's independent public accountants met to discuss accounting matters.

    On April 4, 2001, the McNaughton board of directors met to discuss a possible business combination with Jones. McNaughton's senior management, Torys, McNaughton's outside legal counsel, and Merrill Lynch made presentations relating to a possible transaction, and Mr. Boneparth reviewed the status of discussions with Jones, including the increase in the per share purchase price from $20.00 to $21.00, the strategic reasons for the proposed transaction and the other principal terms and conditions of the proposed transaction. Merrill Lynch presented preliminary valuation and exchange ratio analyses, together with a business overview of Jones and McNaughton, including a review of strategic alternatives available to McNaughton as an independent company and other possible acquirors of McNaughton and their ability to finance an acquisition or offer of a similar value to that offered by Jones. Torys also outlined the directors' legal duties in considering the possible business combination with Jones. After considering these discussions, the McNaughton board of directors agreed that management should pursue further discussions with Jones, including as to the ability of McNaughton to consider and agree to a superior acquisition proposal from a third party after signing an agreement with Jones.

    On April 6, 2001, Cravath, Swaine & Moore distributed a draft merger agreement to McNaughton, Torys and Merrill Lynch. During the next several days, the parties and their legal and financial advisors negotiated the terms of the merger agreement as well as various matters relating to the merger consideration. Also during this time, members of the Jones and McNaughton boards of directors were updated informally from time to time, and representatives of Jones and its financial and legal advisors continued their due diligence review of McNaughton.

    On April 12, 2001, Jones and McNaughton reached a tentative agreement on the form, terms and conditions of the proposed merger agreement, and the Jones board of directors unanimously approved that agreement.

    On April 13, 2001, the McNaughton board of directors met with senior management, Torys, Richards, Layton & Finger, P.A., McNaughton's special Delaware counsel, and Merrill Lynch to consider the merger agreement. At the meeting, Torys reviewed with the board of directors its legal duties, the financial and legal aspects of the proposed business combination, the terms of the merger agreement and the other matters described below under "--Reasons for the Merger". Additionally, Merrill Lynch delivered an opinion to the effect that, as of that date, the consideration to be received by McNaughton stockholders pursuant to the merger is fair to McNaughton stockholders, other than Jones and its affiliates, from a financial point of view. After discussion and consideration, the McNaughton board of directors unanimously voted to approve the merger agreement and resolved to recommend that McNaughton stockholders vote in favor of the adoption of the merger agreement.

    On April 13, 2001, following the meeting of the McNaughton board of directors, the parties finalized and executed and delivered the merger agreement, and Jones and Mr. Boneparth finalized and executed and delivered the employment agreement.

    Prior to the commencement of trading on the New York Stock Exchange and The Nasdaq Stock Market on April 16, 2001, Jones and McNaughton issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER

    In reaching its decision to approve the merger and to unanimously recommend that McNaughton stockholders vote to adopt the merger agreement, the McNaughton board of directors consulted with its financial and legal advisors and with senior management and considered a number of factors, including without limitation, the following material factors:

       - The merger consideration negotiated with Jones, including the collar provision designed to protect McNaughton stockholders with respect to the value of the stock consideration to be received by them in connection with the merger, and the implied premium that the merger consideration represents over the recent market price of McNaughton common stock,

       - The opportunity of McNaughton stockholders to participate, as holders of Jones common stock, in a larger, more diversified company in the fashion industry, including participation in the value that may be generated through the combination of the two companies, including as a result of cross-selling and brand-extension opportunities,

       - The view of McNaughton's senior management and other information relating to the business, management, competitive position, financial condition, operating performance, trading performance and prospects of each of McNaughton and Jones,

       - The results of the due diligence relating to Jones conducted by McNaughton's management and its legal and financial advisors,

       - Current industry, economic and financial market conditions and historical market prices, volatility and trading information for McNaughton common stock and Jones common stock,

       - The strategic fit of McNaughton and Jones and the strategic and financial alternatives available to McNaughton, including remaining independent,

       - The written opinion of Merrill Lynch to the McNaughton board of directors dated April 13, 2001, to the effect that, subject to the assumptions, matters considered and limitations contained in the opinion, as of that date, the consideration to be received by the

         McNaughton stockholders pursuant to the merger is fair to McNaughton stockholders, other than Jones and its affiliates, from a financial point of view, and the financial presentation made to the McNaughton board of directors by Merrill Lynch in connection with the delivery of the opinion. The full text of the opinion, which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus, and McNaughton stockholders are encouraged to read the opinion in its entirety,

       - The view of McNaughton's senior management that there were a limited number of potential interested acquirors who have the financial ability to acquire McNaughton,

       - The terms and conditions of the merger agreement, including provisions relating to the ability of McNaughton, under specified circumstances, to provide information to, and enter into negotiations with, third parties with respect to unsolicited offers to acquire McNaughton, and to terminate the merger agreement in order to enter into an agreement with a person making an unsolicited offer to acquire McNaughton which the McNaughton board of directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) provides to McNaughton stockholders a higher value than the consideration to be received in connection with the proposed merger after paying a termination fee to Jones and giving Jones the opportunity to match any offer made by such third parties,

       - The ability of Jones to pay the cash portion of the merger consideration,

       - The structure of the transaction, which is intended to qualify as a reorganization for United States federal income tax purposes, so that McNaughton stockholders, as such, will recognize gain only to the extent they receive cash in exchange for their shares of McNaughton common stock,

       - The employment agreement that Jones and Peter Boneparth have entered into pursuant to which Mr. Boneparth has agreed, among other things, to continue his employment with McNaughton and serve as a director of Jones after the completion of the merger, and that Mr. Boneparth will agree to restrictions on his ability to sell Jones common stock obtained upon the exercise of Jones stock options received as a result of the merger, and

       - The interests of the officers and directors of McNaughton in the merger, including the matters described under "--Interests of Certain Persons in the Merger", and the impact of the combination on McNaughton stockholders, customers, suppliers and employees.

    This discussion of the information and factors considered by the McNaughton board of directors in making its decision to approve the merger and the merger agreement and to recommend that McNaughton stockholders vote to adopt the merger agreement is not intended to be exhaustive, but it is believed to include all material factors considered by the McNaughton board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the McNaughton board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the McNaughton board of directors may have given different weight to different factors.

RECOMMENDATION OF THE MCNAUGHTON BOARD OF DIRECTORS

    At the special meeting, the holders of McNaughton common stock will be asked to vote upon a proposal to adopt the merger agreement and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. The McNaughton board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable and fair to McNaughton stockholders, and that it is in the best interests of McNaughton stockholders that McNaughton completes the merger. The McNaughton board of directors unanimously recommends that McNaughton stockholders vote "FOR" the adoption of the merger agreement.

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

    On April 13, 2001, at a meeting of the McNaughton board of directors, Merrill Lynch delivered an opinion that, as of that date and on the basis of and subject to the matters reviewed with the McNaughton board of directors, the merger consideration to be received by the holders of McNaughton common stock, other than Jones and its affiliates, pursuant to the merger was fair from a financial point of view to those stockholders.

    THE FULL TEXT OF THE MERRILL LYNCH OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED BY REFERENCE. THE MERRILL LYNCH OPINION EXPLAINS THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH. HOLDERS OF MCNAUGHTON COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MERRILL LYNCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS FOR THE USE AND BENEFIT OF THE MCNAUGHTON BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF MCNAUGHTON COMMON STOCK, OTHER THAN JONES AND ITS AFFILIATES, OF THE MERGER CONSIDERATION TO BE RECEIVED PURSUANT TO THE MERGER. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY MCNAUGHTON TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF MCNAUGHTON COMMON STOCK AS TO HOW ANY HOLDER SHOULD VOTE ON THE MERGER OR ANY OTHER MATTER IN CONNECTION THEREWITH. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION.

    In arriving at the Merrill Lynch opinion, Merrill Lynch, among other things:

       - reviewed certain publicly available business and financial information relating to McNaughton and Jones that Merrill Lynch deemed to be relevant,

       - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of McNaughton and Jones furnished to Merrill Lynch by McNaughton and Jones, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the "expected synergies"), furnished to Merrill Lynch by McNaughton,

       - conducted discussions with members of senior management and representatives of McNaughton and Jones concerning the matters described in the first and second bullet points above, as well as their respective businesses and prospects before and after giving effect to the merger and expected synergies,

       - reviewed the market prices and valuation multiples for McNaughton common stock and Jones common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant,

       - reviewed the results of operations of McNaughton and Jones and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant,

       - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant,

       - participated in certain discussions and negotiations among representatives of McNaughton and Jones and their respective financial and legal advisors,

       - reviewed the potential pro forma impact of the merger,

       - reviewed the merger agreement, and

       - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of McNaughton or Jones and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, and it did not conduct, any physical inspection of the properties or facilities of McNaughton or Jones. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by McNaughton and Jones, Merrill Lynch assumed that they have been reasonably prepared and reflected the best currently available estimates and judgments of the management of McNaughton and Jones as to the expected future financial performance of McNaughton, Jones, the combined entity and the expected synergies. Merrill Lynch also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

    Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

    In connection with the preparation of the Merrill Lynch opinion, Merrill Lynch was not authorized by McNaughton or its board of directors to solicit, nor did Merrill Lynch solicit, third party indications of interest for the acquisition of all or part of McNaughton.

    Merrill Lynch has, in the past, provided financial advisory and financing services to Jones and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, it may actively trade McNaughton common stock and Jones common stock and other securities of McNaughton, as well as other securities of Jones, for Merrill Lynch's own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

    The following is a summary of the material analyses presented by Merrill Lynch to the McNaughton board of directors on April 13, 2001 in connection with Merrill Lynch's opinion as of that date.

    PREMIUM ANALYSIS. Merrill Lynch reviewed the historical trading prices for McNaughton common stock and compared them with the merger consideration of $21.00 per share based on Jones' ten-day average closing price prior to announcement of the execution of the merger agreement. This analysis indicated that the merger consideration represented implied premiums as follows:

HISTORICAL TIME PERIOD                         IMPLIED PREMIUM
----------------------                         ---------------
April 12, 2001...............................        20.7%

One week average.............................        25.1%

One month average............................        32.8%

Three months average.........................        43.5%

Six months average...........................        51.5%

One year average.............................        61.7%

52-Week High.................................        17.9%

52-Week Low..................................       162.5%

    Additionally, Merrill Lynch reviewed the mean and median premiums paid in 127 selected change-of-control public target transactions since 1997 with transaction values between $500 to $750 million ("change-of-control premium transactions") and compared them to the implied premium associated with the merger consideration of $21.00 per share.

                                                             IMPLIED PREMIUM
                                                  --------------------------------------
                                                      CHANGE-OF-
                                                        CONTROL
                                                        PREMIUM
                                                     TRANSACTIONS
                                                  -------------------     MCNAUGHTON--
PRE-ANNOUNCEMENT TIME PERIOD                        MEAN      MEDIAN    $21.00 PER SHARE
----------------------------                      --------   --------   ----------------
One day prior...................................    27.9%      30.8%          20.7%
One week prior..................................    33.9%      38.2%          37.7%
Four weeks prior................................    37.8%      44.7%          35.5%

    SELECTED PUBLICLY TRADED COMPARABLE COMPANIES ANALYSIS. Merrill Lynch compared certain financial and operating ratios relating to McNaughton with the corresponding financial and operating ratios for five publicly traded branded apparel companies which Merrill Lynch deemed to be relevant, consisting of Jones, Liz Claiborne, Inc., Nautica Enterprises, Inc., Polo Ralph Lauren Corporation and Tommy Hilfiger Corporation, and eight moderate branded apparel companies, consisting of Haggar Corp., Kellwood Company, Oxford
Industries, Inc., Perry Ellis International, Inc., Phillips Van-Heusen Corporation, Russell Corporation, Tropical Sportswear Int'l Corporation and VF Corp. The branded apparel and moderate apparel publicly traded companies are herein referred to as the "selected comparable companies". The selected comparable companies were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered reasonably similar to the operations of McNaughton.

    For each of the selected comparable companies and McNaughton, Merrill Lynch calculated multiples based on the following financial metrics:

       - market price per share of common stock to estimated year 2001 earnings per share ("EPS"), or "P/E Multiple", and

       - market capitalization to estimated calendar year 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA").

    In examining the selected comparable companies and McNaughton, Merrill Lynch calculated the market capitalization of each company as a multiple of its calendar year 2000 EBITDA. In this case, market capitalization is defined as the market value of equity, including the net cost of "in-the-money" options, as of April 12, 2001, plus net debt, preferred stock and minority interest. In addition, Merrill Lynch calculated the stock price per share of each company as a multiple of its respective 2001 EPS both under new accounting rules ("NAR") and under old accounting rules ("OAR"). NAR assumes that the Financial Accounting Standards Board ("FASB") will issue a Final Statement or Statements, based upon its September 7, 1999 Exposure Draft, "Business Combinations and Intangible Assets," as amended by its February 14, 2001 revised Exposure Draft, "Business Combinations and Intangible Assets--Accounting for Goodwill," and that those Final Statement(s), expected to go into effect later in 2001, require that goodwill will no longer be amortized over a defined period of time. OAR is defined as the current accounting rules for goodwill amortization based on Accounting Principles Board Opinions No. 16, "Business Combinations," and No. 17, "Intangible Assets," both in effect since 1970, whereby goodwill is amortized over its economic useful life, but not to exceed 40 years.

    The analysis used calendarized consensus earnings per share estimates reported by First Call Corporation for the selected comparable companies, and company filings to calculate calendar year 2000 EBITDA. Selected public equity research reports and company public filings were used to estimate the effect of FASB's Final Statement upon EPS for each firm. All historical financial information was adjusted to exclude one-time and non-recurring items.

    In addition, Merrill Lynch compared McNaughton to the selected comparable companies based on EPS estimates provided by the management of McNaughton and actual EBITDA for the last twelve months ("LTM") ended February 3, 2001.

    The following table sets forth information concerning the range of multiples, means and medians of selected financial metrics for the selected comparable companies and the multiples of the same financial metrics for McNaughton at the merger consideration of $21.00 per share:

                                                                                              MCNAUGHTON--
                           BRANDED APPAREL       MODERATE APPAREL      SELECTED COMPARABLE       $21.00
METRIC                        COMPANIES              COMPANIES              COMPANIES          PER SHARE
------                   --------------------  ---------------------   --------------------   ------------
2001 NAR P/E             Range: 7.3x to 12.6x  Range: 5.0x to 11.1x    Range: 5.0x to 12.6x       6.1x
Multiple...............  Mean: 10.4x           Mean: 7.4x              Mean: 8.6x
                         Median: 10.8x         Median: 6.4x            Median: 8.2x

2001 OAR P/E             Range: 8.3x to 12.9x  Range: 5.0x to 11.9x    Range: 5.0x to 12.9x       7.9x
Multiple...............  Mean: 10.9x           Mean: 7.8x              Mean: 9.0x
                         Median: 11.0x         Median: 6.9x            Median: 8.3x

Market Capitalization    Range: 4.3x to 7.7x   Range: 3.8x to 7.2x     Range: 3.8x to 7.7x        7.0x*
as a Multiple of 2000    Mean: 6.1x            Mean: 5.5x              Mean: 5.7x
EBITDA.................  Median: 6.5x          Median: 5.2x            Median: 5.2x

------------------------

*   BASED ON EBITDA FOR THE LTM ENDED FEBRUARY 3, 2001.

    Merrill Lynch calculated implied equity values per share of McNaughton common stock by applying a relevant range of multiples as follows: 2001 NAR P/E multiples ranging from 5.0x to 9.0x, 2001 OAR P/E multiples ranging from 6.0x to 10.0x and 2000 EBITDA multiples of 5.5x to 6.5x, which were derived from the foregoing analysis, to calendarized 2001 NAR EPS and 2001 OAR EPS estimates provided by the management of McNaughton and actual EBITDA for the LTM ended February 3, 2001, respectively.

    The following table presents the ranges of implied equity values per share of McNaughton common stock implied by this analysis as compared with the merger consideration of $21.00 per share:

                                                           IMPLIED EQUITY VALUE
                                                               PER SHARE OF
                                                             MCNAUGHTON COMMON
                                                                   STOCK
                                                          -----------------------
SELECTED COMPARABLE COMPANIES ANALYSIS                      LOW            HIGH
--------------------------------------                    --------       --------
        2001 NAR EPS....................................   $17.25         $31.25

        2001 OAR EPS....................................    16.00          26.50

        EBITDA for the LTM ended February 3, 2001.......    13.00          18.25

    SELECTED ACQUISITION TRANSACTIONS ANALYSIS. Merrill Lynch analyzed information relating to the following selected acquisition transactions in the apparel industry since January 1, 1997 (the "selected acquisition transactions"):

ACQUIROR                                                  ACQUIRED COMPANY
--------                                                  ----------------
        Moet Hennessy Louis Vuitton.....................  Donna Karan International

        Great Universal Stores PLC......................  Burberry (Spain) SA

        VF Corp.........................................  The North Face, Inc.

        The Warnaco Group, Inc..........................  Authentic Fitness Corporation

        H.I.G. Capital, LLC.............................  Happy Kids, Inc.

        Axcel IndustriInvestor A/S......................  Kansas Workwear A/S

        Supreme International Corporation...............  Perry Ellis International, Inc.

        Kasper A.S.L., Ltd..............................  Anne Klein Company LLC

        Jones Apparel Group, Inc........................  Nine West Group Inc.

        Vestar Capital Partners, Inc....................  St. John Knits, Inc.

        Kellwood Company................................  Koret of California, Inc.

        Jones Apparel Group, Inc........................  Sun Apparel, Inc.

        Tropical Sportswear Int'l Corporation...........  Farah Inc.

        Norton McNaughton, Inc..........................  Jeri-Jo Knitwear, Inc.

        VF Corp.........................................  Bestform Group, Inc.

        Vestar Capital Partners, Inc....................  Sun Apparel, Inc.

        The Warnaco Group, Inc..........................  Designer Holdings Ltd.

    The following table sets forth multiples of transaction value for the selected acquisition transactions to EBITDA of the acquired businesses for the LTM periods preceding the acquisition announcements and corresponding multiples for the mergers, which Merrill Lynch calculated based on McNaughton's EBITDA for the LTM ended February 3, 2001. For purposes of this analysis, transaction value was calculated as the consideration offered for the common equity, including the net cost of "in-the-money" options, plus liquidation value of preferred equity and the value of debt and minority interest less cash and marketable securities.

                                SELECTED ACQUISITION              MCNAUGHTON--
TRANSACTION VALUE TO:           TRANSACTIONS                    $21.00 PER SHARE
---------------------           ------------------------------  ----------------
LTM EBITDA....................  Range: 5.0x to 9.5x*                 7.0x**
                                Mean: 7.0x*
                                Median: 7.3x*

       -------------------------------

       * Excludes the acquisition of Farah Inc. by Tropical Sportswear Int'l Corporation.

       **  Based on EBITDA for the LTM ended February 3, 2001.

    Merrill Lynch calculated implied equity values per share of McNaughton common stock by applying multiples ranging from 6.0x to 8.0x (which were derived from the foregoing analysis) to McNaughton's EBITDA for the LTM ended
February 3, 2001. Merrill Lynch then calculated the LTM sales and earnings before interest and taxes ("EBIT") multiples implied by the aforementioned equity values per share.

    The following table presents the ranges of implied equity values per share of McNaughton common stock and LTM sales and EBIT multiples implied by this analysis as compared to the merger consideration of $21.00 per share:

                                                               IMPLIED VALUES AT
                                                                   RANGE OF
                                                               MULTIPLES OF LTM
                                                                    EBITDA
                               SELECTED ACQUISITION           -------------------
                               TRANSACTIONS                     LOW        HIGH
                               -----------------------------  --------   --------
Implied Equity Value Per
  Share of McNaughton Common
  Stock......................  N/A                             $15.50     $26.00

Implied LTM Sales Multiple...  Range: 0.31x to 1.75x*           0.93x      1.24x
                               Mean: 0.84x*
                               Median: 0.72x*

Implied LTM EBIT Multiple....  Range: 5.3x to 10.8x              7.2x       9.5x
                               Mean: 8.3x
                               Median: 8.3x

       -------------------------------

       * Excludes the acquisition of Perry Ellis International, Inc. by Supreme International Corporation.

    DISCOUNTED CASH FLOW ("DCF") ANALYSIS. Merrill Lynch performed DCF analyses based on two cases of financial projections developed by the management of McNaughton, herein referred to as the "growth case" and the "moderate growth case". Merrill Lynch calculated a net present value for McNaughton's unlevered free cash flows for the projected calendar years ending December 31, 2001 through December 31, 2005 using discount rates from 12.0% to 13.0%. Merrill Lynch calculated terminal values in December 31, 2005 based on EBITDA multiples ranging from 4.5x to 6.5x. These terminal values were discounted to the present using discount rates from 12.0% to 13.0%. The various ranges for discount rates were chosen to reflect theoretical analyses of the weighted average cost of capital. The resulting implied per share values for McNaughton based on the growth case and the moderate growth case ranged from $23.50 to $37.00 and $16.25 to $26.75, respectively.

    HISTORICAL IMPLIED EXCHANGE RATIO. Merrill Lynch analyzed the historical implied exchange ratio between McNaughton common stock and Jones common stock between April 12, 2000 and April 12, 2001. The historical implied exchange ratio was calculated by dividing the average price of McNaughton common stock by the average price of Jones common stock for the indicated historical time periods. For comparative purposes, Merrill Lynch has adjusted the stock portion of the exchange ratio of 0.2820 to include the exchange ratio implied from the cash portion of the merger consideration, which implies an adjusted exchange ratio of 0.5641.

HISTORICAL TIME PERIOD                                   HISTORICAL EXCHANGE RATIO
----------------------                                   -------------------------
Close as of April 12, 2001.............................            0.4840
52 Week Low............................................            0.2591
52 Week High...........................................            0.6883
Average over past year.................................            0.4391
Average over past six months...........................            0.4063
Average over past three months.........................            0.3857
Average over past two months...........................            0.4065
Average over past one month............................            0.4227
Average over past two weeks............................            0.4361
McNaughton--$21.00 share...............................            0.5641

    RELATIVE VALUATION ANALYSIS. Merrill Lynch calculated the implied exchange ratio by comparing the theoretical values of McNaughton common stock and Jones common stock:

    - determined by applying the NAR P/E multiples of the selected comparable companies to the NAR EPS of McNaughton and dividing the resulting implied per share values by Jones' ten-day average closing price prior to the announcement of the execution of the merger agreement ("Public Comparables--NAR P/E Methodology"),

    - determined by applying the OAR P/E multiples of the selected comparable companies to the OAR EPS of McNaughton and dividing the resulting implied per share values by Jones' ten-day average closing price prior to the announcement of the execution of the merger agreement ("Public Comparables--OAR P/E Methodology"),

    - determined by applying the EBITDA multiples of the selected comparable companies to the EBITDA of McNaughton and dividing the resulting implied per share values by Jones' ten-day average closing price prior to the announcement of the execution of the merger agreement ("Public Comparables--EBITDA Methodology"),

    - determined from the McNaughton DCF analyses and a DCF analysis of Jones based on Wall Street forecasts ("DCF Analysis--Growth Case and Moderate Case"), and

    - determined by dividing the Wall Street research price targets for McNaughton by the Wall Street research price targets for Jones ("Research Price Targets").

    For comparative purposes, Merrill Lynch has adjusted the stock portion exchange ratio of 0.2820 to include the exchange ratio implied from the cash portion of the merger consideration, which implies an adjusted exchange ratio of 0.5641.

METRIC                                                    IMPLIED EXCHANGE RATIO
------                                                    ----------------------
Public Comparables--NAR P/E Methodology
High....................................................          0.8394
Middle..................................................          0.6514
Low.....................................................          0.4633

Public Comparables--OAR P/E Methodology
High....................................................          0.7118
Middle..................................................          0.5708
Low.....................................................          0.4298

Public Comparables--EBITDA Methodology
High....................................................          0.4902
Middle..................................................          0.4163
Low.....................................................          0.3492

DCF Analysis--Growth Case
High....................................................          0.8706
Middle..................................................          0.6576
Low.....................................................          0.4747

DCF Analysis--Moderate Growth Case
High....................................................          0.6294
Middle..................................................          0.4674
Low.....................................................          0.3283

Research Price Targets
High....................................................          0.6786
Middle..................................................          0.4667
Low.....................................................          0.3774

McNaughton--$21.00 share................................          0.5641

    PRO FORMA ACQUISITION ANALYSIS. Merrill Lynch prepared pro forma analyses for the financial impact of the merger. Using the growth case and the moderate growth case, Merrill Lynch compared the NAR and OAR EPS estimates of Jones, on a standalone basis, to the NAR and OAR EPS estimates of the combined company on a pro forma basis. Based on such analyses, Merrill Lynch determined that, the proposed transaction would be accretive to Jones stockholders on an NAR and OAR EPS basis, respectively, under both the growth case and moderate growth case, before synergies, in each of the calendar years 2001, 2002 and 2003.

    The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Merrill Lynch opinion. In arriving at its fairness determination, Merrill Lynch considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to McNaughton or Jones or the merger. The analyses were prepared solely for the purposes of Merrill Lynch providing its opinion to the

McNaughton board of directors and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of McNaughton, Merrill Lynch or any other person assumes responsibility if future results are materially different from those forecast. As described above, the Merrill Lynch opinion was among many factors taken into consideration by the McNaughton board of directors in making its determination to approve the merger agreement and the merger.


    Merrill Lynch acted as financial advisor to McNaughton in connection with the merger. Pursuant to a letter agreement, dated March 13, 2001, among McNaughton and Merrill Lynch, upon completion of the merger, Merrill Lynch will receive a fee from McNaughton for its services that is based on a formula which takes into account the total value of the merger consideration and the amount of debt of McNaughton outstanding on the date of closing of the transaction. If the merger was completed on May 16, 2001, this fee would have been approximately $5.8 million. In addition, McNaughton has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. McNaughton has agreed to indemnify Merrill Lynch and its directors, officers, agents, employees and controlling persons for certain losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor, including liabilities under federal and state laws.


    McNaughton retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the McNaughton board of directors that McNaughton stockholders vote to adopt the merger agreement, McNaughton stockholders should be aware that several directors and senior officers of McNaughton have interests in the merger that are different from, or in addition to, the interests of McNaughton stockholders generally. The McNaughton board of directors was aware of and considered these interests when it considered and approved the merger agreement.

    EMPLOYMENT AGREEMENT WITH PETER BONEPARTH. In contemplation of the merger, Jones and Peter Boneparth entered into an employment agreement, dated April 13, 2001, that becomes effective only upon the completion of the merger. The employment agreement has an initial term of three years following the merger and will be automatically extended for additional terms of one year unless either party advises the other, on or prior to the date two years prior to expiration, that it does not wish to extend.

    Pursuant to the employment agreement, after the merger Jones will employ
Mr. Boneparth as the Chief Executive Officer and President of McNaughton Apparel Group Inc. and its businesses, and as Chief Executive Officer and President of the McNaughton division of Jones. Mr. Boneparth will report directly to the President of Jones. In addition, pursuant to the employment agreement and the merger agreement, the Jones board of directors will elect Mr. Boneparth to the boards of directors of Jones, McNaughton and each of McNaughton's subsidiaries as of the completion of the merger. For three years after the merger, at each meeting of Jones stockholders at which directors are to be elected, the

Jones board of directors will nominate Mr. Boneparth for election, and recommend that Jones stockholders vote in favor of his election, to the Jones board of directors.

    Mr. Boneparth will receive an annual salary of not less than $1 million and an annual bonus under Jones' Executive Annual Incentive Plan of not less than $1 million. The employment agreement provides for a grant on the date of the completion of the merger of options to purchase 300,000 shares of Jones common stock. These options will vest in three equal annual installments and have an exercise price equal to the fair market value of the underlying shares as of the date of grant. The employment agreement also contemplates that Mr. Boneparth will receive additional options, with a Black-Scholes value of 125% to 175% of Mr. Boneparth's salary on an annual basis. These additional options will vest ratably on the first three anniversaries of the date of grant and will have exercise prices equal to the fair market value of the underlying shares on the date of grant.

    During the term of the employment agreement, Mr. Boneparth will be eligible to participate in all savings and retirement plans and welfare, fringe and other benefit plans Jones provides to its other senior executive officers and will be provided with life and disability insurance coverage.

    The employment agreement provides that for a period of six months after the merger, Mr. Boneparth will not sell or otherwise dispose of any shares of Jones common stock underlying the options to acquire Jones common stock that Mr. Boneparth receives pursuant to the merger. After the six month anniversary of the completion of the merger, Mr. Boneparth may sell or otherwise dispose of 25% of the shares of Jones common stock underlying the options he receives pursuant to the merger. Additionally, on each of the first three anniversaries of the completion of the merger, Mr. Boneparth may sell or otherwise dispose of an additional 25% of the shares of Jones common stock underlying the options he receives pursuant to the merger.

    In the event of a termination of Mr. Boneparth's employment without "cause" or his resignation for "good reason," as such terms are defined in his employment agreement, Mr. Boneparth will be entitled to receive:

    - any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid,

    - his target bonus for the calendar year in which termination occurs, prorated for the portion of the year preceding termination,

    - a monthly cash payment during the employment term equal to the sum of his monthly salary in effect prior to the termination and one-twelfth of his target bonus for the year in which the termination occurs,

    - continuation of his participation during the employment term in all benefit plans in which he was participating immediately preceding his termination, and

    - reimbursement for up to $10,000 of executive outplacement services.

Also, upon termination of employment by Jones without cause or by Mr. Boneparth for good reason, Mr. Boneparth's stock options which are not then vested will become fully vested and immediately exercisable during the remaining term of those options.

    If Mr. Boneparth's employment is terminated by Jones without cause or by Mr. Boneparth for good reason following a change in control of Jones (as defined in Jones' 1999 Stock Incentive Plan) and prior to the expiration of the employment term, Jones will pay Mr. Boneparth:

    - any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid,

    - his target bonus for the calendar year in which termination occurs, prorated for the portion of that year preceding termination,

    - a lump sum equal to 600% of his annual salary in effect immediately prior to the termination, and

    - a lump sum equal to Jones' cost for health insurance, life insurance and retirement benefits for any remaining portion of the employment term.

    In addition, the employment agreement provides that if any "golden parachute" excise tax may be imposed on Mr. Boneparth under the Internal Revenue Code as a result of any payment or benefit he receives under his employment agreement or otherwise, such payment or benefit will be reduced if and to the extent that a reduction would result in Mr. Boneparth retaining a larger amount, on an after-tax basis, than if Mr. Boneparth received the entire amount of such payments or benefits.

    The employment agreement also contains customary restrictive covenants pertaining to confidentiality, nonsolicitation and noncompetition.

    STOCK OPTIONS. Upon the completion of the merger, each option to acquire McNaughton common stock held by directors and officers of McNaughton will become fully vested and immediately exercisable, as is the case with all stock options of McNaughton. For a description of the treatment in the merger of options to acquire shares of McNaughton common stock held by directors and senior officers of McNaughton, see "--Treatment of McNaughton Stock Options" below.

    EMPLOYMENT AGREEMENT WITH AMANDA J. BOKMAN. In contemplation of the merger, Norton McNaughton of Squire, Inc., a wholly owned subsidiary of McNaughton, amended its employment agreement with Amanda J. Bokman, Vice President and Chief Financial Officer of McNaughton. The amendment provides for the payment to Ms. Bokman of:

    - $400,000 upon the completion of the merger in lieu of the bonus otherwise payable to Ms. Bokman for McNaughton's fiscal year 2001 pursuant to McNaughton's Incentive Bonus Plan for Senior Officers, and

    - $300,000 on the earlier to occur of:

       - any termination by McNaughton (other than for cause) of Ms. Bokman's employment with McNaughton following the completion of the merger, and

       - the first anniversary of the completion of the merger if Ms. Bokman is still employed by McNaughton at that time.

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights of indemnification for acts and omissions occurring before the completion of the merger existing in favor of the current and former directors, officers, employees or agents of McNaughton and its subsidiaries as provided in their respective certificates of incorporation and by-laws, and any existing indemnification agreements between McNaughton and any current or former director, officer, employee or agent, will be assumed by the surviving corporation in the merger and that Jones will cause these provisions to continue in full force and effect in accordance with their terms. The merger agreement also provides that for six years after the completion of the merger, Jones will maintain the current directors' and officers' liability insurance policy maintained by McNaughton for acts or omissions occurring prior to completing the merger covering those persons who were, as of the date of the merger agreement, covered by that policy, on terms no less favorable in any material respect than those in effect on the date of the merger agreement, although Jones is not obligated to pay aggregate premiums in excess of 225% of the amount McNaughton paid in its 2001 fiscal year, which was $151,750.

    NON-EMPLOYEE DIRECTORS FEES. Upon completion of the merger, and in recognition of their services to McNaughton, including in connection with the proposed merger, each non-employee director of McNaughton will receive $60,000.

ACCOUNTING TREATMENT

    Jones intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that McNaughton will be treated as a separate entity for periods prior to the completion of the merger and, thereafter, as a wholly owned subsidiary of Jones.

FORM OF THE MERGER

    Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon completion of the merger, McNaughton will be merged with and into MCN Acquisition Corp., a direct wholly owned subsidiary of Jones formed for purposes of the merger and a party to the merger agreement, or, upon the election of Jones, another wholly owned subsidiary of Jones. The acquisition subsidiary will survive the merger as a wholly owned subsidiary of Jones and will continue its corporate existence under Delaware law under the name "McNaughton Apparel Group Inc."

MERGER CONSIDERATION

    Upon completion of the merger, each share of McNaughton common stock, except for treasury stock and stock held by Jones, the acquisition subsidiary and stockholders who perfect their appraisal rights, will be converted into the right to receive $10.50 in cash and a fraction of a share of Jones common stock based on the exchange ratio. The exchange ratio will be based on the average of the closing sale prices of Jones common stock on the New York Stock Exchange for the five consecutive trading days ending with the second trading day prior to, and excluding, the closing date. The exchange ratio will be:

    - 0.2820, if the five-day average price of Jones common stock as calculated above is greater than or equal to $29.78 and less than or equal to $44.68,

    - equal to $12.60 divided by the five-day average price of Jones common stock, if the five-day average price of Jones common stock is greater than $44.68, and

    - equal to $8.40 divided by the five-day average price of Jones common stock, if the five-day average price of Jones common stock is less than $29.78.


    If the closing price of Jones common stock on May 16, 2001, which was $46.50, was the five-day average price referred to above, after completion of the merger you would be entitled to receive $10.50 in cash and 0.2710 shares of Jones common stock which together would have a total consideration value of $23.10. You will be entitled to receive cash for any fractional share of Jones common stock that you would otherwise be entitled to receive pursuant to the merger.


    The market value of the Jones common stock on the date on which the merger is completed may be different than the five-day average price of Jones common stock used in determining the exchange ratio. As a result, the market value of the Jones common stock you receive pursuant to the merger may be more or less than the value attributed to Jones common stock in calculating the exchange ratio.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    The conversion of each share of McNaughton common stock (other than those held by stockholders who perfect their appraisal rights) into the right to receive a fraction of a share of Jones common stock and $10.50 in cash will occur automatically upon completion of the merger. As soon as reasonably practicable after the completion of the merger, the exchange agent will send a letter of transmittal to each former McNaughton stockholder. The letter of transmittal will contain instructions with respect to obtaining the merger consideration in exchange for shares of McNaughton common stock.

 MCNAUGHTON STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED
                                  PROXY CARD.

    After the merger, each certificate that previously represented shares of McNaughton common stock will represent only the right to receive the merger consideration (or, in the case of shares subject to appraisal rights, the right to receive the amount in cash determined under Delaware law), including cash for any fractional shares of Jones common stock.

    Holders of certificates previously representing McNaughton common stock will not be paid dividends or distributions on the Jones common stock which they are entitled to receive pursuant to the merger with a record date after the merger, and will not be paid cash for any fractional shares of Jones common stock, until their certificates are surrendered to the exchange agent for exchange. When their certificates are surrendered, any unpaid dividends and any cash instead of fractional shares will be paid without interest.

    In the event of a transfer of ownership of McNaughton common stock that is not registered in the transfer records of McNaughton, the cash portion of the merger consideration, including any cash payable instead of fractional shares, may be paid, and a certificate representing the proper number of shares of Jones common stock may be issued, to a person other than the person in whose name the surrendered certificate is registered if:

    - the surrendered certificate is properly endorsed or otherwise is in proper form for transfer, and

    - the person requesting such payment and issuance pays any transfer or other taxes required by reason of the payment of cash and the issuance of shares of Jones common stock to a person other than the registered holder of the surrendered certificate or establishes to the satisfaction of Jones that such taxes have been paid or are not applicable.

    The merger consideration paid and issued upon surrender for exchange of shares of McNaughton common stock, including any cash paid instead of any fractional shares or upon exercise of appraisal rights, will be deemed to have been paid and issued in full satisfaction of all rights pertaining to those shares of McNaughton common stock.

    No fractional shares of Jones common stock will be issued to any McNaughton stockholder upon surrender of certificates previously representing McNaughton common stock. Each McNaughton stockholder who would otherwise have been entitled to receive a fraction of a share of Jones common stock will be entitled to receive an amount in cash without interest equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled multiplied by the average of the closing prices of Jones common stock on the New York Stock Exchange for the five consecutive trading days immediately preceding the closing date.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time agreed upon by Jones and McNaughton and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable following the closing of the merger.

STOCK EXCHANGE LISTING OF JONES COMMON STOCK

    It is a condition to the completion of the merger that Jones common stock issuable to McNaughton stockholders pursuant to the merger and issuable upon exercise of options to purchase

Jones common stock into which options to purchase McNaughton common stock are converted in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF MCNAUGHTON COMMON STOCK

    If the merger is completed, McNaughton common stock will be delisted from The Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following general discussion summarizes material United States federal income tax consequences of the merger to holders of McNaughton common stock who hold their McNaughton common stock as a capital asset. It does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

    No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

    HOLDERS OF MCNAUGHTON COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

    For purposes of this discussion, "U.S. Holder" means:

    - a citizen or resident of the United States,

    - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

    - a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or

    - an estate that is subject to United States federal income tax on its income regardless of its source.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. Each of Cravath, Swaine & Moore, outside counsel to Jones, and Torys, outside counsel to McNaughton, has delivered its opinion to Jones and McNaughton, respectively, to the effect that:

    - the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and

    - Jones, the acquisition subsidiary and McNaughton will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

    These opinions are subject to qualifications and based on currently applicable law and/or customary representations made by McNaughton and Jones. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. The Cravath, Swaine & Moore and Torys tax opinions are attached as Exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus is a part.

    The completion of the merger is conditioned upon, among other things, the receipt by Jones and McNaughton of tax opinions of Cravath, Swaine & Moore and Torys, respectively, each dated as of the closing date, to the same effect, and subject to the same qualifications, as those that have been delivered to Jones and McNaughton and described above. Under certain circumstances, the Jones common stock portion of the merger consideration may be increased and the cash portion of the merger consideration may be decreased in order to enable such legal opinions to be delivered and the merger to qualify as a reorganization for United States federal income tax purposes.

    In the opinion of Torys, the following discussion, to the extent it constitutes statements of law or legal conclusions, and subject to the limitations contained herein and the limitations described in the opinion of Torys, summarizes the material United States federal income tax consequences of the merger to U.S. Holders of McNaughton common stock.

    EXCHANGE OF MCNAUGHTON COMMON STOCK FOR A COMBINATION OF JONES COMMON STOCK AND CASH. Except as discussed below under "--Cash Instead of Fractional Shares", upon the exchange of his or her McNaughton common stock for a combination of Jones common stock and cash pursuant to the merger, a U.S. Holder of McNaughton common stock generally will recognize capital gain, but will not recognize any loss, in an amount equal to the lesser of:

    - the amount of gain realized by the U.S. Holder (I.E., the excess of (1) the sum of the amount of cash plus the fair market value of the Jones common stock received by the U.S. Holder over (2) the U.S. Holder's tax basis in his or her McNaughton common stock), and

    - the amount of cash received by the U.S. Holder.

    The adjusted tax basis of the shares of Jones common stock, including any fractional interest, received by a U.S. Holder of McNaughton common stock will be equal to the adjusted tax basis of the shares of McNaughton common stock exchanged, decreased by the amount of cash received in exchange for such shares and increased by the amount of any gain recognized by the U.S. Holder. A U.S. Holder's holding period with respect to the shares of Jones common stock received pursuant to the merger will include the holding period of the McNaughton common stock exchanged, provided that such shares of McNaughton common stock are held as capital assets on the date of the merger.

    CASH INSTEAD OF FRACTIONAL SHARES. A U.S. Holder of McNaughton common stock who receives cash instead of fractional shares of Jones common stock will be treated as having received the fractional shares pursuant to the merger and then having exchanged the fractional shares for cash in a redemption by Jones. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of the gain or loss will be equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share interest.

    DISSENTING SHARES. A U.S. Holder of McNaughton common stock who receives cash in respect of a share of McNaughton common stock pursuant to an appraisal of such shares under Delaware law will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the shares. Any gain or loss attributable to such shares generally will be capital gain or loss.

    CAPITAL GAIN OR LOSS. Any capital gain recognized by an individual U.S. Holder of McNaughton common stock in connection with the transfer of his or her McNaughton common stock pursuant to the merger will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her McNaughton common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    BACKUP WITHHOLDING. Certain noncorporate holders of McNaughton common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for McNaughton common stock instead of fractional shares of Jones common stock or in respect of McNaughton common stock pursuant to Delaware's appraisal statute. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to McNaughton stockholders following completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding.

    CONSEQUENCES TO JONES, THE ACQUISITION SUBSIDIARY AND MCNAUGHTON. In the opinions of Torys and Cravath, Swaine & Moore, the following discussion, to the extent it constitutes a statement of law or a legal conclusion and subject to the limitations contained herein and the limitations described in the opinions of Torys and Cravath, Swaine & Moore, summarizes the material United States federal income tax consequences of the merger to Jones, the acquisition subsidiary and McNaughton. No gain or loss will be recognized by Jones, the acquisition subsidiary or McNaughton as a result of the merger.

REGULATORY MATTERS


    Under the Hart-Scott-Rodino Act of 1976 and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On May 14, 2001, Jones and McNaughton each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the required waiting period. If early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on June 13, 2001. At any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Jones or McNaughton. A challenge to the merger on antitrust grounds could be made and, if such a challenge is made, it could be successful.


    It is possible that any of the governmental entities with which filings are made may seek various regulatory concessions. There can be no assurance that:

    - Jones or McNaughton will be able to satisfy or comply with such conditions, or


    - compliance or non compliance will not delay completion of the merger or have adverse consequences for Jones after completion of the merger.



    See "The Merger Agreement--Conditions to the Completion of the Merger".


EMPLOYEE BENEFITS MATTERS

    As of the closing date, the surviving corporation in the merger will assume and perform in accordance with its terms, including any reserved right to amend or terminate, each McNaughton employee benefit plan, including any indemnification agreements existing on the date of the merger agreement. Jones has agreed that for a period of 12 months beginning on the closing date, Jones will, or will cause the surviving corporation to, maintain for the benefit of employees of McNaughton immediately before the merger the McNaughton employee benefit plans as in effect immediately before the merger (other than with respect to changes required by applicable law and other than McNaughton stock plans and other equity or equity based plans) or provide benefits (other than McNaughton stock plans and other equity or equity-based plans) that are no less favorable, in the aggregate, than the benefits provided to those employees immediately before the merger. For a period of at least 24 months after the initial 12 month period, Jones will, or will cause the surviving corporation, to provide those employees with benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Jones (other than McNaughton stock plans or other equity or equity-based plans).

    Under the merger agreement, Jones also agreed that it or the surviving corporation in the merger will:

    - waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of McNaughton immediately before the merger under any welfare plan that these employees may be eligible to participate in after the merger to the extent waived or satisfied under the applicable corresponding McNaughton employee benefit plan immediately prior to the merger,

    - provide those employees with credit for any co-payments and deductibles paid for the year in which the merger is completed in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that those employees are eligible to participate in after the merger, and

    - provide employees of McNaughton immediately before the merger with credit for all purposes for all service with McNaughton and its affiliates under each employee benefit plan, program or arrangement of Jones or its affiliates in which these employees are eligible to participate to the extent the service was credited for similar purposes under similar McNaughton employee benefit plans, except that no employee will be entitled to any credit under any defined benefit pension plan of Jones or its subsidiaries or to the extent that the credit would result in a duplication of benefits with respect to the same period of service.

    McNaughton agreed that it will cause its employee stock purchase plan (and any then outstanding offering period thereunder) to terminate at the closing of the merger in accordance with the terms of that plan as in effect on the date of the merger agreement and will promptly refund to each participant in the plan the entire amount credited to his or her stock purchase account as of the closing date.

TREATMENT OF MCNAUGHTON STOCK OPTIONS

    The merger agreement contemplates that, in the merger, holders of options to acquire McNaughton common stock will be treated effectively in the same manner as holders of McNaughton common stock. Thus, a portion of the options to acquire McNaughton common stock, determined on a share-by-share basis, that are "in-the-money" will be converted into cash, and the remainder of the options, including all "underwater options", will be converted into options to acquire Jones common stock.

    Each outstanding and unexercised option to purchase a share of McNaughton common stock granted to current and former employees and non-employee directors of McNaughton outstanding immediately prior to the merger which has an exercise price per share that is equal to or less than the sum of $10.50 and the product of the exchange ratio and the five-day average price of Jones common stock will be amended and converted into:

    - an option to acquire, on the same terms and conditions, a number of shares of Jones common stock equal to the exchange ratio, at an exercise price per share equal to the quotient obtained by dividing

       - the product of:

           - 1.0 minus a fraction, the numerator of which is $10.50 and the denominator of which is the sum of $10.50 and the product of the exchange ratio and the five-day average price of Jones common stock, and

           - the per share exercise price for the share of McNaughton common stock subject to the option, by

       - the exchange ratio, and

    - the right to receive from Jones a cash payment net of all applicable withholding taxes in an amount equal to the excess, if any, of $10.50 over the product of

       - a fraction, the numerator of which is $10.50 and the denominator of which is the sum of $10.50 and the product of the exchange ratio and the five-day average price of Jones common stock, and

       - the per share exercise price for the share of McNaughton common stock subject to the option.

    Each outstanding and unexercised option to purchase a share of McNaughton common stock granted to current and former employees and non-employee directors of McNaughton outstanding immediately prior to the merger which has an exercise price per share of McNaughton common stock that is greater than the sum of $10.50 and the product of the exchange ratio and the five-day average price of Jones common stock will be amended and converted into:

    - an option to acquire, on the same terms and conditions, a number of shares of Jones common stock equal to the quotient (the "underwater option exchange ratio") obtained by dividing

       - the sum of $10.50 and the product of the exchange ratio and the five-day average price of Jones common stock, by

       - the five day average price of Jones common stock

    - at an exercise price per share of Jones common stock equal to the quotient obtained by dividing

       - the per share exercise price for a the share of McNaughton common stock subject to the option, by

       - the underwater option exchange ratio.

    All options to acquire Jones common stock that result from the conversion of an option to acquire more than one share of McNaughton common stock held by a single optionholder will be aggregated and treated as a single option to acquire the aggregate number of shares of Jones common stock (rounded to the nearest whole share) subject to all such options.

    Upon completion of the merger, Jones will assume McNaughton's stock plans, with the result that all obligations of McNaughton under its stock plans, including with respect to options outstanding under the plans, will become obligations of Jones. In addition, upon completion of the merger, each option will become fully vested and immediately exercisable.

    Except as described above, all restrictions or limitations on transfer with respect to options awarded under McNaughton's stock plans or any other plan, program or arrangement of McNaughton or any of its subsidiaries, to the extent that such restrictions or limitations have not already lapsed, and all other terms of such plans, programs and arrangements, will remain in effect.

RESALE OF JONES COMMON STOCK

    Jones common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any McNaughton stockholder who may be deemed to be an "affiliate" of Jones or McNaughton for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will agree not to transfer any shares of Jones common stock received pursuant to the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires McNaughton to use all commercially reasonable efforts to cause its affiliates to enter into these agreements, and the execution of these agreements is a condition to the obligation of Jones to complete the merger. This proxy statement/prospectus does not cover resales of Jones common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.


TENDER OFFER FOR MCNAUGHTON SENIOR NOTES



    McNaughton intends to make an offer to purchase (and a related consent solicitation with respect to) all of its 12 1/2% Senior Notes due 2005, Series
B. The consent solicitation is intended to eliminate most of the restrictive covenants contained in the indenture governing the 12 1/2% Senior Notes due 2005, Series B. McNaughton and Jones anticipate that the tender offer and consent solicitation will be consummated upon or immediately after the completion of the merger, but consummation of the tender offer and consent solicitation is not a condition to the completion of the merger.


APPRAISAL RIGHTS

    When the merger is completed, McNaughton stockholders who do not vote in favor of the adoption of the merger agreement and who comply with the procedures prescribed in Section 262 of the General Corporation Law of the State of Delaware will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash, together with a judicially determined fair rate of interest. The following is a brief summary of the statutory procedures that must be followed by a McNaughton stockholder in order to perfect appraisal rights under Delaware law.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE DELAWARE LAW PERTAINING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C. BECAUSE OF THE COMPLEXITY OF SECTION 262 AND THE NEED TO STRICTLY COMPLY WITH VARIOUS TECHNICAL REQUIREMENTS, YOU SHOULD READ ANNEX C IN ITS ENTIRETY. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF MCNAUGHTON COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by McNaughton stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of
Section 262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE APPLICABLE STATUTORY PROVISIONS ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C.

    A holder of shares of McNaughton common stock wishing to exercise such holder's appraisal rights:

    - must deliver to McNaughton, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of his or her shares, and

    - must not vote in favor of the adoption of the merger agreement.

    In order not to vote in favor of the adoption of the merger agreement, a stockholder must either:

    - not return a proxy card and not vote in person in favor of the adoption of the merger agreement,

    - return a proxy card with the "Against" or "Abstain" box checked,

    - vote in person against the adoption of the merger agreement, or

    - register in person an abstention from the proposal to adopt the merger agreement.

    ALL WRITTEN DEMANDS FOR APPRAISAL PURSUANT TO SECTION 262 SHOULD BE SENT OR DELIVERED TO MCNAUGHTON AT 463 SEVENTH AVENUE, NEW YORK, NY 10018, ATTENTION:
SECRETARY.

    A holder of shares of McNaughton common stock wishing to exercise such holder's appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The demand must reasonably inform McNaughton of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by such holder. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of McNaughton stockholders will constitute a waiver of appraisal rights.

    Only a holder of record of shares of McNaughton common stock is entitled to assert appraisal rights for the shares of McNaughton common stock registered in that holder's name. A demand for appraisal in respect of shares of McNaughton common stock should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates, and must state that such person intends thereby to demand appraisal of such holder's shares of McNaughton common stock in connection with the merger. If the shares of McNaughton common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of McNaughton common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of McNaughton common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of McNaughton common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of McNaughton common stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of McNaughton common stock as to which appraisal is sought, and where no number of shares of McNaughton common stock is expressly mentioned the demand will be presumed to cover all shares of McNaughton common stock held in the name of the record owner. Stockholders who hold their shares of McNaughton common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    Within ten days after the effective time of the merger, the surviving corporation must notify each holder of McNaughton common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement of the date that the merger has become effective. Within 120 days after the effective time of the merger, the surviving corporation or any holder of McNaughton common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of McNaughton common stock. The surviving corporation is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of McNaughton common stock to initiate all necessary action to perfect their appraisal rights in respect of their shares of McNaughton common stock within the time prescribed in Section 262.

    Within 120 days after the effective time of the merger, any holder of McNaughton common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

    If a petition for an appraisal is timely filed by a holder of shares of McNaughton common stock and a copy of the petition is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with
Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the holders of shares of McNaughton common stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation on the certificate of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

    After determining the holders of McNaughton common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of McNaughton common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of McNaughton common stock considering seeking appraisal should be aware that the fair value of their shares of McNaughton common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of McNaughton common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of McNaughton common stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

    Any holder of shares of McNaughton common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of McNaughton common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of McNaughton common stock (except dividends or other distributions payable to holders of record of McNaughton common stock as of a record date prior to the effective time of the merger).

    If any stockholder who demands appraisal of such holder's shares of McNaughton common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of McNaughton common stock of such stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of such holder's demand for appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                              THE MERGER AGREEMENT

    THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THE FULL TEXT OF THE MERGER AGREEMENT.

    CONDITIONS TO THE COMPLETION OF THE MERGER. Each party's obligation to complete the merger is subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

    - the adoption of the merger agreement by holders of a majority of all outstanding shares of McNaughton common stock,

    - the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the shares of Jones common stock issuable
      (1) to McNaughton stockholders pursuant to the merger and (2) upon exercise of options to purchase Jones common stock into which options to purchase McNaughton common stock will be converted pursuant to the merger agreement,

    - the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any similar law,

    - the absence of any restraining order, injunction or other court order or decree or other legal restraint or prohibition preventing completion of the merger, and

    - the absence of any stop order or proceeding seeking a stop order with respect to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

    In addition, the obligation of each of Jones and McNaughton to complete to the merger is further subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of the other party set forth in the merger agreement that are qualified as to materiality or material adverse effect (as defined below), including the representation and warranty that there has not been a material adverse effect on the other party, being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date, except to the extent a representation and warranty expressly relates to a specific date, in which case as of that date,

    - the representations and warranties of the other party set forth in the merger agreement that are not qualified as to materiality or material adverse effect being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made as of the closing date, except to the extent a representation and warranty expressly relates to a specific date, in which case as of that date,

    - the other party having performed in all material respects all obligations required to be performed by it under the merger agreement, and

    - having received from its counsel on the date the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective by the Securities and Exchange Commission and on the closing date an opinion to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Jones, the acquisition subsidiary and McNaughton will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

    In addition, Jones' and the acquisition subsidiary's obligation to complete the merger is further subject to the satisfaction or waiver of the following conditions:

    - Jones must receive from each affiliate of McNaughton an executed agreement relating to sales of Jones common stock received pursuant to the merger substantially in the form of Exhibit A to the merger agreement,

    - there must not be pending any suit, action or proceeding by any governmental entity seeking to restrain or prohibit the completion of the merger, or to materially limit the ownership, operation or control by Jones of McNaughton in specified material respects,

    - there must not be pending any suit, action or proceeding brought by any third party other than a governmental entity against McNaughton or any of its subsidiaries that could reasonably be expected to succeed, except for suits, actions or proceedings that could not reasonably be expected to have a material adverse effect on McNaughton, and

    - Jones must receive evidence that all consents and approvals of governmental entities required in connection with the merger agreement have been obtained, except for those the failure of which to be obtained could not reasonably be expected to restrain or prohibit the completion of the merger or materially limit the ownership, operation or control by Jones of McNaughton in specified material respects.

    The merger agreement provides that a "material adverse effect" means, when used in reference to McNaughton or Jones, any state of facts, change, development, effect, condition or occurrence that could reasonably be expected to:

    - be material and adverse to the business, assets, properties, condition or results of operations of the company and its subsidiaries, taken as a whole, or

    - prevent or materially impede or delay the completion of the merger or the other transactions contemplated by the merger agreement.

    However, there will be no material adverse effect to the extent that any state of facts, change, development, event, effect, condition or occurrence results from:

    - changes in the United States economy or securities markets in general, or

    - changes in the industries in which Jones or McNaughton operate and not specifically relating to Jones or McNaughton, as the case may be.

    NO SOLICITATION. The merger agreement contains detailed provisions prohibiting McNaughton from seeking an alternative transaction. Under these "no solicitation" provisions, McNaughton has agreed that neither it nor its subsidiaries will, and that it will not authorize or permit any of its or its subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

    - solicit, initiate or knowingly encourage or knowingly facilitate any takeover proposal, as described below, or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a takeover proposal, or

    - have any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, a takeover proposal.

    The term "takeover proposal" means an inquiry, proposal or offer relating to, or that is reasonably likely to lead to, any acquisition, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of:

    - assets or businesses that constitute 20% or more of the total revenue, operating income, EBITDA or assets of McNaughton and its subsidiaries, taken as a whole, or

    - 20% or more of the outstanding common stock of McNaughton or 20% or more of capital stock of, or other equity or voting interests in, any of McNaughton's subsidiaries that hold, directly or indirectly, individually or taken together, the assets or businesses referred to above.

    However, the merger agreement does not prevent the McNaughton board of directors, at any time prior to obtaining McNaughton stockholder approval, from:

    - furnishing information with respect to McNaughton and its subsidiaries pursuant to a customary confidentiality agreement (so long as all information furnished is also provided on a prior or substantially concurrent basis to Jones), and

    - participating in discussions or negotiations with,

any person making an unsolicited bona fide written takeover proposal that the McNaughton board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal, as described below.

    The term "superior proposal" means an unsolicited bona fide binding written offer by a third party to acquire more than 50% of McNaughton common stock or all or substantially all the assets of McNaughton and its subsidiaries, taken as a whole, for consideration that the McNaughton board of directors determines in its good faith judgment, after consultation with a financial advisor, to have a higher value than the consideration to be received by McNaughton stockholders pursuant to the merger, taking into account any changes to the terms of the merger agreement offered by Jones in response to the superior proposal.

    The merger agreement further provides that neither the McNaughton board of directors nor any committee of the McNaughton board of directors may:

    - withdraw, or modify in a manner adverse to Jones, or propose publicly to withdraw or so modify, its recommendation of the merger agreement or the merger,

    - determine, or propose publicly to determine, that the merger agreement or the merger is no longer advisable,

    - recommend, or propose publicly to recommend, that McNaughton stockholders reject the merger agreement or the merger,

    - recommend, or propose publicly to recommend, approval or adoption of any takeover proposal,

    - adopt or approve, or propose publicly to adopt or approve, any takeover proposal,

    - withdraw, or propose publicly to withdraw, its approval of the merger agreement, or

    - cause or permit McNaughton to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal.

    However, the merger agreement does not prevent the McNaughton board of directors or any committee of the McNaughton board of directors from taking any of the actions specified in the first four bullets of the previous paragraph if the McNaughton board or such committee determines in good faith (after consulting with legal counsel) that the failure to take any such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

    Furthermore, the merger agreement provides that the McNaughton board of directors may, at any time prior to obtaining McNaughton stockholder approval, in response to an unsolicited superior proposal and subject to the next sentence, cause McNaughton to terminate the merger agreement with Jones and concurrently enter into a binding agreement for that superior proposal. The McNaughton board of directors cannot exercise its termination right:

    - unless McNaughton has paid to Jones the termination fee as described below in "--Termination Fee" prior to or simultaneously with the termination, and

    - until after four business days have passed since McNaughton notified Jones that it has received a superior proposal, specifying the terms and conditions of the proposal and the person or entity that made the superior proposal.

    TERMINATION. The merger agreement may be terminated at any time prior to completion of the merger, even if the merger agreement has been adopted by McNaughton stockholders:

    - by mutual written consent of Jones and McNaughton,

    - by either Jones or McNaughton, if the merger has not been completed by November 30, 2001,

    - by either Jones or McNaughton, if there exists a final and nonappealable restraining order, injunction or other court order or decree or other legal restraint or prohibition preventing completion of the merger,

    - by either Jones or McNaughton, if McNaughton stockholders do not adopt the merger agreement at a duly held stockholders meeting,

    - by either Jones or McNaughton, if the other party has breached any of its representations, warranties or covenants contained in the merger agreement, which breach would result in a failure of a condition to the merger and cannot or has not been cured within ten business days of notice,

    - by Jones, if the McNaughton board of directors or any committee of the McNaughton board of directors:

        - withdraws, or modifies in a manner adverse to Jones, or proposes publicly to withdraw or so modify, its recommendation of the merger agreement or the merger,

        - determines, or proposes publicly to determine, that the merger agreement or the merger is no longer advisable,

        - recommends, or proposes publicly to recommend, that McNaughton stockholders reject the merger agreement or the merger,

        - recommends, or proposes publicly to recommend, approval or adoption of any alternative takeover proposal, or

        - fails to confirm its recommendation and declaration of advisability of the merger agreement and the merger within 15 business days after a written request by Jones to do so is made following a takeover proposal by a third party, or

    - by McNaughton, at any time prior to obtaining McNaughton stockholder approval and after compliance with specified provisions of the merger agreement, in connection with entering into a binding agreement for a superior proposal as described above under "--No Solicitation".


    TERMINATION FEE. McNaughton must pay Jones a termination fee of $10 million if:


    - Jones or McNaughton, as applicable, terminates the merger agreement under any of the circumstances described in the last two bullet points above under "--Termination", or

    - the merger agreement is terminated by Jones or McNaughton if:

        - the termination was due to (1) McNaughton stockholders failing to approve the merger or (2) the merger failing to be completed by November 30, 2001,

        - prior to such termination, a third party made, or announced an intention to make, a takeover proposal, and

        - within 12 months of the termination of the merger agreement, McNaughton consummates or enters into an agreement with a third party providing for the acquisition of assets or businesses that constitute 35% or more of the total revenue, operating income, EBITDA or assets of McNaughton and its subsidiaries, taken as a whole, or 35% or more of the outstanding McNaughton common stock or capital stock or other equity or voting interests in subsidiaries of McNaughton holding those assets or businesses.

    EXPENSES. The merger agreement provides that all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that expenses incurred in connection with filing, printing and mailing of this proxy statement/prospectus and the registration statement on Form S-4, of which this proxy statement/prospectus forms part, will be shared equally by Jones and McNaughton.

    CONDUCT OF BUSINESS PENDING THE MERGER--MCNAUGHTON. Under the merger agreement, McNaughton agreed that, during the period before completion of the merger, except as consented to in writing by Jones or as specifically required or permitted by the merger agreement, it will, and will cause each of its subsidiaries to:

    - carry on its businesses, and continue all pricing, sales, receivables and payables practices, in the ordinary course consistent with past practice,

    - comply with all applicable laws in all material respects, and

    - use all commercially reasonable efforts to preserve its assets, brands, licenses and technology and its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.

    In addition, McNaughton has agreed that it will not, and will not permit its subsidiaries to:

    - declare, set aside or pay dividends, or make any other distribution of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of McNaughton to its parent,

    - repurchase or redeem its capital stock or other securities,

    - split, combine or reclassify any of its capital stock or issue any securities in respect of its other securities,

    - issue, sell or encumber any of its capital stock, equity or voting interests or other similar securities, other than pursuant to the bonus plan for senior executives and the rights agreement, and other than the issuance of common stock as a result of the exercise of existing stock options or rights under the employee stock purchase plan,

    - amend its certificate of incorporation or by-laws or similar organizational documents,

    - acquire assets constituting a business or any entity, other than inventory or other immaterial assets in the ordinary course of business consistent with past practice,

    - sell, lease or encumber any of its properties or assets, except sales of inventory, factoring of accounts receivable and sales of immaterial assets in the ordinary course of business consistent with past practice,

    - repurchase, prepay or incur any debt or guarantee any debt of another person or issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities or enter into any arrangement having a similar economic effect, except for short term borrowings and letters of credit in the ordinary course of business consistent with past practice,

    - make any loans, advances (other than for travel expenses advanced to employees in the ordinary course of business), capital contributions to, or investments in, any other person, other than McNaughton or any of its wholly owned subsidiaries,

    - incur any capital expenditures in any manner inconsistent in any material respect with McNaughton's capital budget for 2001,

    - pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities or obligations reflected or reserved against in McNaughton's most recent audited financial statements filed with the Securities and Exchange Commission,

    - waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefit of or fail to enforce any confidentiality, standstill or similar agreement to which McNaughton or any of its subsidiaries is a party, or agree to modify in a manner adverse to it, or consent to any matter with respect to which its consent is required by the terms of, any such agreement,

    - enter into, modify, amend or terminate any contract which if so entered into, modified, amended or terminated could be reasonably likely to:

        - have a material adverse effect on McNaughton,

        - impair in any material respect the ability of McNaughton to perform its obligations under the merger agreement, or

        - prevent or materially delay the consummation of the transactions contemplated by the merger agreement,

    - enter into, modify, amend or terminate, except in the ordinary course of business consistent with past practice, any material contract,

    - enter into any contract:

        - to the extent compliance by McNaughton with the merger agreement or consummation of the transactions contemplated by the merger agreement could reasonably be expected to conflict with or result in a violation of that contract, or

        - containing any restriction on the ability of McNaughton or any of its subsidiaries to assign its rights, interests or obligations under that contract to Jones,

    - pay any material benefit not provided for as of the date of the merger agreement under any benefit plan, benefit agreement or other contract, except as otherwise contemplated by the merger agreement or as required to comply with applicable law or any provision of any benefit plan, benefit agreement or contract,

    - adopt or enter into any collective bargaining agreement,

    - fund compensation or benefits under any benefit plan, benefit agreement or contract, except as required to comply with applicable law or any provision of any benefit plan, benefit agreement or other contract,

    - take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan, benefit agreement or other contract, except as required to comply with applicable law or any provision of any benefit plan, benefit agreement or other contract,

    - maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice,

    - take any action or omit to take any action if it would or could reasonably be expected to result in:

        - any representation and warranty of McNaughton in the merger agreement that is qualified as to materiality becoming untrue,

        - any representation and warranty of McNaughton that is not qualified as to materiality becoming untrue in any material respect, or

        - any of the conditions to the merger not being satisfied,

    - commence any suit, action or proceeding, other than in connection with the collection of accounts receivable, to enforce the merger agreement or as a result of a suit, action or proceeding commenced against McNaughton or any of its subsidiaries,

    - change its fiscal year,

    - revalue any of its material assets,

    - make any changes in accounting methods, principles or practices, except as required by generally accepted accounting principles, or

    - engage in specified practices that would affect sales, collections of receivables, payments or that are outside the ordinary course of business.

    CONDUCT OF BUSINESS PENDING THE MERGER--JONES. Under the merger agreement, Jones agreed that, during the period before completion of the merger, except as consented to in writing by McNaughton or as specifically required or permitted by the merger agreement, Jones will use its reasonable best efforts to preserve intact its business in all material respects and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.

    In addition, Jones has agreed that it will not and, in the case of actions described in the first two bullets below, will not permit its subsidiaries to:

    - declare or pay dividends, except for dividends by a direct or indirect wholly owned subsidiary of Jones to its parent,

    - acquire any of its capital stock or securities convertible into or exercisable for any shares of its capital stock through a self-tender offer,

    - liquidate or dissolve, or

    - amend its articles of incorporation or by-laws in a manner that would cause stockholders of McNaughton who become stockholders of Jones as a result of the merger to be treated differently from other stockholders of Jones.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains representations and warranties relating to, among other things:

    - corporate organization and similar corporate matters concerning Jones and McNaughton,

    - subsidiaries of McNaughton,

    - the capital structure of each of Jones and McNaughton,

    - the compliance of the merger agreement with:

        - the certificate of incorporation, by-laws and similar organizational documents of Jones, acquisition subsidiary and McNaughton and its subsidiaries,

        - applicable law, and

        - contracts,

    - documents filed with the Securities and Exchange Commission by Jones and McNaughton since January 1, 1998 and financial statements included in those documents,

    - the absence of material changes or events concerning Jones and McNaughton since, in the case of Jones, December 31, 2000 and, in the case of McNaughton, November 4, 2000,

    - litigation involving or affecting Jones or McNaughton or their respective subsidiaries,

    - contracts to which McNaughton or any of its subsidiaries is a party,

    - compliance with applicable laws by McNaughton and its subsidiaries,

    - the absence of changes in benefit plans of McNaughton and its subsidiaries,

    - certain labor, environmental and employee welfare and benefit plans matters with respect to McNaughton and its subsidiaries,

    - tax matters with respect to Jones and McNaughton and their respective subsidiaries,

    - title to property with respect to McNaughton and its subsidiaries,

    - rights in and non-infringement of intellectual property with respect to McNaughton and its subsidiaries,

    - engagement and payment of fees of brokers, investment bankers and financial advisors by each of Jones and McNaughton,

    - receipt of a fairness opinion by McNaughton,

    - the vote of McNaughton stockholders required to adopt the merger agreement and the absence of any requirement of a vote of Jones stockholders relating to the merger agreement or the merger,

    - certain amendments to the McNaughton rights agreement to exempt the merger agreement and completion of the merger from that agreement,

    - in the case of McNaughton, the inapplicability of state takeover laws to the merger,

    - interim operations of the acquisition subsidiary,

    - common stock of Jones to be issued pursuant to the merger,

    - the absence of any ownership of McNaughton capital stock by Jones and the acquisition subsidiary, and

    - matters relating to the ability of Jones to finance the merger.

    OTHER COVENANTS. The merger agreement also contains other covenants by McNaughton and Jones, including a covenant to use all commercially reasonable efforts to take all actions that are necessary, proper or advisable to complete the merger.

    AMENDMENT, EXTENSION AND WAIVER. The merger agreement provides that the parties may amend, by an instrument in writing signed by each party, the merger agreement, whether before or after any required stockholder approval has been obtained. In addition, the merger agreement provides that at any time prior to the completion of the merger, a party may, by a signed instrument in writing,
(1) extend the time for the performance of the obligations or other acts of the other parties to the merger agreement, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or
(3) waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. However, after any required stockholder approval has been obtained, no amendment or waiver may be made which by law requires further approval or adoption by stockholders without such further approval or adoption.

    Under Section 251(d) of the General Corporation Law of the State of Delaware, no amendment to a merger agreement made after the adoption of the merger agreement by stockholders of a corporation may, without further approval by the stockholders, alter or change the merger consideration to be received by those stockholders, alter or change any term of the certificate of incorporation of the surviving corporation, or alter or change any terms and conditions of the merger agreement if the alteration or change would adversely affect the holders of any class or series of stock of the corporation.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Jones common stock is listed for trading on the New York Stock Exchange under the symbol "JNY". McNaughton common stock is quoted on The Nasdaq Stock Market under the symbol "MAGI". The following table sets forth, for the periods indicated, the high and low sale prices per share of Jones common stock and McNaughton common stock on the New York Stock Exchange Composite Transaction Tape and The Nasdaq Stock Market, respectively. No dividends were paid by Jones or McNaughton during any period indicated below. For current price information, McNaughton stockholders are urged to consult publicly available sources.


                                             JONES              MCNAUGHTON
                                         COMMON STOCK          COMMON STOCK
                                      -------------------   -------------------
                                        HIGH       LOW        HIGH       LOW
                                      --------   --------   --------   --------
CALENDAR PERIOD

  1999

    First Quarter...................  $32.5000   $21.5000   $ 5.7500   $ 2.3750

    Second Quarter..................   35.8750    26.8750     8.4375     4.2500

    Third Quarter...................   35.4375    24.7500    10.3750     7.6250

    Fourth Quarter..................   33.0000    24.8125     9.2500     6.5000

  2000

    First Quarter...................   31.8750    20.1250    11.6250     7.0000

    Second Quarter..................   32.5625    21.2500    11.1250     8.0000

    Third Quarter...................   29.1875    22.0625    17.1250    10.0000

    Fourth Quarter..................   35.0000    23.3125    16.6875     8.5000

  2001

    First Quarter...................   41.0900    31.1250    16.8125    10.8125

    Second Quarter (through            46.6500    34.0500    22.2500    15.0000
      May 16, 2001).................



    The following table sets forth the high and low sale prices per share of Jones common stock and McNaughton common stock as reported on the New York Stock Exchange Composite Transaction Tape and The Nasdaq Stock Market, respectively, on April 12, 2001, the last full trading day before the execution of the merger agreement, and on May 16, 2001, the last practicable trading day before the date of this proxy statement/prospectus:



                                                JONES                          MCNAUGHTON
                                            COMMON STOCK                      COMMON STOCK
                                      -------------------------         -------------------------
                                        HIGH             LOW              HIGH             LOW
                                      --------         --------         --------         --------
April 12, 2001......................   $36.51           $34.48           $17.88           $17.15
May 16, 2001........................    46.65            44.50            22.25            22.00

                       DESCRIPTION OF JONES CAPITAL STOCK


    This section of the proxy statement/prospectus describes the material terms of the capital stock of Jones under its amended and restated articles of incorporation and amended by-laws. The terms of Jones amended and restated articles of incorporation and amended by-laws are more detailed than the general information provided below. You should carefully consider the actual provisions of these documents. The Jones amended and restated articles of incorporation and amended by-laws may be obtained without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 67.


TOTAL SHARES

    The total authorized capital stock of Jones consists of:

    - 200,000,000 shares of common stock, $.01 par value per share, and

    - 1,000,000 shares of preferred stock, $.01 par value per share.


    On May 16, 2001, there were 120,945,292 shares of Jones common stock issued and outstanding, and no shares of Jones preferred stock issued and outstanding.


COMMON STOCK

    VOTING RIGHTS. Each share of Jones common stock is entitled to one vote on all matters submitted to a vote of stockholders.

    DIVIDENDS. Holders of Jones common stock are entitled to receive dividends when and as declared by the Jones board of directors out of legally available funds. The right of the Jones board of directors to declare dividends, however, is subject to the requirement that all dividends on any outstanding Jones preferred stock have been paid or reserved for.

    LIQUIDATION RIGHTS. In the event of the voluntary or involuntary dissolution, liquidation or winding up of Jones, Jones stockholders are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of Jones' remaining assets available for distribution.

PREFERRED STOCK

    The Jones board of directors is authorized to provide for the issuance from time to time of Jones preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Jones preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Jones common stock or for other corporate purposes.

      COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF JONES AND MCNAUGHTON

    Jones is organized under the laws of the Commonwealth of Pennsylvania, and McNaughton is organized under the laws of the State of Delaware. The rights of Jones stockholders are currently governed by the Pennsylvania Business Corporation Law, which we refer to as "Pennsylvania law", Jones' amended and restated articles of incorporation and Jones' amended by-laws. The rights of McNaughton stockholders are currently governed by the General Corporation Law of the State of Delaware, which we refer to as "Delaware law", McNaughton's amended certificate of incorporation and McNaughton's amended by-laws. Upon completion of the merger, the rights of McNaughton stockholders who become stockholders of Jones will be governed by Pennsylvania law, Jones' amended and restated articles of incorporation and Jones' amended by-laws.


    This section of the proxy statement/prospectus describes the material differences between the rights of Jones stockholders and McNaughton stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. You should read carefully the relevant provisions of Pennsylvania law, Delaware law, Jones' amended and restated articles of incorporation, Jones' amended by-laws, McNaughton's amended certificate of incorporation and McNaughton's amended by-laws. Jones' amended and restated articles of incorporation and amended by-laws and McNaughton's amended certificate of incorporation and amended by-laws may be obtained without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 67.


CAPITALIZATION

    JONES. Jones' authorized capital stock is described above under "Description of Jones Capital Stock".

    MCNAUGHTON. The total authorized shares of capital stock of McNaughton consist of:

    - 30,000,000 shares of common stock, $.01 par value per share, and

    - 1,000,000 shares of preferred stock, $.01 par value per share.


    At the close of business on May 15, 2001, there were 9,999,030 shares of McNaughton common stock issued and outstanding and no shares of McNaughton preferred stock issued and outstanding.


    McNaughton has the authority to issue preferred stock from time to time in one or more series. The McNaughton board of directors is authorized to fix the designation and number of shares which shall constitute each such series and other matters related to each such series of unissued and undesignated shares of preferred stock.

VOTING RIGHTS

    JONES. Each holder of Jones common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

    MCNAUGHTON. Each holder of McNaughton common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

    Under both Pennsylvania and Delaware law, the charter document or by-laws of a corporation may specify the number of directors.

    JONES. The Jones board of directors has seven members. Jones' amended by-laws provide that the number of directors shall be fixed by the Jones board of directors. Jones' amended by-laws further provide that directors will be elected at the annual meeting of Jones stockholders and will serve until the next annual meeting of Jones stockholders.

    MCNAUGHTON. The McNaughton board of directors has seven members. McNaughton's amended certificate of incorporation provides that the number of directors will be determined as provided in McNaughton's amended by-laws. McNaughton's amended by-laws provide that the maximum number of directors is ten, and that the actual number of directors may be fixed by the vote of stockholders or the board of directors. McNaughton's amended by-laws further provide that directors will be elected at the annual meeting of McNaughton stockholders and will serve until the next annual meeting of McNaughton stockholders.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

    JONES. Under Pennsylvania law, unless otherwise provided in the by-laws, vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, though less than a quorum, or by a sole remaining director, and each person so selected will serve for the balance of unexpired term. Jones' amended by-laws provide that vacancies on the Jones board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors. A majority of the remaining directors will also constitute a quorum for purposes of filling the vacancy.

    Because there is no provision regarding the removal of directors in Jones' amended and restated articles of incorporation or amended by-laws, stockholders may remove directors without cause under Pennsylvania law.

    MCNAUGHTON. McNaughton's amended by-laws provide that vacancies on the McNaughton board of directors, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office. However, any vacancy occurring as a result of the removal of a director can only be filled by McNaughton stockholders at a meeting of stockholders called for that purpose.

    McNaughton's amended by-laws provide that a director, or the entire board of directors, may be removed, with or without cause, at a meeting of stockholders called for the purpose of removal, by the holders of a majority of the shares of capital stock of McNaughton entitled to vote at that meeting.

APPROVAL OF MERGERS AND OTHER SIGNIFICANT TRANSACTIONS

    JONES. Under Pennsylvania law, unless required by the by-laws, stockholder approval is not required for a plan of merger or consolidation if:

    - the articles of incorporation are not changed in the merger or consolidation, except for changes which do not require stockholder approval under Pennsylvania law, and the surviving corporation is a Pennsylvania corporation,

    - each share of the corporation outstanding immediately prior to the merger or consolidation will continue to be or be converted into an identical share of the surviving corporation,

    - the plan provides that the stockholders will hold a majority of the votes entitled to be cast generally in an election of directors in the surviving corporation, and

    - either:

        - immediately prior to the adoption of the plan, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of shares, or

        - no shares of the corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

    Jones' amended by-laws do not require stockholder approval in these circumstances.

    Under Pennsylvania law, stockholder approval is required for the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a corporation when not made in the usual and regular course of the business of the corporation, for the purpose of relocating the business of the corporation, in certain transactions with subsidiaries or in connection with a sale-leaseback transaction.

    Under Pennsylvania law, stockholder approval is required for the division of a domestic corporation into two or more domestic or foreign business corporations unless:

    - the dividing corporation has only one class of shares outstanding, and the shares and other securities, if any, of each resulting corporation are distributed pro rata to the stockholders of the dividing corporation,

    - the dividing corporation survives the division, and all the shares and other securities and obligations of the new corporations resulting from the division are owned solely by the surviving corporation, or

    - the transfer, if effected by means of a sale, lease, exchange or other disposition, would not require stockholder approval.

    In cases where stockholder approval is required for a merger, consolidation, division, sale, lease, exchange or other disposition, the transaction must be approved by receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon.

    MCNAUGHTON. Under Delaware law, unless required by the certificate of incorporation, stockholder approval to authorize a merger is not required if:

    - the agreement of merger does not amend the certificate of incorporation,

    - each share of stock outstanding prior to the merger is to be an identical outstanding or treasury share of the surviving corporation, and

    - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the common stock are to be issued under the merger agreement, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued under the merger agreement plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger agreement does not exceed 20% of the number outstanding immediately prior to the merger.

    McNaughton's amended certificate of incorporation does not require stockholder approval in these circumstances.

    Delaware law further provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of voting stock of a subsidiary may, upon authorization by the board of directors of the parent corporation, merge that subsidiary into its parent corporation without the approval of the subsidiary's stockholders or board of directors.

    In cases where stockholder approval is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of a corporation's assets, the stockholder approval must be the affirmative vote of the holders of a majority of outstanding shares of the corporation entitled to vote on the transaction. If, however, the certificate of incorporation provides for more or less than one vote per share on any matter, the required vote must be a majority of the combined voting power of the corporation's outstanding stock.

APPRAISAL RIGHTS

    JONES. Pennsylvania law provides that stockholders of a corporation have a right to dissent from a proposed transaction and to obtain payment of the judicially determined "fair value" of their shares in a merger, consolidation, division, share exchange, conversion or asset transfer and in certain other plans or amendments to the articles of incorporation in which disparate treatment is given to the holders of shares of the same class or series. These appraisal rights are not available, however, for any class of stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders unless:

    - the shares are not converted solely into shares of the acquiring, surviving, new or other corporation, or into such shares combined with cash for any fractional shares,

    - the shares being converted are shares of any preferred or special class of stock, unless the articles of incorporation or the terms of the transaction entitle all holders of the shares of the preferred or special class to vote on the transaction and require the approval of the affirmative vote of a majority of the votes cast by all stockholders of the preferred or special class, or

    - the transaction provides for disparate treatment for shares of the same class or series, and

        - the shares are a group of a class or series which are to receive the same special treatment in the transaction, and

        - the group is not entitled to a vote as a special class for such transaction.

    MCNAUGHTON. Delaware law provides for appraisal rights on the part of the stockholders of a corporation only in the case of specified mergers or consolidations. Moreover, unless the certificate of incorporation so provides, Delaware law does not provide for appraisal rights in connection with sales or transfers of all or substantially all of a corporation's assets, amendments to a corporation's certificate of incorporation or a merger or consolidation for stock listed on a national securities exchange or designated as a national market system security on The Nasdaq Stock Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders of the stock to receive, in exchange for their shares, any property other than shares of stock of the surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as a national market system security on The Nasdaq Stock Market or held of record by more than 2,000 holders, cash instead of fractional shares or any combination of the foregoing. McNaughton's amended certificate of incorporation does not provide for appraisal rights in these circumstances.

    In addition, Delaware law denies appraisal rights to the stockholders of the surviving corporation in a merger if the merger did not require the approval of the stockholders of the surviving corporation. See "--Approval of Mergers and Other Significant Transactions" above.

AMENDMENTS TO ARTICLES/CERTIFICATE OF INCORPORATION

    JONES. Under Pennsylvania law, amendments to the articles of incorporation may be proposed by the board of directors of a corporation, but stockholders of a registered corporation, such as Jones, are not entitled to propose amendments to the articles of incorporation. Adoption of an amendment also requires:

    - the affirmative vote of a majority of the shares which are entitled to vote, and

    - if any class or series of shares is entitled to vote on the amendment as a class, the affirmative vote of a majority of the shares in each class that is entitled to vote.

The holders of outstanding shares of a class or series of shares are entitled to vote as a class on an amendment if the amendment would:

    - authorize the board of directors to fix and determine the relative rights and preferences, as between series, of any preferred or special class,

    - make any adverse change in the preferences, limitations or special rights, other than preemptive rights or the right to vote cumulatively, of the shares of a class or series,

    - authorize a new class or series of shares having a preference as to dividends or assets which is senior to the shares of an existing class or series, or

    - increase the number of authorized shares of any class or series which has a preference as to dividends or assets which is senior in any respect to the shares of a then outstanding class or series.

    Any amendment of the articles of incorporation that involves a reclassification of the corporation's stock in which the percentage of voting or economic share interest in the corporation of one or more stockholders is materially increased relative to substantially all other stockholders constitutes a transaction with an interested stockholder and must be approved in the manner required by Pennsylvania law. See "--Anti-Takeover Provisions" below.

    Neither Jones' amended and restated articles of incorporation nor Jones' amended by-laws contain any provision regarding amendment of Jones' amended and restated articles of incorporation. Therefore, Jones' amended and restated articles of incorporation may be amended as described above under Pennsylvania law.

    MCNAUGHTON. Under Delaware law, any provision of McNaughton's amended certificate of incorporation may be amended by approval of the board of directors and the affirmative vote of a majority of the combined voting power of the outstanding shares of stock that are entitled to vote to amend the certificate of incorporation. In addition, Delaware law generally requires the approval of the holders of a majority of the outstanding shares of a class of stock with respect to an amendment to a corporation's certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. McNaughton's amended certificate of incorporation reserves the right to amend, alter, change or repeal any of its provisions. Any such action will be governed by Delaware law as described above.


AMENDMENTS TO BY-LAWS


    JONES. Pennsylvania law provides that the by-laws may be amended by action of the stockholders. The by-laws may also give the power to amend the by-laws to the board of directors, subject to the power of the stockholders to change such action. Pennsylvania law limits the board's power to amend the by-laws, however, in respect to certain matters, unless allowed by the articles of incorporation. Jones' amended by-laws give the Jones board of directors the power to amend, alter or repeal Jones' amended by-laws, subject to the power of Jones stockholders to change such action.

    MCNAUGHTON. Delaware law gives the power to amend the by-laws to the stockholders and also provides that the certificate of incorporation may also give the power to amend the by-laws to the board of directors. McNaughton's amended certificate of incorporation gives the power to amend its by-laws to the McNaughton board of directors. McNaughton's amended by-laws provide that they may be altered, amended or repealed, or new by-laws may be adopted, by the affirmative vote of the holders of a majority of the capital stock of McNaughton or a majority of the McNaughton board of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    JONES. Under Pennsylvania law, unless otherwise restricted by the by-laws, stockholder action may be taken without a meeting upon the unanimous written consent of all of the stockholders entitled to vote on that meeting. Stockholders of a registered corporation, such as Jones, may authorize action without a meeting by less than unanimous written consent only if such action without a meeting is permitted by the by-laws or articles of incorporation. Although Jones' amended by-laws are silent on this point, Jones' amended and restated articles of incorporation provide that any action required or permitted to be taken by Jones stockholders may be taken by written consent if consents are received representing a majority of the shares entitled to vote on the action.

    MCNAUGHTON. Under Delaware law, unless the certificate of incorporation provides otherwise, stockholder action may be taken if written consents are received from the holders of the minimum number of votes that would be necessary to authorize that action at a meeting at which all the shares entitled to vote for that action were present and voted. McNaughton's amended certificate of incorporation does not limit or prohibit stockholder action by written consent, and McNaughton's amended by-laws explicitly authorize action by written consent in the same manner as that provided by Delaware law.

SPECIAL STOCKHOLDER MEETINGS

    JONES. Under Pennsylvania law for registered corporations such as Jones, a special meeting of stockholders may be called only by the board of directors or by any officer or other person provided for in the by-laws, except that an interested stockholder, as defined below under "--Anti-Takeover Provisions", can call a special meeting to approve certain business combinations.

    Jones' amended by-laws provide that special meetings of the stockholders may be called by the President, the board of directors or the holders of at least 20% of all shares entitled to vote at the special meeting.

    MCNAUGHTON. Under Delaware law, a special meeting of the stockholders may be called by the board of directors or any other person that is authorized by the certificate of incorporation or by-laws. McNaughton's amended by-laws provide that special meetings of the stockholders of McNaughton may be called only by the McNaughton board of directors, the Chairman or Vice Chairman of the McNaughton board of directors or the holders of the majority of the outstanding shares of capital stock that are entitled to vote on the matters that are to be voted on at that special meeting.

FIDUCIARY DUTIES OF DIRECTORS

    JONES. Under Pennsylvania law, directors have a fiduciary relationship to their corporation and are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of such corporation, and with the care, including reasonable inquiry, skill and diligence, that a person of ordinary prudence would use under similar circumstances. In performing their duties, directors are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by their corporation's officers, employees, counsel and public accountants and other professionals and experts. Directors may, in considering the best interests of their corporation, consider the effects of any action upon employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of their corporation are located and all other pertinent factors. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee of the board or an individual director is presumed to be in the best interests of the corporation.

    MCNAUGHTON. Under Delaware law, directors are charged with a fiduciary duty to act on an informed basis, in good faith and in the best interests of the corporation and its stockholders. In recognition of the managerial prerogatives granted to the directors of a Delaware corporation, Delaware law presumes that, in making a business decision, the directors are disinterested and act on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation, which presumption is known as the "business judgment rule". A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties--good faith, loyalty and due care. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be judicially questioned absent gross negligence. Where, however, the presumption is rebutted, subject to specified exceptions, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Nonetheless, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    Both Pennsylvania and Delaware law permit a corporation to limit the personal liability of its directors, with specified exceptions.

    JONES. Pennsylvania law permits a corporation to include in its by-laws a provision, adopted by vote of its stockholders, which eliminates the personal liability of its directors for monetary damages for any action taken or for failure to take any action unless:

    - the directors have breached or failed to perform their duties as directors, and

    - the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

A Pennsylvania corporation is not permitted to eliminate personal liability where the responsibility or liability of a director arises under any criminal statute or is for the payment of taxes arising under any federal, state or local law.

    Jones' amended by-laws authorize Jones to limit the liability of directors to the maximum extent legally permissible under Pennsylvania law.

    MCNAUGHTON. Delaware law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

    - violation of Delaware law provisions regarding unlawful payment of dividends or unlawful stock purchases or redemptions,

    - any transaction from which the director derived an improper personal benefit, or

    - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

    McNaughton's amended certificate of incorporation eliminates and limits the liability of directors to the fullest extent permitted under Delaware law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    JONES. Pennsylvania law provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than actions by or in the right of the corporation, by reason of the fact that he or she is or was a representative of or serving at the request of the corporation. This indemnification may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, for any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law permits similar indemnification for expenses, including attorneys' fees, in the case of actions by or in the right of the corporation, provided that indemnification is not permitted against any claim, issue or matter as to which the person is determined to be liable to the corporation unless there is a judicial determination that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity against the expenses that the court deems proper.

    In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she will be indemnified against expenses, including attorneys' fees, which he or she actually and reasonably incurs. Pennsylvania law also provides that this indemnification is not exclusive of any other rights to which a person seeking indemnification may be entitled, except that indemnification may not be made in any case where the act or failure to act which causes the claim is determined by a court to have been willful misconduct or recklessness.

    Jones' amended by-laws authorize Jones to indemnify its directors to the full extent and in substantially the same manner that is permitted by Pennsylvania law.

    MCNAUGHTON. McNaughton's amended certificate of incorporation provides for indemnification of its directors and officers to the full extent permitted by Delaware law. The provisions of Delaware law regarding indemnification are substantially similar to those of Pennsylvania law. There are, however, certain differences under Delaware law, including:

    - only present and former officers and directors are entitled, as a matter of Delaware law, to indemnification for all expenses reasonably incurred in defense of any claim, issue or matter which has been successfully defended, and

    - there is no express exception to the indemnification of officers and directors for cases where the act or failure to act which causes the claim is determined by a court to have been the result of willful misconduct or recklessness.

DIVIDENDS

    JONES. Under Pennsylvania law, a corporation may pay dividends unless after paying the dividend:

    - the corporation would be unable to pay its debts as they become due in the usual course of its business, or

    - the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of stockholders having superior preferential rights to those stockholders receiving the distribution.

    Jones' amended and restated articles of incorporation provide that the Jones board of directors may from time to time declare, and Jones may pay, dividends on its outstanding common stock out of funds lawfully available for that purpose.

    MCNAUGHTON. Delaware law generally permits dividends to be paid out of any surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors, which cannot be less than the aggregate par value of all issued shares of capital stock. Delaware law also permits a dividend to be paid out of the net profits of the current or the preceding fiscal year, or both, unless net assets are less than the capital represented by any outstanding preferred shares.

    McNaughton's amended certificate of incorporation provides that the McNaughton board of directors may, subject to the rights of the holders of preferred stock, from time to time declare dividends on its common stock out of funds legally available for that purpose.

ANTI-TAKEOVER PROVISIONS

    JONES. Pennsylvania law contains several anti-takeover provisions which apply to corporations like Jones. Jones is subject to these provisions because its amended and restated articles of incorporation and amended by-laws do not contain opt-out provisions.

    TRANSACTIONS WITH INTERESTED STOCKHOLDERS. Pennsylvania law provides that the types of transaction listed below must be approved by the affirmative vote of at least a majority of the votes that all stockholders are entitled to cast with respect to such transaction, excluding all voting shares owned by an interested stockholder. An interested stockholder is defined under Pennsylvania law as someone who individually or with or through any of its affiliates or associates owns more than 20% of the stock entitled to elect directors of a corporation. The following types of transactions require the special vote described above:

    - a merger or consolidation, a share exchange or certain sales of assets involving a corporation or its subsidiary and a stockholder of the corporation,

    - a division of the corporation, if an interested stockholder is to receive a disproportionate amount of any of the securities of any corporation surviving or resulting from the division,

    - a voluntary dissolution of the corporation, if any stockholder is to be treated differently from others holding shares of the same class, or

    - a reclassification of shares, if any stockholder's percentage of voting or economic share interest in the corporation is materially increased relative to substantially all other stockholders.

    The special voting requirement with respect to the above types of transactions does not apply if:

    - the transaction being proposed has been approved by the corporation's board of directors, excluding directors affiliated with or nominated by the interested stockholder if first elected as a director within 24 months of the date of the vote on the proposed transaction,

    - the consideration received for each class of stock owned by the interested stockholder is at least as high as the highest consideration paid for that class by the interested stockholder, or

    - the transaction is a merger or consolidation involving a parent corporation which owns at least 80% of each class of the stock of each other constituent corporation.

    Pennsylvania law also prohibits a corporation from engaging in a business combination, such as a merger or consolidation, sale, disposition of property or issuance of shares for a specified percentage of the value of the corporation, with an interested stockholder unless:

    - the board of directors of the corporation gives prior approval to the proposed transaction or gives prior approval to the interested stockholder's acquisition of 20% of the shares entitled to vote in an election of directors of the corporation,

    - the interested stockholder owns at least 80% of the stock of the corporation entitled to vote in an election of directors and, no earlier than three months after the interested stockholder reaches the 80% ownership level, the majority of the remaining stockholders approve the proposed transaction and stockholders receive a minimum "fair price" for their shares in the transaction,

    - holders of all outstanding common stock approve the transaction,

    - no earlier than five years after the interested stockholder reached the 20% ownership level, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or

    - no earlier than five years after the interested stockholder reached the 20% ownership level, a majority of all the shares approve the transaction, all stockholders receive a minimum fair price for their shares and certain other conditions are met.

    STOCKHOLDER RIGHT TO HAVE SHARES PURCHASED IN CONTROL TRANSACTIONS. Under Pennsylvania law, when a person or group of persons acting together holds 20% of the shares entitled to vote in an election of directors, any other stockholder of the registered corporation who objects can, at the time that the control group of persons acquires the 20% ownership level, under procedures set forth in Pennsylvania law, require the control group to purchase his or her shares at a fair value.

    CERTAIN SHARE ACQUISITIONS. Pennsylvania law also contains provisions which, under certain circumstances, permit a corporation to redeem the shares owned by a group of individuals who own more than 20% of the voting power. The corporation may also remove the voting rights of those shares and require the disgorgement of profits received through the ownership of those shares.

    MCNAUGHTON. McNaughton is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders because there is no opt-out provision in its certificate of incorporation with respect to these provisions.

    Section 203 of the General Corporation Law of the State of Delaware applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

    Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

    - before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans, or

    - the board of directors approved the business combination after the stockholder became an interested stockholder, and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

STOCKHOLDER RIGHTS PLAN

    JONES.  Jones does not have a stockholder rights plan.

    MCNAUGHTON. McNaughton is party to a rights agreement with American Stock Transfer & Trust Company, as rights agent. Set forth below is a summary of the material provisions of the rights agreement. This summary does not include a complete description of all of the terms of the rights agreement. McNaughton stockholders may obtain copies of the rights plan without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 67.

    EXERCISABILITY OF RIGHTS. Under the McNaughton rights agreement, one right, referred to as a McNaughton right, attaches to each share of McNaughton common stock outstanding and, when exercisable, entitles the registered holder to purchase from McNaughton one share of McNaughton common stock at an initial purchase price of $32, subject to customary antidilution adjustments.

    The McNaughton rights will not become exercisable until the earlier of:

    - the tenth day after the date of public announcement that a person has become the beneficial owner of 20% or more of the McNaughton common stock then outstanding, and

    - the tenth business day or a later date as may be determined by the McNaughton board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person becoming the beneficial owner of 20% or more of the McNaughton common stock then outstanding.

    In connection with the merger, the McNaughton rights agreement was amended to provide that the McNaughton rights will not become exercisable solely by reason of the merger agreement and completion of the transactions contemplated by the merger agreement.

    "FLIP IN" FEATURE. In the event a person becomes the beneficial owner of 20% or more of the McNaughton common stock outstanding, each holder of a McNaughton right, except for that person, will have the right to acquire, upon exercise of the McNaughton right at the then current exercise price, shares of McNaughton common stock having a value equal to twice the exercise price of the McNaughton right. For example, assuming that the initial purchase price of $32 is in effect on the date that the flip-in feature of the McNaughton right is exercised, any holder of a McNaughton right, except for the person that has become the beneficial owner of 20% or more of the outstanding McNaughton common stock, may exercise his or her McNaughton right by paying to McNaughton $32 in order to receive from McNaughton shares of McNaughton common stock having a value equal to $64.

    "EXCHANGE" FEATURE. At any time after a person becomes the beneficial owner of 20% or more of the McNaughton common stock then outstanding, but prior to a person becoming the beneficial owner of 50% or more of the McNaughton common stock then outstanding, the McNaughton board of directors may, at its option, exchange all or some of the McNaughton rights, except for those held by such person, at an exchange ratio of one share of McNaughton common stock per McNaughton right. Use of this exchange feature means that eligible McNaughton rights holders would not have to pay the purchase price in order to receive shares of McNaughton common stock.

    "FLIP OVER" FEATURE. In the event that, after a person becomes the beneficial owner of 20% or more of the McNaughton common stock then outstanding:

    - McNaughton merges into any person,

    - any person consolidates or merges with McNaughton, or

    - McNaughton sells more than 50% of its assets or earning power to any person,

then each holder of a McNaughton right, except for a person that is the beneficial owner of 20% or more of the McNaughton common stock then outstanding, will have the right to receive, upon exercise of the McNaughton right at the then current exercise price, the number of shares of the acquiring company's common stock having a value equal to twice the exercise price of the McNaughton right.

    REDEMPTION OF RIGHTS.  At any time prior to the earlier to occur of:

    - a person becoming the beneficial owner of 20% or more of the McNaughton common stock then outstanding, and

    - February 8, 2006,

the McNaughton board of directors may redeem all of the McNaughton rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the McNaughton rights will terminate upon redemption, and at such time, the holders of the McNaughton rights will have the right to receive only the redemption price for each McNaughton right held.

    AMENDMENT OF RIGHTS. At any time before a person becomes the beneficial owner of 20% or more of the McNaughton common stock then outstanding, the terms of the existing McNaughton rights agreement may be amended by the McNaughton board of directors without the approval of the holders of the rights. After the date any person acquires at least 20% of McNaughton's outstanding common stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the McNaughton rights, excluding the interests of the acquiror. In connection with the merger, McNaughton amended the rights agreement so that it will not be applicable to the merger and the other transactions contemplated by the merger agreement.

    TERMINATION OF RIGHTS. If not previously exercised, the McNaughton rights will expire on February 8, 2006, unless McNaughton earlier redeems or exchanges the McNaughton rights or shortens or extends the expiration date.

    ANTI-TAKEOVER EFFECTS. The McNaughton rights could have anti-takeover effects. Once the McNaughton rights become exercisable, in most cases the McNaughton rights would cause substantial dilution to a person that attempts to acquire or merge with McNaughton. Accordingly, the existence of the McNaughton rights may deter potential acquirors from making a takeover proposal or a tender offer. The McNaughton rights should not interfere with any merger or other business combination approved by the McNaughton board of directors, because McNaughton may redeem the McNaughton rights, and because the McNaughton board of directors can amend the McNaughton rights agreement so that a transaction approved by the McNaughton board of directors would not cause the McNaughton rights to become exercisable.

RIGHTS OF INSPECTION

    Under both Pennsylvania and Delaware law, every stockholder, upon proper written demand stating the purpose, may inspect the corporate books and records as long as the inspection is for a proper purpose and during normal business hours. Under both statutes, a "proper purpose" is any purpose reasonably related to the interest of the inspecting person as a stockholder.

LIQUIDATION RIGHTS

    The rights of the holders of Jones common stock upon the liquidation or dissolution of Jones are substantially the same as those of the holders of McNaughton common stock upon the liquidation or dissolution of McNaughton.

CASE LAW AND COURT SYSTEMS

    There is a substantial body of case law in Delaware interpreting the corporation laws of that state. Delaware also has a Court of Chancery which usually adjudicates matters arising under the General Corporation Law of the State of Delaware. The body of case law interpreting the corporation law of Pennsylvania is not as significantly developed as in Delaware. In Pennsylvania, matters arising under Pennsylvania law are adjudicated by the general state courts. As a result of these factors, there may be less certainty as to the outcome of matters governed by Pennsylvania law, and, therefore, it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware law.

                                 LEGAL MATTERS


    The legality of Jones common stock offered by this proxy statement/prospectus will be passed upon for Jones by Ira M. Dansky, Esq., General Counsel of Jones. With respect to certain matters concerning Pennsylvania law, Mr. Dansky will rely on Schnader Harrison Segal & Lewis LLP, Philadelphia, Pennsylvania. As of May 16, 2001, Mr. Dansky owned no shares of Jones common stock but had options to purchase 205,585 shares of Jones common stock. Certain United States federal income tax consequences of the merger will be passed upon for Jones by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore acts as counsel for Jones and its subsidiaries from time to time.



    Certain United States federal income tax consequences of the merger will be passed upon for McNaughton by Torys, New York, New York. Torys regularly acts as counsel for McNaughton and its subsidiaries. As of May 16, 2001, Bradley P. Cost, Esq., a member of Torys, was a director of McNaughton and owned 5,000 shares of McNaughton common stock and had options to purchase 50,000 shares of McNaughton common stock.


                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Jones at December 31, 2000, and December 31, 1999, and for each of the three fiscal years in the period ended December 31, 2000, incorporated in this proxy statement/prospectus by reference to Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their reports which are also incorporated by reference into this proxy statement/prospectus, and have been so incorporated in reliance upon these reports given upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

    The consolidated financial statements of McNaughton appearing in McNaughton's Annual Report on Form 10-K for the fiscal year ended November 4, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference in reliance upon that report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    In view of the expected timing of the merger, McNaughton does not expect to hold an annual meeting of stockholders in 2002. In the event the merger is not completed and McNaughton does hold an annual meeting in 2002, you would continue to be entitled to attend and participate in the meeting if you are a stockholder as of the record date for that meeting. In accordance with federal securities laws, proposals to be submitted by stockholders for consideration at the next annual meeting of McNaughton stockholders and inclusion in McNaughton's next annual proxy statement must be received by McNaughton not later than October 17, 2001. Securities and Exchange Commission rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. McNaughton will only consider proposals for inclusion in its proxy statement for an annual meeting that satisfy the requirements of applicable Securities and Exchange Commission rules.

                                 OTHER MATTERS

    As of the date of this proxy statement/prospectus, the McNaughton board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matter comes before the special meeting, the persons named as proxies by a stockholder will vote in their discretion on the other matter unless:

    - otherwise indicated on the proxy, or

    - the other matter relates to the adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

                      WHERE YOU CAN FIND MORE INFORMATION

    Jones and McNaughton file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Jones and McNaughton file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

Public Reference Room     New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center      Citicorp Center
Room 1024                 Suite 1300                500 West Madison Street
Washington, D.C. 20549    New York, NY 10048        Suite 1400
                                                    Chicago, IL 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at "http://www.sec.gov". Reports, proxy statements and other information concerning Jones may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning McNaughton may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20016.


    Jones filed a registration statement on Form S-4 on May 8, 2001, which was amended on May 18, 2001 to update the information contained therein, with the Securities and Exchange Commission to register the Jones common stock to be issued to McNaughton stockholders pursuant to the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Jones in addition to being a proxy statement of McNaughton. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Jones' registration statement or the exhibits to the registration statement. The registration statement and its exhibits are available for inspection and copying as set forth above.


    The Securities and Exchange Commission allows Jones and McNaughton to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that Jones and McNaughton have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Jones and McNaughton that is not included in, or delivered with, this proxy statement/prospectus.


JONES FILINGS                                            PERIOD
-------------                            ---------------------------------------
(FILE NO. 1-10746)
Annual Report on Form 10-K.............  Fiscal Year ended December 31, 2000
Quarterly Report on Form 10-Q..........  Fiscal Quarter ended April 7, 2001
Current Report on Form 8-K.............  Filed on April 16, 2001


MCNAUGHTON FILINGS                                       PERIOD
------------------                       ---------------------------------------
(FILE NO. 0-23440)
Annual Report on Form 10-K.............  Fiscal Year ended November 4, 2000
Quarterly Report on Form 10-Q..........  Fiscal Quarter ended February 3, 2001
Current Reports on Form 8-K............  Filed on April 17, 2001 and March
                                         15, 2001

    Jones and McNaughton also incorporate by reference all additional documents that they file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting, and these additional documents are deemed to be a part of this proxy statement/prospectus from the date of filing. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Jones has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Jones, and McNaughton has supplied all such information relating to McNaughton.

    As noted in "The Merger--Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares", McNaughton stockholders should not send in their McNaughton stock certificates until they receive the transmittal materials from the exchange agent after the completion of the merger.

    McNaughton stockholders may have received some of the documents incorporated by reference. However, McNaughton stockholders can also obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet website as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. McNaughton stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Jones Apparel Group, Inc.                  McNaughton Apparel Group Inc.
250 Rittenhouse Circle                     463 Seventh Avenue
Bristol, PA 19007                          New York, NY 10018
Attention: Investor Relations              Attention: Investor Relations
Telephone: (215) 785-4000                  Telephone: (212) 947-2960


    McNaughton stockholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. McNaughton has not authorized anyone to provide McNaughton stockholders with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 18, 2001. McNaughton stockholders should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to McNaughton stockholders nor the issuance of Jones common stock pursuant to the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Jones and McNaughton and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Jones and McNaughton, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Jones and McNaughton on the date of this proxy statement/prospectus and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. McNaughton stockholders should consider the forward-looking statements in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

    - the ability to integrate the operations of Jones and McNaughton,

    - the effects of vigorous competition in the markets in which Jones and McNaughton operate,

    - the performance of Jones' and McNaughton's products within, and the overall strength of, the prevailing retail environment, including conditions for women's and juniors' apparel and women's footwear and accessories,

    - changes in the costs of raw materials, labor and advertising,

    - the ability of Jones and McNaughton to secure and protect trademarks and other intellectual property rights,

    - the unanticipated loss of a major customer,

    - weather conditions which could impact retail traffic and Jones' and McNaughton's ability to ship on a timely basis,

    - the overall level of consumer spending, and

    - national and regional economic conditions.

    For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Jones and McNaughton have filed with the Securities and Exchange Commission.

    Neither Jones nor McNaughton is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Jones or McNaughton or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 13, 2001

                                     AMONG

                           JONES APPAREL GROUP, INC.,

                             MCN ACQUISITION CORP.

                                      AND

                         MCNAUGHTON APPAREL GROUP INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                    --------
                                               ARTICLE I

                                               THE MERGER

SECTION 1.01.         THE MERGER..................................................     A-4
SECTION 1.02.         CLOSING.....................................................     A-4
SECTION 1.03.         EFFECTIVE TIME..............................................     A-4
SECTION 1.04.         EFFECTS OF THE MERGER.......................................     A-5
SECTION 1.05.         CERTIFICATE OF INCORPORATION AND BY-LAWS....................     A-5
SECTION 1.06.         DIRECTORS...................................................     A-5
SECTION 1.07.         OFFICERS....................................................     A-5

                                               ARTICLE II

                           CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.         CONVERSION OF CAPITAL STOCK.................................     A-5
SECTION 2.02.         ANTI-DILUTION PROVISIONS....................................     A-6
SECTION 2.03.         EXCHANGE OF CERTIFICATES....................................     A-7
SECTION 2.04.         ADJUSTMENT..................................................     A-9

                                              ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES

SECTION 3.01.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    A-10
SECTION 3.02.         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............    A-25

                                               ARTICLE IV

                               COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.         CONDUCT OF BUSINESS.........................................    A-28
SECTION 4.02.         CONDUCT OF BUSINESS BY PARENT...............................    A-31
SECTION 4.03.         NO SOLICITATION.............................................    A-32

                                               ARTICLE V

                                         ADDITIONAL AGREEMENTS

SECTION 5.01.         PREPARATION OF THE FORM S-4 AND THE PROXY
                      STATEMENT/PROSPECTUS; STOCKHOLDERS MEETING..................    A-34
SECTION 5.02.         LETTERS OF THE COMPANY'S ACCOUNTANTS........................    A-35
SECTION 5.03.         LETTERS OF PARENT'S ACCOUNTANTS.............................    A-35
SECTION 5.04.         ACCESS TO INFORMATION; CONFIDENTIALITY......................    A-35
SECTION 5.05.         COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION...............    A-35
SECTION 5.06.         COMPANY STOCK OPTIONS.......................................    A-36
SECTION 5.07.         INDEMNIFICATION, EXCULPATION AND INSURANCE..................    A-38
SECTION 5.08.         FEES AND EXPENSES...........................................    A-39
SECTION 5.09.         INFORMATION SUPPLIED........................................    A-39
SECTION 5.10.         EMPLOYEE BENEFIT MATTERS....................................    A-40
SECTION 5.11.         PUBLIC ANNOUNCEMENTS........................................    A-40
SECTION 5.12.         AFFILIATES..................................................    A-41

                                                                                      PAGE
                                                                                    --------
SECTION 5.13.         STOCK EXCHANGE LISTINGS.....................................    A-41
SECTION 5.14.         TAX TREATMENT...............................................    A-41
SECTION 5.15.         RIGHTS AGREEMENT............................................    A-41
SECTION 5.16.         TRANSFER TAXES..............................................    A-41
SECTION 5.17.         PARENT BOARD OF DIRECTORS...................................    A-41

                                               ARTICLE VI

                                          CONDITIONS PRECEDENT

SECTION 6.01.         CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                      MERGER......................................................    A-42
SECTION 6.02.         CONDITIONS TO OBLIGATIONS OF PARENT AND SUB.................    A-42
SECTION 6.03.         CONDITIONS TO OBLIGATION OF THE COMPANY.....................    A-43

                                              ARTICLE VII

                                   TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.         TERMINATION.................................................    A-44
SECTION 7.02.         EFFECT OF TERMINATION.......................................    A-44
SECTION 7.03.         AMENDMENT...................................................    A-45
SECTION 7.04.         EXTENSION; WAIVER...........................................    A-45

                                              ARTICLE VIII

                                           GENERAL PROVISIONS

SECTION 8.01.         NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............    A-46
SECTION 8.02.         NOTICES.....................................................    A-46
SECTION 8.03.         DEFINITIONS.................................................    A-47
SECTION 8.04.         INTERPRETATION..............................................    A-47
SECTION 8.05.         COUNTERPARTS................................................    A-47
SECTION 8.06.         ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES..............    A-47
SECTION 8.07.         GOVERNING LAW...............................................    A-47
SECTION 8.08.         ASSIGNMENT..................................................    A-48
SECTION 8.09.         CONSENT TO JURISDICTION.....................................    A-48
SECTION 8.10.         WAIVER OF JURY TRIAL........................................    A-48
SECTION 8.11.         ENFORCEMENT.................................................    A-48

    AGREEMENT AND PLAN OF MERGER dated as of April 13, 2001, among JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Parent"), MCN ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and MCNAUGHTON APPAREL GROUP INC., a Delaware corporation (the "Company").

    WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of the Company with and into Sub, upon the terms and subject to the conditions set forth in this Agreement (such transactions or the alternative transaction referred to in Section 1.01 being referred to hereinafter as the "Merger"), whereby each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock") not directly owned by Parent, Sub or the Company (other than Appraisal Shares (as defined in Section 2.01(b))), will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)(iii));

    WHEREAS for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL"), the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL. At the election of Parent, any other direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger.

    SECTION 1.02. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 11:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company; PROVIDED, HOWEVER, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing will take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

    SECTION 1.03. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read in its entirety as follows: "The name of the corporation is McNaughton Apparel Group Inc.".

    (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. CONVERSION OF CAPITAL STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Sub:

           (i) CAPITAL STOCK OF SUB. Each issued and outstanding share of common stock of Sub shall remain outstanding as one fully paid and nonassessable share of common stock of the Surviving Corporation.

           (ii) CANCELATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is directly owned by the Company (as treasury stock), Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

           (iii) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)(ii) and Appraisal Shares) shall be converted into the right to receive the following (A) cash in an amount equal to $10.50 (the "Cash Portion") and (B) a number of a fully paid and nonassessable shares of Common Stock, par value of $0.01 per share (the "Parent Common Stock"), of Parent equal to the Exchange Ratio (as defined below) (the "Stock Portion", and together with the Cash Portion, the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with
       Section 2.03(c) and any cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.03(e), in each case upon the surrender of such certificate in accordance with Section 2.03, without interest.

       "Exchange Ratio" means 0.2820, PROVIDED that if the Average Closing Price (as defined below) is (i) less than $29.78, then "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000th, or if there shall not be a nearest 1/10,000th, the next higher 1/10,000th) obtained by dividing $8.40 by the Average Closing Price or (ii) greater than $44.68, then "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000th, or if there shall not be a nearest 1/10,000th, the next higher 1/10,000th) obtained by dividing $12.60 by the Average Closing Price.

    "Average Closing Price" means the average (rounded to the nearest 1/100th, or if there shall not be a nearest 1/100th, the next higher 1/100th) of the closing sale prices per share of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape as reported in The Wall Street Journal (Northeast Edition) or, if not reported therein, an another authoritative source selected by Parent, for the five consecutive trading days on the NYSE ending with the second trading day on the NYSE prior to the Closing Date (excluding the Closing Date).

        (b) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of
    Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in
    Section 2.01(a)(iii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of
    Section 262. At the Effective Time, all Appraisal Shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
    Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(a)(iii). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and, subject to applicable law, direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

    SECTION 2.02. ANTI-DILUTION PROVISIONS. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, Parent Common Stock payable as part of the Merger Consideration shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

    SECTION 2.03.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and shall (i) deposit in trust with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable as the Stock Portion of the Merger Consideration pursuant to
    Section 2.01(a)(iii) upon surrender of Certificates (as defined in Section 2.03(b)) and (ii) deposit, or cause the Surviving Corporation to deposit, in trust with the Exchange Agent, on a timely basis, as and when needed after the Effective Time, cash necessary to pay the Cash Portion of the Merger Consideration, together with certain dividends or other distributions to be paid in accordance with Section 2.03(c) and any cash in lieu of any fractional share of Parent Common Stock to be paid in accordance with Section 2.03(e), upon surrender of Certificates (such shares of Parent Common Stock and cash being hereinafter referred to as the "Exchange Fund").

        (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding certificate or outstanding certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.01,
    (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect thereto. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the amount of cash and a certificate or certificates representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Article II,
    (B) certain dividends and other distributions in respect of Parent Common Stock in accordance with Section 2.03(c) and (C) cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.03(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash and a certificate or certificates representing the proper number of shares of Parent Common Stock may be issued and paid as described in the previous sentence in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment of cash and issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
    Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.03(c) and any cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.03(e). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive upon surrender of such Certificate, and no cash in lieu of any fractional share of Parent Common Stock shall be paid in accordance with Section 2.03(e) to the holder of any unsurrendered Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the record holder of any certificate representing whole shares of Parent Common Stock representing the Stock Portion of the Merger Consideration issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled in accordance with Section 2.03(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid and shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.03(c) or 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

        (e) NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, Parent shall pay each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all such shares held by such holder), in lieu thereof, cash (without interest) in an amount (less the amount of any withholding taxes which may be required thereon) equal to such fractional part of a share of Parent Common Stock multiplied by the average (rounded to the nearest 1/100th, or if there shall not be a nearest 1/100th, the next higher 1/100th) of the closing prices per share of Parent Common stock on the NYSE Composite Transactions Tape as reported in The Wall Street Journal (Northeast Edition) or, if not reported therein, an another authoritative source selected by Parent, for the five consecutive trading days on the NYSE immediately preceding the Closing Date.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and, subject to
    Section 2.03(g), Parent shall remain liable for, payment of their claim for Merger Consideration, certain dividends and other distributions in accordance with Section 2.03(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.03(e).

        (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any

    Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; PROVIDED, HOWEVER, that such investments shall be in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the Unites States of America or (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest or other income resulting from such investments shall be paid to Parent.

        (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, certain dividends and other distributions in accordance with Section 2.03(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with
    Section 2.03(e).

        (j) WITHHOLDING RIGHTS. Parent, Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, Sub or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Exchange Agent.

    SECTION 2.04. ADJUSTMENT. Notwithstanding anything in this Agreement to the contrary, if, by reason of the amount of cash to be paid to holders of shares of Company Common Stock pursuant to this Article II, the opinions of counsel referred to in Sections 6.02(g) and 6.03(c) would not be delivered, then:

        (a) the Cash Portion shall be reduced by the minimum amount necessary to enable such opinions of counsel to be delivered, and all references in this Agreement to "Cash Portion" shall mean the Cash Portion as so decreased; and

        (b) the Exchange Ratio shall be increased by the quotient of (A) the reduction of the Cash Portion pursuant to clause (i) of this Section 2.04 and (B) the volume weighted average (rounded to the nearest 1/100th, or if there shall not be a nearest 1/100th, the next higher 1/100th) of the trading prices per share of Parent Common Stock on the NYSE Composite Transactions Tape as reported in The Wall Street Journal (Northeast Edition) or, if not reported therein, an another authoritative source selected by Parent, for the trading day on the NYSE immediately preceding the Closing Date, and all references in this Agreement to "Exchange Ratio" shall mean the Exchange Ratio as so increased.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, with such disclosure to be applicable to other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsections readily apparent) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

        (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business (in the case of Miss Erika, Inc. in the State of New Jersey, under the name ME Acquisition Corp.) and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (except in the case of clause (i) above with respect to the Company) where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect (as defined in Section 8.03) on the Company. The Company has made available to Parent true and complete copies of its Certificate of Incorporation and By-laws and the certificate of incorporation and by-laws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives true and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its subsidiaries held since January 1, 1998.

        (b) SUBSIDIARIES. Section 3.01(b) of the Company Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other equity or voting interests of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except Liens in favor of the lenders arising under the Second Amended and Restated Financing Agreement dated as of November 29, 2000 (the "Financing Agreement") among the Company, certain of its subsidiaries, The CIT Group/Commercial
    Services Inc., as administrative agent, and certain other agents and lenders party thereto, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

        (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of the close of business on April 9, 2001, (i) 9,878,895 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, none of which were held by any subsidiary of the Company,
    (ii) 868,800 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,183,929 shares of Company Common Stock were reserved for issuance pursuant to the 1994 Stock Option Plan, the Stock Option Plan for Non-Employee Directors, the 1998 Long Term Incentive Plan, the ME Acquisition Corp. Bonus Plan for Senior Executives, the Option Bonus Plan for Senior Executives of JJ Acquisition Corp., the Executive Stock Option Plan and the Incentive Bonus Plan for Senior Officers (such plans, collectively, the "Company Stock Plans") (of which 5,796,441 shares were subject to outstanding Company Stock Options (as defined below)),
    (iv) 27,642 shares of Company Common Stock were reserved and available for issuance pursuant to the 1994 Employee Stock Purchase Plan (the "ESPP"),
    (v) no shares of Company Common Stock were reserved for issuance upon the exercise of the rights (the "Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of January 19, 1996, as amended as of August 2, 2000, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement") and
    (vi) no shares of Company Preferred Stock were issued and outstanding or were held by the Company in its treasury. Section 3.01(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on April 9, 2001, of all outstanding options to purchase Company Common Stock (collectively, the "Company Stock Options") and all other rights, if any, to purchase or receive Company Common Stock granted under the Company Stock Plans, the number of shares of Company Common Stock subject to each such Company Stock Option or other purchase right, the grant dates and exercise prices and vesting schedule of each such Company Stock Option or other purchase right and the names of the holder thereof. Other than the Company Stock Options or pursuant to the ESPP, the ME Acquisition Corp. Bonus Plan for Senior Executives, the Incentive Bonus Plan for Senior Officers, the Rights Agreement and the Company's Subordinated Promissory Notes in the aggregate principal amount of $69,000,000 issued to Leonard Schneider, Susan Schneider, Leslie Schneider and Scott Schneider (the "Subordinated Notes") upon the occurrence of an event of default thereunder, there are no outstanding rights of any person to receive Company Common Stock, whether on a deferred basis or otherwise. There are no outstanding stock appreciation rights or other rights (other than the Rights, rights that may have arisen under the ESPP or pursuant to the Subordinated Notes upon the occurrence of an event of default thereunder) that are in any way linked to the price of Company Common Stock that were not granted in tandem with a related Company Stock Option. As of the close of business on April 9, 2001, there were outstanding Company Stock Options to purchase 5,796,441 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration (determined based on the closing price per share of Parent Common Stock on the NYSE trading day immediately preceding the date of this Agreement), and the weighted average exercise price of such Company Stock Options was equal to $9.429. Except as set forth above, as of the close of business on April 9, 2001, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. The maximum amount of payroll deductions that could be accumulated under the ESPP through June 30, 2001 is $48,378.39.

        During the period from April 9, 2001, to the date of this Agreement,
    (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or rights under the ESPP outstanding on such date as required by their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company or any of its subsidiaries of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, other than for rights that may have arisen under the ESPP. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except the Subordinated Notes, there are no bonds, debentures, notes or other indebtedness of the Company or any of it subsidiaries, and no securities or other instruments or obligations of the Company or any of its subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, deliver, sell or enter into any such shares, securities, equity or voting interests or Contracts. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. To the knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its subsidiaries.

        As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money of the Company and its subsidiaries is (A) $125,000,000 in aggregate principal amount of the Company's 12 1/2% Series A Senior Notes due 2005 and 12 1/2% Series B Senior Notes due 2005 (collectively, the "Senior Notes") issued pursuant to the 12 1/2% Senior Notes Indenture dated as of June 18, 1998, as supplemented (the "Indenture"), between the Company and United States Trust Company of New York, as trustee, (B) $117,429,000 in aggregate principal amount of loans under the Financing Agreement and
    (C) $69,000,000 in aggregate principal amount of Subordinated Notes and
    (ii) there are no guarantees by the Company or any of its subsidiaries of indebtedness of third parties for borrowed money. The Subordinated Notes are each prepayable in full in accordance with their terms and without any penalty or premium in connection therewith.

        (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval (as defined in Section 3.01(r)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to
    (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally,
    (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby,
    (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the Company's stockholders, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders to be held as promptly as practicable and (v) recommending that the Company's stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.03(b). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or
    (B) judgment, order or decree, in each case, applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any other applicable competition, merger control, antitrust or similar law or regulation,
    (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement/Prospectus") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby,
    (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of The Nasdaq Stock Market Inc. ("Nasdaq") and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

        (e) SEC DOCUMENTS. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 1998 (together with all information incorporated therein by reference, the "Company SEC Documents"). No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") (including the financial statements included therein) and except as arising hereunder, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since November 4, 2000, and, other than with respect to clause (ii)(A) below, except as set forth in the Company Filed SEC Documents (i) through the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) there has not been (A) any state of facts, change, development, effect, condition or occurrence that individually or in the aggregate constitutes, has had, or could reasonably be expected to have a material adverse effect on the Company, (B) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock except for dividends by a wholly owned subsidiary of the Company to its parent, (C) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (D) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries, (E) (1) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of any increase in compensation, bonus or other benefits or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for increases of cash compensation in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan (each as defined in Section 3.01(j)) in effect as of November 4, 2000, (2) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of the right to receive any severance or termination pay, or increases therein, or
    (3) any entry by the Company or any of its subsidiaries into, or any amendment or termination of, any Company Benefit Agreement or any Company Benefit Plan, (F) any payment of any benefit or the grant or amendment of any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with any applicable law or any Company Benefit Agreement or Company Benefit Plan existing on such date, (G) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, (H) any material change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable law,

    (I) any material election with respect to taxes by the Company or any of its subsidiaries or any settlement or compromise of any material tax liability or refund or (J) any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries.

        (g) LITIGATION. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective assets before or by any Governmental Entity that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.

        (h) CONTRACTS. (i) Except for Contracts filed as exhibits to the Company Filed SEC Documents, there are no Contracts that are required to be filed as an exhibit to any Company SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts filed in unredacted form as exhibits to the Company Filed SEC Documents and purchase orders entered into in the ordinary course of business,
    Section 3.01(h) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent true and correct copies, of:

          (A) all Contracts of the Company or any of its subsidiaries made in the ordinary course of business having an aggregate value, or involving payments by or to the Company, of more than $200,000;

           (B) all Contracts of the Company or any of its subsidiaries made outside the ordinary course of business;

           (C) all Contracts to which the Company or any of its subsidiaries is a party, or that purport to be binding upon the Company, any of its subsidiaries or any of its affiliates, that contain a covenant restricting the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its subsidiaries, including the Company and its subsidiaries) to compete in any business or with any person or in any geographic area;

          (D) all Contracts of the Company or any of its subsidiaries with any affiliate of the Company (other than any of its subsidiaries);

           (E) all Contracts to which the Company or any of its subsidiaries is party granting any license to any material property, asset or right;

           (F) all confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

          (G) all joint venture, partnership or other similar agreements (including all amendments thereto); and

          (H) except as set forth in Section 3.01(c), all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (collectively, "debt obligations") pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of any debt obligations of any other person (other than the Company or any of its subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $200,000), including the respective aggregate principal amounts outstanding as of the date of this Agreement.

       None of the Company or any of its subsidiaries is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or assets is subject, and, to the knowledge of the Company or such subsidiary, no other party to any of its Contracts is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, breaches, defaults, waivers or failures to enforce material rights or benefits that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

               (ii) Each of the Contracts between the Company or any of its subsidiaries, on the one hand, and any affiliate of the Company (other than any of its subsidiaries), on the other hand, was entered into on an arm's length basis.

           (i) COMPLIANCE WITH LAWS. Except with respect to Environmental Laws (as defined in Section 3.01(l)(v)) and taxes (as defined in Section 3.01(n)(v)), which are the subject of Sections 3.01(l) and 3.01(n), respectively, the Company and its subsidiaries and their relevant personnel and operations are and, since January 1, 1998, have been, in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations except for failures to be in compliance that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. None of the Company or any of its subsidiaries has received, since January 1, 1998, a notice or other written communication alleging or relating to a possible material violation of any material statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations. The Company and its subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits") necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any Permit except for violations, defaults or events that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. There is no event which has occurred that, to the knowledge of the Company, could reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit.

           (j)  ABSENCE OF CHANGES IN BENEFIT PLANS; EMPLOYMENT
       AGREEMENTS. Except as disclosed in the Company Filed SEC Documents, since November 4, 2000, none of the Company or any of its subsidiaries has terminated, adopted, amended in any material respect or agreed to amend in any material respect any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to, or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under
       Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former directors, officers, employees or consultants of the Company or any of its subsidiaries (collectively, "Company Benefit Plans") or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (as defined in Section 3.01(m)) or any material change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Company Filed SEC Documents, there exist no (i) employment (except employment at will), consulting, deferred compensation, severance, termination or indemnification agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand or (ii) agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such agreements and arrangements described in clauses (i) and (ii), collectively, "Company Benefit Agreements").

           (k) LABOR MATTERS. There are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such dispute, strike, work stoppage or lockout individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

           (l)  ENVIRONMENTAL MATTERS.

               (i) PERMITS AND AUTHORIZATIONS. Each of the Company and its subsidiaries possesses all material Environmental Permits (as defined below) necessary to conduct its businesses and operations as now being conducted.

               (ii) COMPLIANCE. Each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws (as defined below) and all Environmental Permits except for failures to be in compliance that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. None of the Company or its subsidiaries has received any written communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated or is, or may be, liable under any Environmental Law.

               (iii) ENVIRONMENTAL CLAIMS. There are no material Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any

           Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law, and none of the Company or its subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any material Environmental Claim.

               (iv) RELEASES. There have been no Releases (as defined below) of any Hazardous Materials (as defined below) that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its subsidiaries.

               (v) DEFINITIONS. (A) "Environmental Claims" means any and all actions, orders, decrees, suits, demands, directives, claims, liens, investigations, proceedings or notices of violation by any Governmental Entity or other person alleging potential responsibility or liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

               (B) "Environmental Laws" means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment or human health.

               (C) "Environmental Permits" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

               (D) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

               (E) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

           (m)  ERISA COMPLIANCE; EXCESS PARACHUTE
       PAYMENTS. (i) Section 3.01(m) of the Company Disclosure Schedule contains a true, complete and correct list of all Company Benefit Plans, including each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Company Pension Plan"), and "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and all Company Benefit Agreements. The Company has made available to Parent true, complete and correct copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (B) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and group annuity contract relating to any Company Benefit Plan and (E) the most recent Internal Revenue Service determination letter for each Company Pension Plan intended to be tax-qualified under Section 401(a) of the Code.

               (ii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and each Company Benefit Plan are in compliance in all material respects with the applicable provisions of ERISA and the Code, and all other domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws. There is no pending or, to the knowledge of the Company, threatened, suit, claim (other than claims for benefits in the ordinary course of business), action, investigation or proceeding relating to Company Benefit Plans.

              (iii) All Company Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. No Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan"), had, as of the respective last annual valuation date for such Company Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA) based on actuarial assumptions that have been furnished to Parent, and, as of the date of this Agreement, there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date.

               (iv) No material liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) currently or formerly maintained by any of them, or the single-employer plan of any Commonly Controlled Entity. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries, any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, or any trusts created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the
           Code) or any other material breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived, with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with this Agreement, the Merger or any other transaction contemplated hereby. Neither the Company nor any of its subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Filed SEC Documents. Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

               (v) With respect to each Company Benefit Plan that is an employee welfare benefit plan, (A) such Company Benefit Plan is not funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code), (B) such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and
           (C) such Company Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated on or at any time after the Effective Time without the imposition individually or in the aggregate of any material liability on the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan or Company Benefit Agreement.

               (vi) Neither the execution and delivery of this Agreement by the Company nor the obtaining of the Stockholder Approval nor the consummation of the Merger or any other transaction contemplated by this Agreement will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its subsidiaries to severance pay, (B) except pursuant to the Company Stock Plans which provide for Company Stock Options, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or
           (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

              (vii) Other than payments that may be made to the persons listed in Section 3.01(m)(vii) of the Company Disclosure Schedule, any amount or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement by the Company, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by any current or former director, officer, employee or consultant of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
           Section 1.280G-1) under any Company Benefit Plan or Company Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in
           Section 3.01(m)(vii) of the Company Disclosure Schedule is the "base amount" (as defined in Section 280G(b)(3) of the Code) as of the date of this Agreement for each person listed in Section 3.01(m)(vii) of the Company Disclosure Schedule.

             (viii) The Company and its subsidiaries do not have any material liability or obligations, including under or pursuant to any Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or its subsidiaries.

           (n) TAXES. (i) Except for matters that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company:

              (A) Each of the Company and its subsidiaries has timely filed all tax returns (as defined below in clause (v)) required to be filed by it. Each of the Company and each of its subsidiaries has timely paid or caused to be timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes as are due, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

               (B) Except in respect of the Internal Revenue Service audit for the 1998 taxable year, no tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid. No issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The United States federal income tax returns of the Company and its subsidiaries have either been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through 1996.

               (C) Except in respect of the Internal Revenue Service audit for the 1998 taxable year, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

              (D) No Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due.

               (E) Neither the Company nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other, domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws, or for any other reason.

               (F) The Company and its subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.

               (ii) None of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code
           (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

              (iii) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

               (iv) None of the Company or any of its subsidiaries has taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that could reasonably prevent the Merger from qualifying as a reorganization within the meaning of
           Section 368(a) of the Code.

               (v) As used in this Agreement, (A) "taxes" shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and
           (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) and (B) "tax returns" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

           (o) TITLE TO PROPERTIES. (i) Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. All such properties and assets, other than properties and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens arising under the Financing Agreement and Liens that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

               (ii) Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

           (p) INTELLECTUAL PROPERTY. (i) Section 3.01(p) of the Company Disclosure Schedule lists all material registered trademarks, tradenames, service marks, registered copyrights and applications therefor, patents and patent applications, if any, owned by or licensed to the Company or any of its subsidiaries as of the date of this Agreement. Each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use, in each case free and clear of any Liens other than Liens arising under the Financing Agreement, all Intellectual Property (as defined below in clause (iv)) used or necessary to carry on its business as now being conducted except for Intellectual Property the failure of which to own or have the right to use could not reasonably be expected to have a material adverse effect on the Company. The Company has made available to Parent true, complete and correct copies of all license agreements relating to Intellectual Property to which the Company or any of its subsidiaries is a party as of the date of this Agreement.

               (ii) None of the Company or any of its subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such infringement, misappropriation or other conflict that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. None of the Company or any of its subsidiaries has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property or other proprietary information of any other person), or is party to or the subject of any pending or, to the knowledge of the Company, threatened, material suit, claim, action, investigation or proceeding before or by any Governmental Entity with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. To the Company's knowledge, no other person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its subsidiaries, except for any such infringement, misappropriation or other conflict that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

              (iii) Each of the Company and its subsidiaries has taken all reasonable and necessary steps to protect its material Intellectual Property and rights thereunder, and to the knowledge of the Company no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its subsidiaries.

               (iv) As used in this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

           (q) STATE TAKEOVER STATUTES. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in
       Section 3.02(l), the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. To the knowledge of the Company, no other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

           (r) VOTING REQUIREMENTS. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in
       Section 3.02(l), the affirmative vote at the Stockholders Meeting (as defined in Section 5.01(b)) or any adjournment or postponement thereof of the holders of a majority of the votes represented by all the outstanding shares of Company Common Stock in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the Merger. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 3.02(l), the affirmative vote of the holders of any class or series of the Company's capital stock is not necessary to approve any transaction contemplated by this Agreement (other than the adoption of this Agreement).

           (s) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby or incurred or to be incurred by the Company in connection with this Agreement or the transactions contemplated hereby will not exceed the fees and expenses set forth in
       Section 3.01(s) of the Company Disclosure Schedule without the consent of Parent (such consent not to be unreasonably withheld or delayed).

           (t) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co., in customary form, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders (other then Parent and its affiliates) is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be delivered to Parent by the Company promptly after receipt by the Company.

           (u) RIGHTS AGREEMENT. The Board of Directors of the Company has approved an amendment to the Rights Agreement to the effect that (i) no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (ii) neither Parent nor Sub will be an "Acquiring Person" (as such term is defined in the Rights Agreement), (iii) the Rights will expire immediately prior to the Effective Time and (iv) the Rights Agreement will otherwise be inapplicable to Parent while this Agreement is in effect.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, with such disclosure to be applicable to other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

        (a)  ORGANIZATION, STANDING AND CORPORATE POWER.  Each of Parent and Sub
    (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all requisite corporate power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent. Parent has made available to the Company true and complete copies of its Restated Articles of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date of this Agreement.

        (b) CAPITAL STRUCTURE. As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"). As of the close of business on April 9, 2001, (i) 119,845,655 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 19,336,845 shares of Parent Common Stock were held by Parent in its treasury, (iii) 13,882,690 shares of Parent Common Stock were reserved for issuance pursuant to outstanding unexercised employee stock options granted pursuant to Parent's stock option plans or otherwise and (iv) no shares of Parent Preferred Stock were issued and outstanding. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent, and no securities or other instruments or obligations of Parent the value of which is in any way based upon or derived from any capital or voting stock of Parent, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no material Contracts of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. As of the date of this Agreement, there are not any outstanding material contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Parent.

        (c) AUTHORITY; NONCONTRAVENTION. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms subject to
    (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Restated Articles of Incorporation or By-laws of Parent or the Certificate of incorporation or By-laws of Sub, (ii) any Contract to which Parent or Sub is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, results, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby or the compliance with the provisions of this Agreement, except for
    (1) the filing of a premerger notification and report form under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby,
    (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) filings with the NYSE and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under the "blue sky" laws of various states or (ii) the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

        (d) PARENT SEC DOCUMENTS. Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by Parent since January 1, 1998 (together with all information incorporated therein by reference, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved

    (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

        (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, there has not been any state of facts, change, development, effect, condition or occurrence that individually or in the aggregate constitutes, has had, or could reasonably be expected to have, a material adverse effect on Parent.

        (f) VOTING REQUIREMENTS. No vote of the holders of shares of Parent Common Stock or any other class or series of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby.

        (g) TAXES. None of Parent or any of its subsidiaries has taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that could reasonably prevent the Merger from qualifying as a reorganization within the meaning of
    Section 368(a) of the Code.

        (h) LITIGATION. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending against or affecting Parent or any of its subsidiaries or any of their respective assets before or by any Governmental Entity that individually or in the aggregate could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transaction contemplated by this Agreement nor is there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

        (i) BROKERS. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        (j) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

        (k) PARENT COMMON STOCK. The shares of Parent Common Stock to be issued in connection with the Merger (including pursuant to the Adjusted Options), when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or other statutory right of stockholders and will be issued in compliance with applicable United States federal and state securities laws.

        (l) COMPANY CAPITAL STOCK. Each of Parent and Sub is not, nor at any time during the last three years has either been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Each of Parent and Sub does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

        (m) FINANCING. Parent has all funds, either from its available cash and cash equivalents or from borrowings currently available to be made under its existing credit facilities, necessary to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.01.  CONDUCT OF BUSINESS.

        (a) CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically required or permitted by this Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses, and continue all pricing, sales, receivables and payables practices, in the ordinary course consistent with past practice and comply with all applicable laws, rules and regulations in all material respects and use all commercially reasonable efforts to preserve their assets, brands, licenses and technology and their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent, as set forth in Section 4.01(a) of the Company Disclosure Schedule or as specifically required or permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities or (C) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock (other than pursuant to the ME Acquisition Corp. Bonus Plan for Senior Executives, the Rights and the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or rights under the ESPP, in each case in accordance with their terms as in effect on the date of this Agreement);

          (iii) amend or propose to amend its certificate of incorporation or by-laws (or similar organizational documents);

           (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets other than Inventory or other immaterial assets in each case in the ordinary course of business consistent with past practice;

           (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Liens arising under the Financing Agreement) or otherwise dispose of any of its properties or assets or any interest therein, except sales of Inventory, factoring of its accounts receivable and sales of immaterial assets, in each case in the ordinary course of business consistent with past practice;

           (vi) (x) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred and letters of credit opened, in each case in the ordinary course of business consistent with past practice or (y) make any loans, advances (other than in respect of travel expenses advanced to employees in the ordinary course of business) or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

          (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in any manner inconsistent in any material respect with the Company's capital budget for 2001, a true and complete copy of which (including all back-up materials) has been provided to Parent prior to the date of this Agreement;

         (viii) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

           (ix) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or
       (B) except in the ordinary course of business consistent with past practice, any other material Contract to which the Company or any subsidiary thereof is a party;

           (x) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

           (xi) enter into any Contract containing any restriction on the ability of the Company or any of its subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

          (xii) (A) except as otherwise contemplated by this Agreement or as required to comply with applicable law or any Contract, Company Benefit Plan or Company Benefit Agreement existing on the date of this Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract, Company Benefit Agreement or Company Benefit Plan or (B) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any subsidiary thereof;

         (xiii) except as required to comply with applicable law or any provision of any Company Benefit Plan, Company Benefit Agreement or other Contract as in effect on the date of this Agreement, (A) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, Company Benefit Agreement or other Contract or (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or other Contract;

          (xiv) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

          (xv) take any action (or omit to take any action) if such action (or omission) would or could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in
       Article VI not being satisfied;

          (xvi) commence any suit, action or proceeding (other than a suit, claim, action or proceeding in connection with the collection of accounts receivable, to enforce the terms of this Agreement or as a result of a suit, action or proceeding commenced against the Company or any of its subsidiaries);

         (xvii) change its fiscal year, revalue any of its material assets or, except as required by generally accepted accounting principles, make any changes in accounting methods, principles or practices;

         (xviii) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (C) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (D) any other promotional sales, discount activity or inventory overstocking or understocking, in each case in this clause (D) in a manner outside the ordinary course of business; or

          (xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        (b) CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) timely file all tax returns

    ("Post-Signing Returns") required to be filed by it, (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) accrue a reserve in its books and records and financial statements in accordance with past practice for all taxes payable by it for which no Post-Signing Return is due prior to the Effective Time,
    (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any tax and not settle or compromise any such Action without Parent's consent, (v) not make any material tax election without Parent's consent, and (vi) cause any and all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to taxes to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

        (c) ADVICE OF CHANGES; FILINGS. The Company shall (i) at the request of Parent, confer with Parent on a regular and frequent basis to report on operational matters and other matters requested by Parent and (ii) promptly advise Parent orally and in writing of any change or event that could reasonably be expected to have a material adverse effect on the Company. Upon obtaining knowledge thereof, the Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in
    Section 6.02(a) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

        (d) LITIGATION. The Company shall provide to Parent immediate written notice and copies of all pleadings and correspondence in connection with any suit, claim, action, investigation or proceeding before or by a Governmental Entity against the Company and/or its directors relating to the transactions contemplated by this Agreement.

    SECTION 4.02. CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement to the Effective Time, Parent agrees that, except as consented to in writing by the Company or as specifically required or permitted by this Agreement:

        (a) CONDUCT OF BUSINESS. Parent shall use its reasonable best efforts to preserve intact its business in all material respects and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.

        (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Parent shall not, and shall not permit any of its subsidiaries to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by a direct or indirect wholly owned subsidiary of Parent to its parent or (ii) acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock through a self-tender offer.

        (c) LIQUIDATION. Parent shall not adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution.

        (d) GOVERNING DOCUMENTS. Except to the extent required to comply with its obligations hereunder, required by law or required by the rules and regulations of the NYSE, Parent shall not amend or propose to amend its amended and restated articles of incorporation or by-laws in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock

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
    pursuant to the Merger to be treated differently than other holders of Parent Common Stock after the Closing Date.

        (e) NO GENERAL AUTHORIZATION. Parent shall not, nor shall it permit any of its subsidiaries to, authorize any of, or commit, resolve or agree to take any of, the actions prohibited by paragraphs (a) through (d) of this
    Section 4.02.

        (f) ADVICE OF CHANGES. Parent shall promptly advise the Company orally and in writing of any change or event known to Parent that could reasonably be expected to have a material adverse effect on Parent.

    SECTION 4.03. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal; PROVIDED, HOWEVER, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 4.03, and subject to compliance with Section 4.03(c) and (d),
(x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement, PROVIDED that all such information is provided or made available on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

    The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent or Sub) the recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the stockholders of the Company reject this Agreement or the Merger, (D) recommend the approval or adoption of any Takeover Proposal or (E) resolve, agree or propose publicly to take any such actions, in each case unless the Board of Directors or a committee thereof determines in good faith, after consulting with legal counsel, that the failure to take any such action set forth in this Section 4.03(b)(i) would be reasonably likely to result in a breach of its fiduciary duties under applicable law (each such action set forth in this Section 4.03(b)(i) being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve any Takeover Proposal, or withdraw its approval of this Agreement, or resolve or agree to take any such actions, (iii) without limiting Section 4.03(b)(i), propose publicly to adopt or approve any Takeover Proposal or propose publicly to withdraw its approval of this Agreement, or resolve or agree to take any such actions, or (iv) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.03(a)), or resolve or agree to take any such actions. Notwithstanding anything in this
Section 4.03 to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of
Section 4.03(a), cause the Company to terminate this Agreement pursuant to
Section 7.01(f) and concurrently enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; PROVIDED, HOWEVER, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with all provisions of this
Section 4.03, including the notification provisions in this Section 4.03, and with all applicable requirements of Sections 5.08(b) (including the payment of the Termination Fee (as defined in Section 5.08(b)) prior to or simultaneously with such termination); and PROVIDED FURTHER, HOWEVER, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until after the fourth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal and that such Board of Directors will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, specifying the terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new four business day period).

    The term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of the Company made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to have a higher value than the consideration to be received by the Company's stockholders in connection with the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.

    (c)  In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.03, the Company promptly shall advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

    (d) Nothing contained in this Section 4.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.03(b)(i) or 4.03(b)(ii).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS; STOCKHOLDERS MEETING. (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of the Company and Parent shall use all commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall use all commercially reasonable efforts to take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger and under the Company Stock Plans. Each of the Company and Parent shall furnish all information concerning it to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/ Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party and
(iii) shall not file or mail such document or respond to the SEC prior to receiving such other party's approval, which approval shall not be unreasonably withheld or delayed.

    (b) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger. The Company shall cause the Stockholders Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement/Prospectus, in each case subject to its rights under Section 4.03(b)(i). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this
Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

    SECTION 5.02. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use all commercially reasonable efforts to cause to be delivered to Parent two "comfort" letters in customary form from Ernst & Young LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent.

    SECTION 5.03. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use all commercially reasonable efforts to cause to be delivered to the Company two "comfort" letters in customary form from BDO Seidman, LLP, Parent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company.

    SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to Parent's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including the work papers of Ernst & Young LLP). Except as required by law, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement among Parent and the Company dated as of November 9, 2000 (the "Confidentiality Agreement").

    (b) Parent shall afford to the Company and to the Company's officers and employees access to its officers, banks and records during normal business hours during the period prior to the Effective Time or the termination of this Agreement at a level consistent with such access provided for due diligence purposes prior to the date of this Agreement.

    SECTION 5.05. COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be required to agree or proffer to divest or hold separate, or take any other action with respect to, any of the material assets (whether tangible or intangible) or businesses of Parent and its subsidiaries, taken as a whole, or the Company and subsidiaries, taken as a whole, and the Company shall not, and shall not permit any of its subsidiaries to, take any such action with respect to any such assets or businesses without the express written consent of Parent. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

    (b) The Company, without limiting Section 3.02(m), agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with
(i) the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement and (ii) the matters set forth in Section 5.05(b) of the Company Disclosure Schedule. In addition, in conjunction with the obtaining of any such financing or otherwise, the Company agrees, at the request of Parent, to call for prepayment or redemption, or to prepay, repurchase, redeem and/or seek to renegotiate, as the case may be, any then existing indebtedness for borrowed money of the Company; PROVIDED, HOWEVER, that (x) no such prepayment, repurchase or redemption shall be required to be effective prior to the Effective Time and
(y) Parent and its subsidiaries (other than the Company and its subsidiaries) shall provide to the Company on a timely basis all the consideration used in connection with such prepayment, repurchase or redemption.

    SECTION 5.06. COMPANY STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) and the Board of Directors of Parent shall adopt such resolutions or take such other actions (if any) as may be required to effect the following:

           (i) each Company Stock Option in respect of a share of Company Common Stock outstanding immediately prior to the Effective Time which has an exercise price per share of Company Common Stock that is equal to or less than the Closing Consideration Value (as defined below) shall be amended and converted into (A) an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded to the nearest whole cent) equal to the quotient obtained by dividing (1) the product of
       (x) 1.0 minus the Fraction (as defined below) and (y) the per share exercise price for such share of Company Common Stock subject to such Company Stock Option, by (2) the Exchange Ratio (each, as so adjusted, an "Adjusted In-the-Money Option"; PROVIDED, HOWEVER, that all Adjusted In-the-Money Options that result from the conversion (on a share-by-share basis as described above) of a single Company Stock Option to acquire two or more shares of Company Common Stock held by a single holder shall be aggregated and treated as a single Adjusted In-the-Money Option to purchase the aggregate number of shares (including any fractional shares) of Parent Common Stock subject to all such Adjusted In-the-Money Options (with such result rounded to the nearest whole share)), and (B) the right to receive from Parent a cash payment net of all applicable withholding taxes as soon as practicable following the Effective Time in an amount equal to the excess, if any, of the Cash Portion over the product of
       (1) the Fraction and (2) the per share exercise price for such share of Company Common Stock subject to such Company Stock Option; "Closing Consideration Value" means the sum of (I) the Cash Portion and (II) the product of the Exchange Ratio and the Average Closing Price, and "Fraction" means a fraction, the numerator of which is the Cash Portion and the denominator of which is the Closing Consideration Value;

           (ii) each Company Stock Option in respect of a share of Company Common Stock outstanding immediately prior to the Effective Time which has an exercise price per share of Company Common Stock that is greater than the Closing Consideration Value shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the Underwater Option Exchange Ratio (as defined below), at an exercise price per share of Parent Common Stock (rounded to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for such share of Company Common Stock subject to such Company Stock Option, by (B) the Underwater Option Exchange Ratio (each, as so adjusted, an "Adjusted Underwater Option" and, together with the Adjusted In the-Money Options, the "Adjusted Options"; PROVIDED, HOWEVER, that all Adjusted Underwater Options that result from the conversion (on a share-by-share basis as described above) of a single Company Stock Option to acquire two or more shares of Company Common Stock held by a single holder shall be aggregated and treated as a single Adjusted Underwater Option to purchase the aggregate number of shares (including fractional shares) of Parent Common Stock subject to all such Adjusted Underwater Options (with such result rounded to the nearest whole share)); "Underwater Option Exchange Ratio" means the quotient obtained by dividing the Closing Consideration Value by the Average Closing Price; and

          (iii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

    (b) The adjustments provided herein with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

    (c) At the Effective Time, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time.

    (d) At or prior to the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

    (e) Except as otherwise specifically provided by this Section 5.06 and except to the extent required under the respective terms as in effect on the date of this Agreement of the Company Stock Options, all restrictions or limitations on transfer with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above. Notwithstanding the foregoing or anything to the contrary in the terms of any Company Stock Option awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, each Adjusted Option, after giving effect to the Merger and the assumption by Parent as set forth above, shall be fully vested and immediately exercisable.

    (f) In addition to any method of exercise permitted under the applicable Company Stock Option, a holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

    SECTION 5.07. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) shall be assumed and performed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent and Sub agree that any existing indemnification agreements between the Company and any current or former director, officer, employee or agent of the Company or any of its subsidiaries shall be assumed and performed by the Surviving Corporation, without any further action, at the Effective Time and shall survive the Merger and continue in full force and effect in accordance with their terms.

    (b) In the event that Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.07, and in such event all references to the Surviving Corporation in this Section 5.07 shall be deemed a reference to such successor and assign.

    (c) For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; PROVIDED that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.07(c); PROVIDED, HOWEVER, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 5.07(c) in excess of 225% of the amount of the aggregate premiums paid by the Company for fiscal year 2001 for such purpose (which fiscal year 2001 premiums are hereby represented and warranted by the Company to be $151,750); PROVIDED that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 225% amount.

    (d) The provisions of this Section 5.07 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives. Parent shall cause the Surviving Corporation to comply with its obligations set forth in this Section 5.07.

    SECTION 5.08. FEES AND EXPENSES. (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and the Company.

    (b) In the event that (i) (A) a Takeover Proposal has been made to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal,
(B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or 7.01(b)(iii) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.08(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.03(a) except that all references in such definition to 20% shall be deemed references to 35%), (ii) this Agreement is terminated by the Company pursuant to
Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to
Section 7.01(c), then the Company shall pay Parent a fee equal to $10,000,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to
Section 7.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.08(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this
Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.08(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.08(b), the Company shall pay to Parent interest on the amounts set forth in this Section 5.06 at a rate per annum equal to three-month LIBOR (as reported in THE WALL STREET JOURNAL (Northeast edition) or, if not reported therein, in another authoritative source selected by Parent) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 1.5%.

    SECTION 5.09. INFORMATION SUPPLIED. (a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement/Prospectus will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement/Prospectus is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

    (b) Parent and Sub agree that none of the information included or incorporated by reference in the Form S-4 will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no covenant is made by

Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder.

    SECTION 5.10. EMPLOYEE BENEFIT MATTERS. (a) As of the Closing Date, the Surviving Corporation shall assume and perform in accordance with its terms, including any reserved right to amend or terminate, each Company Benefit Plan (including any indemnification agreements existing on the date hereof); PROVIDED, HOWEVER, that for a period (the "Initial Period") commencing on the Closing Date and ending 12 months after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, maintain for the benefit of the employees of the Company and its subsidiaries immediately prior to the Effective Time (the "Affected Employees") the Company Benefit Plans as in effect immediately prior to the Effective Time (other than such changes as are required by applicable law and other than the Company Stock Plans or other equity or equity based plans and programs) or provide the Affected Employees with employee benefits (other than equity or equity-based plans and programs) that are no less favorable, in the aggregate, than the employee benefits provided to the Affected Employees by the Company immediately prior to the Effective Time (other than the Company Stock Plans or other equity or equity-based plans and programs). For a period of at least 24 months following the Initial Period, Parent shall, or shall cause the Surviving Corporation to, provide the Affected Employees with employee benefits (other than equity or equity-based plans and programs) that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Parent (other than equity or equity-based plans and programs).

    (b) Parent will, or will cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare plan that the Affected Employees may be eligible to participate in after the Effective Time to the extent waived or satisfied under the applicable corresponding Company Benefit Plan immediately prior to the Effective Time; (ii) provide each Affected Employee with credit for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employee is eligible to participate in after the Effective Time for any co-payments and deductibles paid under a corresponding Company Benefit Plan for the year in which the Effective Time occurs; and (iii) provide each Affected Employee with credit for all purposes for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of the Parent or its affiliates in which such Affected Employee is eligible to participate to the extent such service was credited for similar purposes under similar Company Benefit Plans; PROVIDED, HOWEVER, that in no event shall the Affected Employees be entitled to any credit
(A) under any defined benefit pension plan of Parent or its subsidiaries (other than the Surviving Corporation and its subsidiaries) or (B) to the extent that it would result in a duplication of benefits with respect to the same period of service.

    (c) The Company shall cause the ESPP (and any then outstanding offering period thereunder) to terminate at the Effective Time in accordance with the terms of the ESPP as in effect on the date of this Agreement and shall promptly refund to each participant the entire amount credited to the Stock Purchase Account (as defined in the ESPP) as of the Effective Time.

    SECTION 5.11. PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable law, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    SECTION 5.12. AFFILIATES. Prior to the date of the Stockholders Meeting, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all commercially reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

    SECTION 5.13. STOCK EXCHANGE LISTINGS. To the extent Parent does not issue treasury shares in connection with the Merger or under the Company Stock Plans which are already listed, Parent shall use all commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and which are issuable pursuant to Adjusted Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    SECTION 5.14. TAX TREATMENT. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Neither Parent nor the Company shall take any action which would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code, and each of Parent and the Company shall use all commercially reasonable efforts to cause the Merger to so qualify and to obtain the opinions of counsel referred to in Sections 6.02(g) and 6.03(c) and to cause similar opinions to be provided at the date of the filing of the Proxy Statement/Prospectus.

    SECTION 5.15. RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(u)) necessary or desirable (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement if reasonably requested by Parent) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. If any "Distribution Date" or "Shares Acquisition Date" occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated hereby. Except as provided in this Section 5.15, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

    SECTION 5.16. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company out of its own funds.

    SECTION 5.17. PARENT BOARD OF DIRECTORS. The Board of Directors of Parent shall take such action as may be necessary to appoint Peter Boneparth to the Board of Directors of Parent as of the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The obligation of each party to effect the Merger is subject to the satisfaction, or to the waiver by such party, on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. The Stockholder Approval shall have been obtained.

        (b) NYSE LISTING. The shares of Parent Common Stock issuable to the Company's stockholders in connection with the Merger and pursuant to the Adjusted Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (c) ANTITRUST. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation shall have been terminated or shall have expired.

        (d) NO INJUNCTIONS OR LEGAL RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein that are qualified as to materiality or material adverse effect shall be true and correct, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

        (c) LETTERS FROM COMPANY AFFILIATES. Parent shall have received from each person named in the letter referred to in Section 5.12 an executed copy of an agreement substantially in the form of Exhibit A hereto.

        (d) NO LITIGATION. (i) There shall not be pending any suit, action or proceeding brought by any Governmental Entity seeking (A) to restrain or prohibit the consummation of the Merger, (B) to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Merger, (C) to prohibit Parent or any of its affiliates from effectively controlling in any material respect a material portion of the business or operations of the Company or its subsidiaries, or (D) to impose material limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company.

        (ii) Subject to Section 6.02(d)(ii) of the Company Disclosure Schedule, there shall not be pending any suit, action or proceeding brought by any third party (other than a Governmental Entity) against the Company or any of its subsidiaries that could reasonably be expected to succeed except for suits, actions or proceedings that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

        (e) LEGAL RESTRAINT. No Legal Restraint that has the effect of granting or implementing any relief referred to in clauses (ii), (iii) or
    (iv) of paragraph (d) of this Section 6.02 shall be in effect.

        (f) CONSENTS. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement (including consents to assignments of material contracts and material Intellectual Property) except for those the failure of which to be obtained individually or in the aggregate could not reasonably be expected to (A) restrain or prohibit the consummation of the Merger or (B) prohibit or limit in any material respect the ownership or operation or effective control by Parent of a material portion of the business, operations or assets of the Company and its subsidiaries, taken as a whole as in existence on the date of this Agreement (other than with respect to assets disposed of in the ordinary course of business consistent with past practice after the date of this Agreement).

        (g) TAX OPINION. Parent shall have received from Cravath, Swaine & Moore, special counsel to Parent, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in form and substance reasonably satisfactory to Parent, in each case dated as of such date and to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code and (ii) Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such counsel shall be entitled to rely upon customary representations reasonably requested by such counsel and made by Parent, Sub and the Company.

    SECTION 6.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality or material adverse effect shall be true and correct, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

        (c) TAX OPINION. The Company shall have received from Torys, counsel to the Company, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in form and substance reasonably satisfactory to the Company, in each case dated as of such date and to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such counsel shall be entitled to rely upon customary representations reasonably requested by such counsel and made by Parent, Sub and the Company.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained and whether before or after adoption of this Agreement by the stockholder of Sub:

    (a)  by mutual written consent of Parent, Sub and the Company;

    (b)  by either Parent or the Company:

           (i) if the Merger shall not have been consummated by November 30, 2001;

           (ii) if any Legal Restraint set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or

          (iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor;

    (c) by Parent in the event (i) an Adverse Recommendation Change has occurred in accordance with Section 4.03(b)(i) or (ii) the Board of Directors of the Company or any committee thereof shall have failed to confirm its recommendation and declaration of advisability of this Agreement and the Merger within 15 business days after a written request by Parent that it do so if such request is made following the making of a Takeover Proposal;

    (d) by Parent (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in
Section 6.02(a) or 6.02(b), and has not been or is incapable of being cured by the Company within ten business days after its receipt of written notice thereof from Parent; or (ii) if any Legal Restraint having the effect of granting or implementing any relief referred to in clauses (ii), (iii) or (iv) of
Section 6.02(d) shall be in effect and shall have become final and nonappealable;

    (e) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in
Section 6.03(a) or 6.03(b), and has not been or is incapable of being cured by Parent within ten business days after its receipt of written notice thereof from the Company; or

    (f) by the Company in accordance with, and subject to the terms and conditions of, Section 4.03(b).

    SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(s), Section 3.02(i), the last sentence of
Section 5.04(a), Section 5.08, this Section 7.02 and Article VIII; PROVIDED, HOWEVER, that no such termination shall relieve any party hereto from any liability or damages resulting from a material and intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained and whether before or after adoption of this Agreement by the stockholder of Sub; PROVIDED, HOWEVER, that after such approval or adoption has been obtained, there shall be made no amendment that by law requires further approval or adoption by stockholders without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after the Stockholder Approval has been obtained or after adoption of this Agreement by the stockholder of Sub, there shall be made no waiver that by law requires further approval or adoption by stockholders without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time. This Section 8.01 shall not limit this Article VIII or any covenant or agreement of the parties which by its terms applies, or is to be performed in whole or in part, after the Effective Time.

    SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to Parent or Sub, to:

          Jones Apparel Group, Inc.
          1411 Broadway
          New York, NY 10018
          Attention: Ira M. Dansky, Esq.

          and

          Jones Apparel Group, Inc.
          250 Rittenhouse Circle
          Keystone Park
          Bristol, PA 19007
          Attention: Wesley R. Card

          with copies to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, NY 10019
          Attention: Allen Finkelson, Esq.
                    Scott A. Barshay, Esq.

    if to the Company, to:

          McNaughton Apparel Group Inc.
          463 Seventh Avenue
          New York, NY 10018
          Attention: Peter Boneparth

          with a copy to:

          Torys
          237 Park Avenue
          New York, NY 10012
          Attention: Bradley P. Cost, Esq.

    SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse effect" means, when used in connection with the Company or Parent, as the case may be, any state of facts, change, development, effect, condition or occurrence that could reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, or to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement, other than, in any case, any state of facts, change, development, event, effect, condition or occurrence (i) resulting from changes in the United States economy or the United States securities markets in general or (ii) resulting from changes in the industries in which the Company or Parent, as the case may be, operates and not specifically relating to the Company or Parent, as the case may be;

    (c) "person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity; and

    (d) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Subsection, Exhibits or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

    SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Sections 5.06,
5.07 and 5.17 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

    SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

    SECTION 8.09. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of
(a) any Delaware State court and (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court or (b) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    SECTION 8.10. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

    SECTION 8.11. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       JONES APPAREL GROUP, INC.,

                                                       By:  /s/ WESLEY R. CARD
                                                            -----------------------------------------
                                                            Name: Wesley R. Card
                                                            Title: Chief Financial Officer

                                                       MCN ACQUISITION CORP.,

                                                       By:  /s/ WESLEY R. CARD
                                                            -----------------------------------------
                                                            Name: Wesley R. Card
                                                            Title: President

                                                       MCNAUGHTON APPAREL GROUP INC.,

                                                       By:  /s/ PETER BONEPARTH
                                                            -----------------------------------------
                                                            Name: Peter Boneparth
                                                            Title: Chief Executive Officer

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Dear Sirs:

    The undersigned, a holder of shares of common stock, par value $0.01 per share ("Company Common Stock"), of McNaughton Apparel Group Inc., a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 2001 (the "Merger Agreement"), among Jones Apparel Group, Inc., a Pennsylvania corporation ("Parent"), MCN Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company, the Company will be merged with and into Sub (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive Parent Common Stock (as defined in the Merger Agreement).

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

    The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Parent or other counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

    In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto (or other reasonably satisfactory documentation evidencing compliance with Rule 145) and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Common Stock sold as indicated in such letter.

    The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

    There will be placed on the certificates for Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued pursuant to transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

    On             , the undersigned sold the securities of Jones Apparel
Group, Inc. ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of McNaughton Apparel Group Inc. with and into MCN Acquisition Corp., a Delaware corporation.

    Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [Space to be provided for description of the Securities.]

                                                                         ANNEX B

                                                  INVESTMENT BANKING
[MERRILL LYNCH LOGO]
                                                  CORPORATE AND INSTITUTIONAL
                                                  CLIENT GROUP

                                                  WORLD FINANCIAL CENTER
                                                  NORTH TOWER
                                                  NEW YORK, NEW YORK 10281-1330
                                                  212 449 1000

                                 April 13, 2001

CONFIDENTIAL

Board of Directors
McNaughton Apparel Group Inc.
463 Seventh Avenue
New York, NY 10018

Members of the Board of Directors:

    McNaughton Apparel Group Inc. (the "Company"), Jones Apparel Group, Inc. ("JNY") and MCN Acquisition Corp., a newly formed wholly owned subsidiary of JNY ("Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into the Sub in a transaction (the "Merger") whereby each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"), will be directly converted into the right to receive the following: (a) cash in an amount equal to $10.50 (the "Cash Portion") and (b) 0.2820 (the "Exchange Ratio") of fully paid and nonassessable shares of Common Stock, par value of $0.01 per share of JNY (the "JNY Common Stock") (the "Stock Portion", and together with the Cash Portion, the "Merger Consideration"); PROVIDED, HOWEVER, that if the average closing share price of JNY Common Stock on the New York Stock Exchange for the five consecutive trading days ending with the second trading day on the New York Stock Exchange prior to the Closing Date ("Average Closing Price") is (i) less than $29.78, then the Exchange Ratio means the quotient obtained by dividing $8.40 by the Average Closing Price or
(ii) greater than $44.68, then the Exchange Ratio means the quotient obtained by dividing $12.60 by the Average Closing Price.

    You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Common Stock other than JNY and its affiliates pursuant to the Merger is fair from a financial point of view to such shareholders.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and JNY that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of the Company and JNY furnished to us by the Company and JNY as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), furnished to us by the Company;

    (3) Conducted discussions with members of senior management and representatives of the Company and JNY concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Company Common Stock and JNY Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and JNY and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and JNY and their respective financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Merger;

    (9) Reviewed the Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or JNY or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or JNY. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company and JNY, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company and JNY as to the expected future financial performance of the Company, JNY, the combined entity and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or part of the Company.

    We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to JNY and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company

Common Stock and JNY Common Stock and other securities of the Company, as well as other securities of JNY for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. We are not expressing any opinion herein as to the prices at which the Company Common Stock or JNY Common Stock will trade following the announcement or consummation of the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock other than JNY and its affiliates pursuant to the Merger is fair from a financial point of view to such shareholders.

                                    Very truly yours,
                                    /s/ Merrill Lynch, Pierce, Fenner & Smith
                                    Incorporated
                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

                                                                         ANNEX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
    (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the By-laws of Jones Apparel Group, Inc. provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, such By-laws provide that Jones Apparel Group, Inc. shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

    Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

    Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

    Section 1743 of the Pennsylvania Business Corporation Law provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 or 1742 or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

    Jones Apparel Group, Inc. has in effect insurance policies for general officers' and directors' liability insurance and for fiduciary liability insurance covering all of Jones' directors and officers. In addition, Jones Apparel Group, Inc. has entered into executive employment agreements with Sidney Kimmel, Jackwyn Nemerov, Irwin Samelman and Wesley R. Card pursuant to which Jones Apparel Group, Inc. has agreed to indemnify such officers and directors to the maximum extent permitted by applicable law against any liability incurred by such officers and directors in their capacities as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) See Exhibit Index.

    (b) Not applicable.

    (c) Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Annex B to the proxy statement/prospectus which is a part of this registration statement).

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, Jones has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 18, 2001.


                                                       JONES APPAREL GROUP, INC.

                                                       By:  /s/ WESLEY R. CARD
                                                            -----------------------------------------
                                                            Name:  Wesley R. Card
                                                            Title: Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                      DATE
              ---------                                -----                      ----
                  *                                                             May 18, 2001
-------------------------------------   Chairman and Director
            Sidney Kimmel                 (Principal Executive Officer)

                  *                                                             May 18, 2001
-------------------------------------   President and Director
           Jackwyn Nemerov

                  *                                                             May 18, 2001
-------------------------------------   Chief Financial Officer
            Wesley R. Card                (Principal Financial Officer)

                  *                     Senior Vice President and Corporate     May 18, 2001
-------------------------------------     Controller (Principal Accounting
          Patrick M. Farrell              Officer)

                  *                                                             May 18, 2001
-------------------------------------   Executive Vice President,
            Irwin Samelman                Marketing and Director

                  *                                                             May 18, 2001
-------------------------------------   Director
           Geraldine Stutz

                  *                                                             May 18, 2001
-------------------------------------   Director
            Howard Gittis

                  *                                                             May 18, 2001
-------------------------------------   Director
           Eric A. Rothfeld

                  *                                                             May 18, 2001
-------------------------------------   Director
          Anthony F. Scarpa



*   By:/s/ IRA M. DANSKY
      ------------------------------------
      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS
--------
          2.1           Agreement and Plan of Merger dated as of April 13, 2001,
                        among Jones Apparel Group, Inc., MCN Acquisition Corp. and
                        McNaughton Apparel Group Inc. (included as Annex A to the
                        proxy statement/prospectus which is a part of this
                        Registration Statement).

          4.1           Provisions of the Amended and Restated Articles of
                        Incorporation that define the rights of security holders of
                        Jones Apparel Group, Inc. (incorporated by reference to
                        Jones Apparel Group, Inc.'s Annual Report on Form 10-K for
                        the year ended December 31, 1998).

          4.2           Provisions of the By-laws and Amendments to By-laws of Jones
                        Apparel Group, Inc. that define the rights of security
                        holders of Jones Apparel Group, Inc. (incorporated by
                        reference to Jones Apparel Group, Inc.'s Registration
                        Statement on Form S-1 filed on April 3, 1991 (Registration
                        No. 33-39742) and Annual Report on Form 10-K for the year
                        ended December 31, 1993, respectively).

          5.1*          Opinion of Ira M. Dansky, Esq., General Counsel of Jones
                        Apparel Group, Inc., regarding the legality of the securities being issued.

          5.2*          Opinion of Schnader Harrison Segal & Lewis LLP regarding
                        Pennsylvania law matters.

          8.1           Opinion of Cravath, Swaine & Moore regarding certain Federal income tax matters.

          8.2 Opinion of Torys regarding certain Federal income tax matters.

         23.1           Consent of BDO Seidman, LLP.

         23.2           Consent of Ernst & Young LLP.

         23.3*          Consent of Ira M. Dansky, Esq, General Counsel of Jones
                        Apparel Group, Inc. (included in Exhibit 5.1).

         23.4*          Consent of Schnader Harrison Segal & Lewis LLP (included in
                        Exhibit 5.2).

         23.5           Consent of Cravath, Swaine & Moore (included in
                        Exhibit 8.1).

         23.6           Consent of Torys (included in Exhibit 8.2).

         23.7           Consent of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated.

         24.1#          Power of Attorney.

         99.1           Form of Proxy Card of McNaughton Apparel Group Inc.

         99.2           Opinion of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated (included as Annex B to the proxy statement/prospectus which is a part of this Registration
                        Statement).


------------------------


* Previously filed as an exhibit to this Registration Statement.



# Previously included on the signature page to this Registration Statement.